UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☒	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material Pursuant to §240.14a-12.

Aramark

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT ARAMARK NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

2019 Annual Meeting of Shareholders Wednesday, January 30, 2019 at 10:00 am EST The Rittenhouse Hotel 210 W. Rittenhouse Square, Philadelphia, PA 19103

Dear Shareholders,

We are pleased to invite you to attend the Annual Meeting of Shareholders on Wednesday, January 30, 2019. Our meeting will be held at 10:00 a.m. at The Rittenhouse Hotel, located at 210 W. Rittenhouse Square, Philadelphia, Pennsylvania 19103.

As your Board, we value this opportunity to communicate with you, and share our perspective on the Company’s performance and its future growth prospects. We maintain an active and ongoing dialogue with the Chief Executive Officer and other members of the management team around the Company’s strategic priorities and initiatives. We seek to achieve sustainable shareholder value through execution against a clear and focused strategy, prudent risk management, sound corporate governance, effective executive compensation programs, environmental and social responsibility initiatives, and robust succession planning. We would like to highlight a few areas of particular significance for the Board this past year:

2018 Financial and Operating Performance

2018 has been an exciting year for Aramark. The Company reported another year of record results with Revenues of $15.8 billion, Adjusted Operating Income of $1.1 billion and the fifth consecutive year of double-digit Adjusted EPS growth. At the same time, the management team successfully integrated the strategic acquisitions of Avendra and AmeriPride, which strengthened the Company’s competitive position across its portfolio. Also importantly, the Company achieved its three-year margin target, which enables it to compete even more effectively in the marketplace. The Company has been consistently delivering on operational and financial improvements. Finally, Aramark’s strong cash flow generation and disciplined financial management have significantly bolstered the balance sheet giving the company increased financial flexibility.

Aramark exits 2018 as a much stronger company. Looking forward, we remain confident that, with its performance-driven culture, a more efficient operating model, an enhanced brand portfolio, and a stronger balance sheet, the Company is now even better positioned to continue to deliver long-term shareholder value.

Shareholder Outreach and Say-On-Pay Responsiveness

In our efforts to further enhance our shareholder engagement process and in response to last year’s Say-on-Pay results, we expanded our outreach efforts by contacting investors representing 80% of our shares outstanding and conducting meetings with investors representing 65% of our shares outstanding. Together with members of management, the Chair of our Compensation Committee led a significant number of these discussions. In alignment with the valuable shareholder feedback we received, we adopted impactful changes in our executive pay programs, including eliminating the outperformance award as part of our CEO’s long-term incentive award, modifying our Annual Incentive Bonus Plan, enhancing disclosure and transparency around compensation decisions, and by providing more context and clarity on the process for setting performance targets. We continue to ensure that our executive compensation programs are structured to align with our long term strategy, to drive operational performance and deliver strong financial results. We believe the changes further align our executive compensation with shareholder interests.

Environmental, Social, and Governance Stewardship

Through our extensive shareholder engagement this year, we also discussed the Board’s oversight of sustainability matters. In response, we included disclosure of Aramark’s environmental and social priorities, including sustainability and diversity, and the oversight of these initiatives more broadly in this Proxy Statement. We are committed to sustainable environmental practices and operations through the Company’s Green Thread commitment, which is focused on minimizing environmental impacts across our operations and communities. Most recently, we began to phase down single-use plastics, including straws and stirrers, and anticipate significant reductions by 2020. Our future plans include a comprehensive development approach across a framework of People, Products, Planet and Community.

Board Composition and Refreshment

We continue our commitment to best in class corporate governance practices with a focus on the right balance of skills, expertise, experience and diversity on our Board, coupled with our annual evaluation process. We have built a strong, independent Board with an effective mix of institutional knowledge, fresh perspectives, differentiated backgrounds, and diversity in terms of gender and ethnicity. Sanjeev Mehra, who currently serves as our Lead Director, will not stand for re-election this year. Sanjeev has served this Board with distinction for 12 years, starting in 2007 as a sponsor member and continuing since the IPO, and his contributions to the Board and our shareholders have been numerous and valued. The independent directors have appointed Steve Sadove as our Lead Director, effective at the time of the Annual Meeting. We believe that Steve’s significant board and executive experience make him uniquely qualified and prepared to serve in this important role. Steve currently serves as Compensation Committee Chair and would also continue in that role. We great appreciate Sanjeev’s years of service, and are fully confident that Steve will continue the record of strong leadership in that key position.

Shareholder feedback has and will continue to greatly influence and shape our governance and executive compensation practices. We greatly appreciate your feedback and value your support. We look forward to continuing the dialogue with you and are excited for what is to come at Aramark.

Sincerely,

Pierre-Olivier Beckers-Vieujant	Irene M. Esteves	Patricia B. Morrison
Lisa G. Bisaccia	Eric J. Foss	John A. Quelch
Calvin Darden	Daniel J. Heinrich	Stephen I. Sadove
Richard W. Dreiling	Sanjeev K. Mehra

Dear Fellow Shareholders,

I am pleased to report that 2018 was another record year for our Company across key financial metrics, including revenue, margin, profit, and earnings. We also strengthened our balance sheet and smoothly integrated the two largest acquisitions in Aramark’s history. As the capstone of our achievements, 2018 marked our fifth straight year of double-digit adjusted EPS growth – a feat matched by exceptionally few companies as we continue our transformation journey to ensure consistently profitable growth. Our winning results are detailed in this report, and I applaud the entire Aramark team for their success. Let me share the 2018 highlights with you.

Our Performance

Our success starts by listening closely to our consumers and clients and keeping a steady focus on quality, innovation, health & wellness, and brand building. We elevated the experiences Aramark creates by upping our service levels and enhancing our offerings, while introducing new technology behind each. This included launching new premium and core brands, partnering with fresh, exciting and innovative concepts, and deploying integrated technologies to provide seamless consumer interactions. These initiatives are driving dramatic improvements in consumer satisfaction and solidifying client loyalty.

We achieved those advances while simultaneously strengthening our competitive position by relentlessly championing productivity throughout our operations. We successfully navigated tight labor markets, carefully managed our largest cost centers of food and labor, and relentlessly attacked complexity across the supply chain and every aspect of our business. These efforts yielded steady margin growth in 2018, and enabled us to deliver on our promised three-year margin target right on schedule.

Eric J. Foss Chairman, President and Chief Executive Officer

Last year’s performance was capped by strategically repositioning the Company’s portfolio. We initiated the exit of a non-core business and completed the integration of Avendra and AmeriPride – each of which would have represented Aramark’s largest acquisition as a stand-alone addition. Avendra substantially increases our purchasing scale and power. Since 2015, we have grown the Company’s annual procurement spend from $5 billion to $12 billion today. AmeriPride also greatly expands our scale and broadens our geographic scope in the highly attractive and growing Uniforms industry. These strategic, synergistic and accretive deals further optimize our portfolio while bolstering our competitiveness.

Our Purpose

High performance like we achieved is impossible unless team members are united in a shared purpose. At Aramark, our purpose revolves around our mission to ‘Enrich and Nourish Lives,’ which brings together 270,000 committed team members in a collective effort to be successful by doing well. Our approach is to drive sustainable growth and create long-term stakeholder value by concentrating on our People, Products, Planet and Community.

Our People: Aramark’s potential is tied to diversity that influences our thinking and actions. Our commitment to building a high-performance culture through diversity and inclusion extends from Aramark’s front line to the board room. We grew our diverse representation of the board to nearly half of our directors last year, and continued growing diversity of our workforce. We consistently earn accolades for our progress, including recognition as a FORTUNE Most Admired Company and cited as an employer-of-choice by Black Enterprise and Latino magazines, DiversityInc, the Human Rights Campaign for LGBT equality, and the Disability Equality Index.

Our Products: Health and wellness is at the heart of every individual and family we serve and we take that priority to heart. For example, our groundbreaking partnership with the American Heart Association (“Healthy for Life 20x20”) has us on-track to fundamentally improve the health of consumers 20% by 2020 by enhancing our menu offerings. Last year we added to our progress and reduced calories, saturated fats and sodium 15%; and increased fruits, vegetables and whole grains 9%.

Our Planet: We are helping to protect and preserve the environment by operating efficiently, minimizing waste, and sourcing responsibly. Significant progress was achieved in 2018 as we diverted nearly 700 tons of food waste from landfills on our way to cutting waste 50% by 2030; reduced single-use plastics; and lowered carbon emissions from our 14,000 delivery vehicles to meet our 8% reduction goal next year.

Our Community: Aramark Building Community, our global charitable program, saw employee volunteers help nearly 500,000 families in communities around the globe, while our philanthropic fund donated $15 million to improve community health and wellness and enabled millions of people to succeed through education and employment opportunities. The fund also supported global relief agencies to assist communities recovering from natural disasters.

Our Promise

I am pleased with our performance and purpose-driven culture. However, I am even more excited about our promising future. A future that we’re not just imagining, but shaping with a confidence rooted in compelling and inescapable facts:

•	We operate in a large, growing market with long-term favorable outsourcing trends.
•	We have a proven, resilient business model that works in all economic cycles – favorable and unfavorable.
•	We have a demonstrated record of broad-based business results and momentum.
•	We have significant productivity and margin opportunities ahead of us.
•	We have recently completed acquisitions that boost our competitive position.
•	We have a strong and flexible balance sheet.

In closing, I firmly believe that Aramark’s best days are ahead. Thank you for your continued investment and support.

Sincerely,

Chairman, President and CEO

Notice of 2019 Annual Meeting of Shareholders

DATE AND TIME:

Wednesday, January 30, 2019 at 10:00 am (Eastern Standard Time)

PLACE:

The Rittenhouse Hotel, 210 W. Rittenhouse Square, Philadelphia, PA 19103

ITEMS OF BUSINESS:

PROPOSAL 1.	To elect the 10 director nominees listed in the proxy statement to serve until the 2020 annual meeting of shareholders and until their respective successors have been duly elected and qualified;
PROPOSAL 2.	To consider and vote upon a proposal to ratify the appointment of KPMG LLP as Aramark’s independent registered public accounting firm for the fiscal year ending September 27, 2019;
PROPOSAL 3.	To hold a non-binding advisory vote on executive compensation; and

To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

RECORD DATE:

The Board of Directors has fixed December 7, 2018 as the record date for the meeting. This means that only shareholders as of the close of business on that date are entitled to receive this notice of the meeting and vote at the meeting and any adjournments or postponements of the meeting.

HOW TO VOTE:

Shareholders of record can vote their shares by using the Internet or the telephone or by attending the meeting in person and voting by ballot. Instructions for voting by using the Internet or the telephone are set forth in the Notice of Internet Availability that has been provided to you. Shareholders of record who received a paper copy of the proxy materials also may vote their shares by marking their votes on the proxy card provided, signing and dating it, and mailing it in the envelope provided, or by attending the meeting in person and voting by ballot.

By Order of the Board of Directors,

Stephen R. Reynolds
Executive Vice President, General Counsel and Secretary

December 21, 2018

Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement, which is first being sent or made available to shareholders on or about December 21, 2018. You should read the entire proxy statement carefully before voting. For more information regarding the Company’s 2018 performance, please review Aramark’s Annual Report.

MISSION & VALUES

Aramark’s mission is to “Deliver experiences that enrich and nourish lives.” This mission is anchored in our core values which guide our execution in the marketplace:

•	Sell and Serve with Passion. Placing clients and consumers at the center of all that we do by listening and responding to their needs with service focused on quality and innovation.

•	Set Goals. Act. Win! Maintaining a culture of accountability where performance matters and exhibiting leadership that achieves and exceeds expectations through our execution.

•	Front-Line First. Providing our front-line employees with tools and training that empower them to deliver excellence at the point of service to thousands of consumers and clients every day.

•	Integrity and Respect Always. The highest ethical standards are the cornerstone of the Aramark brand and help us earn the trust of our key constituents.

We strive to accomplish this mission through a repeatable business model founded on five principles of excellence — selling, service, execution, marketing and operations. We operate our business with social responsibility, focusing on initiatives that support our diverse workforce, advance consumer health and wellness, protect our environment, and strengthen our communities. Aramark is recognized as one of the World’s Most Admired Companies by FORTUNE, as well as an employer of choice by the Human Rights Campaign and DiversityInc.

2

Proxy Statement Summary

2018 RECORD BUSINESS PERFORMANCE HIGHLIGHTS

As we evaluate our compensation for the year, we note that Aramark reported another impressive, record year of results in 2018 driven by disciplined execution across our businesses. We delivered the fifth consecutive year of double-digit adjusted EPS growth, with a 14% increase in constant currency adjusted EPS in 2018 (a 50% increase in GAAP EPS). We also reported record revenue of $15.8 billion, which was approximately 3.5% higher on a constant currency basis than the prior year in our legacy business (an 8% increase on a GAAP basis). Productivity improvements led to a 46 basis point increase in adjusted operating income margins to 7.05%. This strong improvement enabled us to achieve the three-year 100 basis point adjusted operating income margin improvement target that we set in fiscal 2016. As a result, we are now sustainably more profitable and therefore better positioned to compete in the marketplace. Another year of strong cash flow enabled the Company to aggressively reduce our debt levels from the middle of the year when we completed the acquisitions of Avendra and AmeriPride.

These two strategic, financially compelling acquisitions — each of which would have been the largest acquisition in the Company’s history—have significantly bolstered our competitive position across our portfolio of business. We would not have been able to make these investments without the disciplined deleveraging of the past few years and our ability to ensure we are maximizing our financial flexibility.

*See Annex A of this proxy statement for a reconciliation of non-GAAP financial measures to our results as reported under GAAP.

The Company’s diversified portfolio and blue-chip client base consistently deliver resilient earnings and strong free cash flow. Our transformative journey since our IPO five years ago has meaningfully strengthened this solid platform, driving improvement in metrics that matter for shareholder value creation, including double-digit annual adjusted EPS growth and TSR of 120% during such period:

TSR through September 28, 2018

3

Proxy Statement Summary

OVERVIEW OF OUR DIRECTOR NOMINEES

Each of our 10 nominees has extensive leadership experience and relevant expertise and currently serves as a director for the Company. The Board undergoes an annual self-assessment and review to ensure that it has a balanced mix of skills and attributes to best oversee our business.

Director	Age	Background	Current Committee Memberships
Eric J. Foss	60	Chairman, President and Chief Executive Officer, Aramark
Pierre-Olivier Beckers-Vieujant	58	Honorary President and Chief Executive Officer, Delhaize Group	Audit and Corporate Practices Nominating and Corporate Governance
Lisa G. Bisaccia	62	Executive Vice President and Chief Human Resources Officer, CVS Health Corporation	Compensation and Human Resources Nominating and Corporate Governance
Calvin Darden	68	Former Senior Vice President, U.S. Operations, United Parcel Service, Inc.	Compensation and Human Resources Finance
Richard W. Dreiling	65	Former Chairman and Chief Executive Officer, Dollar General Corporation	Compensation and Human Resources Finance
Irene M. Esteves	59	Former Chief Financial Officer, Time Warner Cable Inc.	Audit and Corporate Practices Finance
Daniel J. Heinrich	62	Former Executive Vice President and Chief Financial Officer, The Clorox Company	Audit and Corporate Practices Finance
Patricia B. Morrison	59	Former Executive Vice President, Customer Support Services & Chief Information Officer, Cardinal Health, Inc.	Audit and Corporate Practices Finance
John A. Quelch	67	Vice Provost, University of Miami, Dean, Miami Business School and Leonard M. Miller University Professor	Audit and Corporate Practices Nominating and Corporate Governance
Stephen I. Sadove	67	Former Chairman and Chief Executive Officer, Saks Incorporated	Compensation and Human Resources Nominating and Corporate Governance

SKILLS, EXPERIENCE, AND BACKGROUND STRATEGIC LEADERSHIP SENIOR MANAGEMENT LEADERSHIP PUBLIC COMPANY BOARD SERVICE OPERATIONS MANAGEMENT EXPERTISE INTERNATIONAL EXPERIENCE CORPORATE FINANCE / M&A EXPERIENCE FINANCIAL ACUMEN & EXPERTISE TECHNOLOGY BACKGROUND CEO LEADERSHIP INDUSTRY BACKGROUND DIVERSITY TENURE 3.9 yrs Average Tenure

4

SHAREHOLDER ENGAGEMENT

Shareholder engagement is a cornerstone of our corporate governance practices. The Board remains committed to ongoing shareholder engagement, and using shareholder feedback to inform its decision-making processes. This is evidenced in the enhancements to our executive compensation program made in late 2018 following extensive shareholder feedback, as well as the updates to our executive compensation program and corporate governance practices made over the past few years and depicted in the timeline below.

SHAREHOLDER ENGAGEMENT & RESULTING COMPENSATION AND CORPORATE GOVERNANCE ENHANCEMENTS TIMELINE FEBRUARY Adopted a clawback policy NOVEMBER Added free cash flow metric to management bonus plan AUGUST Implemented proxy access by-laws MAY Implemented majority voting for Directors NOVEMBER Moved from 1 to 3-year performance measurement period for performance awards FEBRUARY Eliminated liberal share recycling NOVEMBER Increased performance award weighting to 50% and added ROIC as a metric for long-term performance awards NOVEMBER Simplified management bonus plan, eliminated TSR outperformance award, and enhanced target setting disclosure 2015 2016 2017 2018

Shareholder Outreach Following 2018 Annual Meeting

The Board recognized that we needed to conduct an even more comprehensive outreach program in order to better understand our shareholders’ perspectives on our compensation program. In 2018, we reached out to shareholders representing approximately 80% of our shares outstanding, and met with shareholders representing approximately 65% of our shares outstanding. We discussed a variety of matters, but most of our conversations focused on our executive compensation program. The Chair of our Compensation Committee participated in our outreach program meeting with shareholders representing approximately 40% of our outstanding stock.

2018 Compensation and Governance Changes in Response to Shareholder Feedback

WHAT WE HEARD	WHAT WE DID
Compensation Feedback
Questions and confusion around the TSR Outperformance Award	Eliminated the TSR Outperformance Award for the CEO’s 2019 and go-forward long term incentive awards
Dislike use of negative discretion in the Annual Incentive Plan	Eliminated the structural component of the Plan that drove consistent use of negative discretion
Questions regarding the transparency and rigor of performance targets	Provided greater transparency and context throughout the CD&A on the process for setting performance targets and disclosed the 2019 targets in our Annual Incentive Plan
Ensure alignment with best practices relating to compensation governance	Expanded scope of Clawback Policy
Governance Feedback
Adopt majority voting for Director elections	Board amended bylaws to provide for majority voting for Director elections
Align with emerging best practices relating to disclosure on environmental and social priorities and oversight	Broadened the disclosure of sustainability, diversity and cyber risks

5

EXECUTIVE COMPENSATION

Our Executive Compensation Programs

Our compensation programs are designed to support our overall commitment to continued growth and the provision of quality and innovative services to our clients and customers in order to ensure continued shareholder value creation. Our programs are focused on three important goals:

Align with Shareholder Interests: Align each executive’s interests with shareholders’ interests by requiring significant stock ownership, tying substantial portions of pay to performance, paying a significant portion of compensation in equity and subjecting equity compensation to performance conditions and multi-year vesting periods;

Performance Based: Tie significant portions of compensation to performance in order to achieve our short-term and long-term business goals; and

Market Competitiveness: Attract and retain key executives with the capability to lead the business forward by providing innovative and effective service to our clients and customers.

Our Compensation Committee adheres to the following best practices:

WHAT WE DO	WHAT WE DO NOT DO

✓  Strong pay-for-performance alignment

✓  Balanced performance metrics within annual and long-term plans

✓  Performance metrics align management and shareholder interests

✓  Rigorous goal setting aligned to business strategy

✓  Majority of direct compensation paid over the long term

✓  Independent compensation consultant

✓  Significant stock ownership guidelines

✓  Enhanced clawback provisions

×   Use “single-trigger” change of control provisions

×   Provide tax gross-ups on perquisites

×   Pay dividends on long-term incentives prior to vesting

×   Allow pledging, hedging or short-sale transactions

×   Encourage unreasonable risk taking

×   Grant equity awards discounted at values below 100% of fair market value

×   Reprice stock options

6

Key Elements of 2018 Program

ANNUAL INCENTIVE Adjusted Sales Adjusted EBIT Individual Objectives Free Cash Flow LONG TERM INCENTIVE 50% Performance-Based Restricted Stock Units ROIC Three-Year Adjusted EPS 30% Time Vesting Stock Options 20% Time Vesting RSUs

Percentage of Variable NEO Compensation At Risk

The charts below highlight the significant percentage of the CEO’s compensation and the average compensation of our other named executive officers (“NEOs”) as a group for fiscal 2018 that is variable and at risk.

CEO ALL OTHER NEOS

7

VOTING MATTERS AND BOARD RECOMMENDATIONS

Proposal	Board’s Recommendation
Proposal 1. Election of 10 Director Nominees (page 9)	FOR Each Director Nominee
Proposal 2. Ratification of KPMG LLP as Independent Registered Public Accounting Firm for 2019 (page 26)	FOR
Proposal 3. Advisory Approval of Executive Compensation (page 29)	FOR

2019 ANNUAL MEETING OF SHAREHOLDERS

Date and Time:	Wednesday, January 30, 2019 at 10:00 am EST

Record Date:	December 7, 2018

Place:	The Rittenhouse Hotel, 210 W. Rittenhouse Square, Philadelphia, PA 19103

8

Corporate Governance Matters

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

PROPOSAL SUMMARY

What Are You Voting On?

We are asking our shareholders to elect 10 director nominees listed below to serve on the Board for a one-year term. Information about the Board and each director nominee is included in this section.

Voting Recommendation

The Board recommends that you vote “FOR” each director nominee listed below. After consideration of the individual qualifications, skills and experience of each of our director nominees and his or her prior contributions to the Board, it believes a Board composed of the 10 director nominees would be well-balanced and effective.

The Board, upon recommendation from the Nominating and Corporate Governance Committee (the “Nominating Committee”), has nominated 10 directors for election at the Annual Meeting. Each of the directors elected at the annual meeting will hold office until the annual meeting of shareholders to be held in 2020 or until his or her successor has been elected and qualified, or until his or her earlier death, resignation, removal or disqualification. Each of the 10 director nominees currently serves as a member of the Board of Directors.

Unless contrary instructions are given, the shares represented by a properly executed proxy will be voted “FOR” each of the director nominees presented below. If, at the time of the meeting, one or more of the director nominees has become unavailable to serve, shares represented by proxies will be voted for the remaining director nominees and for any substitute director nominee or nominees designated by the Board of Directors, unless the size of the Board is reduced. The Board knows of no reason why any of the director nominees will be unavailable or unable to serve. Proxies cannot be voted for a greater number of persons than the director nominees listed.

The Board of Directors recommends a vote "FOR" each nominee for director

9

DIRECTOR NOMINEES

The following information describes certain information regarding our director nominees as of December 21, 2018.

Director Nominee Composition

TENURE DIVERSITY AGE

Director Nominee Skills, Experience, and Background

The Board regularly reviews the skills, experience, and background that it believes are desirable to be represented on the Board and, in conjunction with the Board’s refreshment process described below, has recently re-evaluated these skills and qualifications to better align with the Company’s strategic vision and business and operations. The following is a description of some of these skills, experience, and background:

Strategic Leadership Experience driving strategic direction and growth of an organization Operations Management Expertise Experience or expertise in managing the operations of a business or major organization Industry Background Knowledge of or experience in one or more of the Company's specific industries (e.g., food, facilities management, and uniform services) Public Company Board Service Experience as a board member of another publicly-traded company Financial Acumen & Expertise Experience or expertise in financial accounting and reporting or the financial management of a major organization Corporate Finance & M&A Experience Experience in corporate lending or borrowing, capital markets transactions, significant mergers or acquisitions, private equity, or investment banking Senior Management Leadership Experience serving in a senior leadership role of a major organization (e.g., Chief Financial Officer, General Counsel, President, or Division Head) Technology Background or Expertise Experience or expertise in information technology or the use of digital media or technology to facilitate business objectives CEO Leadership Experience serving as the Chief Executive Officer of a major organization International Experience Experience doing business internationally

10

The following is a summary of some of the skills, experience, and background that our director nominees bring to the Board:

SKILLS, EXPERIENCE AND BACKGROUND STRATEGIC LEADERSHIP CORPORATE FINANCE & M&A EXPERIENCE SENIOR MANAGEMENT LEADERSHIP INTERNATIONAL EXPERIENCE TECHNOLOGY BACKGROUND OR EXPERTISE FINANCIAL ACUMEN & EXPERTISE PUBLIC COMPANY BOARD SERVICE INDUSTRY BACKGROUND CEO LEADERSHIP OPERATIONS MANAGEMENT EXPERTISE

11

Eric J. Foss Director since: 2012 Age: 60 Chairman, President and Chief Executive Officer, Aramark Biography: Eric J. Foss has been our Chairman of the Board since February 2015 and our President and Chief Executive Officer ("CEO") since May 2012. Before joining us, Mr. Foss served as Chief Executive Officer of Pepsi Beverages Company from February 2010 until December 2011. Prior to that, Mr. Foss served as Chairman and Chief Executive Officer of The Pepsi Bottling Group from 2008 to 2010; President and Chief Executive Officer from 2006 to 2007; and Chief Operating Officer from 2005 to 2006. Mr. Foss serves on the board of CIGNA Corporation and previously served on the board of UDR, Inc. Mr. Foss also serves on the board of directors of privately-held Catalyst Inc. Skills & Qualifications: Having served as our CEO since May 2012, Mr. Foss's extensive knowledge of the Company and its wide-ranging operations are invaluable to the Board. In addition, Mr. Foss's experience on strategic and operational matters that he obtained prior to joining Aramark as a public company Chief Executive Officer is greatly valued by the Board. Mr. Foss also brings to the Board a long career focused on retail strategies and consumer preference matters. Experience Highlights: CEO Leadership, Strategic Leadership, Operations Management Expertise, Public Company Board Service Non-Independent Director Aramark Committees: None Other Public Boards: CIGNA Corporation

Pierre-Olivier Beckers-Vieujant Director since: 2015 Age: 58 Honorary President and Chief Executive Officer, Delhaize Group Biography: Pierre-Olivier Beckers-Vieujant most recently served as President and Chief Executive Officer of Delhaize Group, an international food retailer, from January 1999 until November 2013 and prior to that held numerous positions with that company since 1983. He currently serves on the board of directors of The D'leteren Group. Mr. Beckers-Vieujant previously served as a director of Delhaize America, Inc. and Delhaize Belgium. He has been President of the Belgian Olympic Interfederal Committee since December 2004 and was elected to the International Olympic Committee in July 2012, where he holds various key positions. Mr. Beckers-Vieujant also serves as a director of the privately-held Bata Shoe Company. Mr Beckers is also the founder and managing director of a private equity company investing in early-stage companies. Skills & Qualifications: Mr. Beckers-Vieujant has over 20 years of experience internationally and in the U.S., bringing valuable experience to the Board from his years leading an employee-intensive business in the food industry. A former public company Chief Executive Officer, Mr. Beckers-Vieujant brings important leadership insights and strategic perspective to the Board. Experience Highlights: CEO Leadership - Former, Industry Experience, Operations Management Expertise, International Experience Independent Director Aramark Committees: Audit & Corporate Practices; Nominating & Corporate Governance Other Public Boards: The D'leteren Group

12

Experience Highlights: Senior Management Leadership, Human Resources Experience, Strategic Leadership, Operations Management Expertise Independent Director Aramark Committees: Compensation & Human Resources; Nominating & Corporate Governance Other Public Boards: None Lisa G. Bisaccia Director since: 2016 Age: 62 Executive Vice President and Chief Human Resources Officer, CVS Health Corporation Biography: Lisa G. Bisaccia has been Executive Vice President and Chief Human Resources Officer for CVS Health Corporation since 2015. From 2010 to 2015, Ms. Bisaccia served as Senior Vice President and Chief Human Resources Officer for CVS Health Corporation. Prior to that, Ms. Bisaccia served as Vice President, Human Resources, Retail division of CVS from 2008 to 2009 and Vice President, Compensation, Benefits and HR Operations/Technology from 2004 to 2008. Prior to joining CVS, Ms. Bisaccia was with Fleetboston Financial Corporation serving in various compensation and benefits roles. Skills & Qualifications: Ms. Bisaccia's significant experience in human resources, in particular in a high headcount business, has been an excellent addition to the Board. Ms. Bisaccia's strategic and operations leadership also is of great value to the Board.

Experience Highlights: Operations Management Expertise, Senior Management Leadership, Strategic Leadership, Public Company Board Service Independent Director Aramark Committees: Compensation & Human Resources; Finance Other Public Boards: Cardinal Health, Inc., Target Corporation Calvin Darden Director since: 2018 Age: 68 Former Senior Vice President, U.S. Operations, United Parcel Service, Inc. Biography: Calvin Darden had a 33-year career with United Parcel Service, Inc. where he served in a variety of senior leadership roles. From 1995 to 2005, Mr. Darden served as Senior Vice President, U.S. Operations of UPS. From 2015 to 2018, Mr. Darden served as Chief Executive Officer and Chairman of Darden Petroleum & Energy Solutions, LLC, a national distributor and regional provider of refined petroleum products and bio fuels that he founded. Mr. Darden currently serves as a director of Target Corporation and Cardinal Health, Inc. Mr. Darden served on the board of directors of Coca-Cola Enterprises, Inc. (now known as Coca-Cola European Partners Plc) from 2004 to 2016. Skills & Qualifications: Mr. Darden's expertise in supply chain networks, logistics and other operational matters is highly valuable to the Board. In addition, Mr. Darden's senior management experience for many years in a high-headcount business with a significant customer service element provides important insights to the Board. Mr. Darden's service on a number of public company boards is also valuable to the Board as it relates to governance and similar matters.

13

Richard W. Dreiling Director since: 2016 Age: 65 Former Chairman and Chief Executive Officer, Dollar General Corporation Biography: Richard Dreiling is the former Chairman and Chief Executive Officer of Dollar General Corporation, serving as Chief Executive Officer from January 2008 until June 2015 and Chairman of the board of directors from December 2008 until January 2016. Before joining Dollar General, Mr. Dreiling served as Chief Executive Officer, President and a director of Duane Reade Holdings, Inc. and Duane Reade Inc., from November 2005 until January 2008, and as Chairman of the Board of Duane Reade from March 2007 until January 2008. Prior to that, Mr. Dreiling, beginning in March 2005, served as Executive Vice President-Chief Operating Officer of Longs Drug Stores Corporation, an operator of a chain of retail drug stores on the West Coast and Hawaii, after having joined Longs in July 2003 as Executive Vice President and Chief Operations Officer. From 2000 to 2003, Mr. Dreiling served as Executive Vice President-Marketing, Manufacturing and Distribution at Safeway, Inc. Prior to that, Mr. Dreiling served from 1998 to 2000 as President of Vons, a southern California food and drug division of Safeway. Mr. Dreiling is a director of Kellogg Company, Lowe's Companies, Inc., where he serves as Chairman, and PulteGroup, Inc. Skills & Qualifications: Mr. Dreiling's over 40 years of retail industry experience at all operating levels has added significant value to the Board. Mr. Dreiling has served as Chief Executive Officer of a large public company and brings to the Board very valuable insight and leadership attributes as a result of that experience. Experience Highlights: CEO Leadership - Former, Strategic Leadership, Operations Management Expertise, Public Company Board Service Independent Director Aramark Committees: Compensation & Human Resources; Finance Other Public Boards: Kellogg Company, Lowe's Companies, Inc., PulteGroup, Inc.

Irene M. Esteves Director since: 2015 Age: 59 Former Chief Financial Officer, Time Warner Cable Inc. Biography: Irene M. Esteves most recently served as Chief Financial Officer of Time Warner Cable Inc. from July 2011 to May 2013. She previously served as Executive Vice President and Chief Financial Officer of XL Group plc. Prior to that, Ms. Esteves was Senior Vice President and Chief Financial Officer of Regions Financial Corporation. She currently serves as a director of KKR Real Estate Finance Trust Inc., R.R. Donnelley & Sons Company, and Spirit AeroSystems Holdings Inc. and previously served as a director of Level 3 Communications, Inc. and tw telecom inc. Skills & Qualifications: Ms. Esteves' experience as a public company CFO and her over 20 years of experience overseeing global finance, risk management, and corporate strategy for U.S. and multi-national companies make her well qualified to serve on the Board. The Board has determined Ms. Esteves to be an audit committee financial expert and her accounting experience and skills are important to the Company. Experience Highlights: Senior Management Leadership, Financial Acumen & Expertise, Corporate Finance & M&A, Strategic Leadership Independent Director Aramark Committees: Audit & Corporate Practices; Finance (Chair) Other Public Boards: KKR Real Estate Finance Trust Inc., R.R. Donnelley & Sons Company and Spirit AeroSystems Holdings Inc.

14

Experience Highlights: Senior Management Leadership, Financial Acumen & Expertise, Corporate Finance & M&A Public Company Board Service Independent Director Aramark Committees: Audit & Corporate Practices (Chair); Finance Other Public Boards: Edgewell Personal Care, Inc., Ball Corporation Daniel J. Heinrich Director since: 2013 Age: 62 Former Executive Vice President and Chief Financial Officer, The Clorox Company Biography: Daniel J. Heinrich most recently served as Executive Vice President and Chief Financial Officer at The Clorox Company from June 2009 to November 2011. He started with Clorox in 2001 as Vice President and Controller, was promoted to Vice President and Chief Financial Officer in 2004, and then was named Senior Vice President and Chief Financial Officer. Prior to joining Clorox, Mr. Heinrich held several executive roles including Senior Vice President and Treasurer of Transamerica Finance Corporation; Senior Vice President, Controller and Treasurer of Granite Management Corporation; Senior Vice President, Controller and Chief Accounting Officer of First Nationwide Bank; and at Ernst & Young LLP as a Senior Audit Manager. Mr. Heinrich serves as a director of Edgewell Personal Care, Inc. (formerly Energizer Holdings, Inc.), Ball Corporation, and privately-held E. & J. Gallo Winery. Skills & Qualifications: The Board greatly values Mr. Heinrich's extensive financial and business background and his tenure as a public company CFO. The Board has determined Mr. Heinrich to be an audit committee financial expert and his accounting experience and skills are important to the Company. In addition, Mr. Heinrich brings to the Board significant experience on information technology issues.

Experience Highlights: Senior Management Leadership, Technology Background and Expertise, Operations Management Expertise Independent Director Aramark Committees: Audit & Corporate Practices; Finance Other Public Boards: Splunk, Inc. Patricia B. Morrison Director since: 2017 Age: 59 Former Executive Vice President, Customer Support Services & Chief Information Officer, Cardinal Health, Inc. Biography: Patricia B. Morrison most recently served as the Executive Vice President of Customer Support Services and Chief Information Officer of Cardinal Health, Inc. from August 2009 until August 2018. Prior to joining Cardinal Health, Ms. Morrison was Chief Executive Officer of Mainstay Partners, a technology advisory firm, from 2008 to 2009. Previously, Ms. Morrison was Executive Vice President and Chief Information Officer for Motorola, where she oversaw all strategic, operational and financial aspects of the company's information technology architecture, systems, tools, processes and infrastructure. Earlier in her career Ms. Morrison held the role of Chief Information Officer with GE Electrical Distribution. After four years with GE, she was the Chief Information Officer at Quaker Oats which was later acquired by PepsiCo in 2001. Ms. Morrison currently serves on the board of directors of Splunk, Inc. Skills & Qualifications: Ms. Morrison has broad expertise in managing complex, multi-business shared services. A respected and experienced technology professional, Ms. Morrison is recipient of the Fisher-Hopper Prize for Lifetime Achievement in CIO Leadership. Ms. Morrison brings valuable information technology expertise, including on cybersecurity matters, and shared services experience to the Board.

15

John A. Quelch Director since: 2016 Age: 67 Dean and Vice provost, University of Miami School of Business Administration Biography: John A. Quelch has been Dean of the Miami Business School and Vice Provost at the University of Miami since July 2017. From January 2013 until June 2017, Dr. Quelch was the Charles Edward Wilson Professor of Business Administration at the Harvard Business School and professor in Health Policy and Management at the Harvard School of Public Health. From February 2011 until January 2013, Dr. Quelch served as Dean, Vice President and Distinguished Professor of International Management at the China Europe International Business School in Shanghai. From July 2001 through January 2011, he was the Professor and Senior Associate Dean at the Harvard Business School. From July 1998 through June 2001, he was the Dean of the London Business School. Dr. Quelch previously served as a director of Alere Inc., Propel Media, Inc., and WPP plc. Dr. Quelch also serves on the board of directors of privately-held Luvo, Inc. Skills & Qualifications: Dr. Quelch's international business experience and academic credentials have been an excellent addition to the Board. In particular, Dr. Quelch's work in the areas of marketing and strategic thought have been a valuable asset. An expert in public health, Dr. Quelch provides important insights on public health matters affecting the Company or its business. Experience Highlights: Senior Management Leadership, Strategic Leadership, International Experience, Public Company Board Service Independent Director Aramark Committees: Audit & Corporate Practices; Nominating & Corporate Governance Other Public Boards: None

Stephen I. Sadove Director since: 2013 Age: 67 Former Chairman and Chief Executive Officer, Saks Incorporated Biography: Stephen I. Sadove is currently head of Stephen Sadove & Associates and a founding partner of JW Levin Management Partners. He served as Chief Executive Officer of Saks Incorporated from 2006 until November 2013 and Chairman and CEO from May 2007 until November 2013. He was Chief Operating Officer of Saks from 2004 to 2006. Prior to joining Saks in 2002, Mr. Sadove was with Bristol-Myers Squibb Company from 1991 to 2002, first as President, Clairol from 1991 to 1996, then President, Worldwide Beauty Care from 1996 to 1997, then President, Worldwide Beauty Care and Nutritionals from 1997 to 1998, and finally, Senior Vice President and President, Worldwide Beauty Care. He was employed by General Foods Corporation from 1975 to 1991 in various managerial roles, most recently as Executive Vice President and General Manager, Desserts Division from 1989 until 1991. Mr. Sadove currently serves as a director of Colgate-Palmolive Company, Park Hotels & Resorts Inc. and Movado, Inc. and previously served as a director of Ruby Tuesday, Inc. and J.C. Penney Company, Inc. Mr. Sadove also serves as the chairman of the board of trustees of Hamilton College. Skills & Qualifications: Mr. Sadove's extensive knowledge of financial and operational matters in the retail industry, including as to technology matters, and his experience as a public company Chief Executive Officer are highly valuable to the Board. In addition, Mr. Sadove's service on a number of public company boards provides important insights to the Board on governance and similar matters. Experience Highlights: CEO Leadership - Former, Operations Management Expertise, Strategic Leadership, Public Company Board Service Independent Director Aramark Committees: Compensation & Human Resources (Chair); Nominating & Corporate Governance; Stock Other Public Boards: Colgate-Palmolive Company, Park Hotels & Resorts Inc., Movado, Inc.

16

CORPORATE GOVERNANCE

Board Structure and Leadership

The Board manages or directs the business and affairs of the Company, as provided by Delaware law, and conducts its business through meetings of the Board and five standing committees: the Audit and Corporate Practices Committee (the “Audit Committee”), the Compensation Committee, the Nominating Committee, the Finance Committee and the Stock Committee. The Board is currently led by Mr. Foss, our Chairman, President and Chief Executive Officer.

The Board, upon the recommendation of the Nominating Committee, has determined that, at this time, combining the positions of Chairman and Chief Executive Officer as part of a governance structure that includes a lead independent director (the “Lead Director”) is the best board organization for Aramark. Aramark has a strong and effective Board that works very well together and 9 of the 10 Board nominees, if elected, will be independent directors. The Board’s committees are composed solely of, and chaired by, independent directors. Our independent directors meet at each regularly scheduled Board meeting in separate executive sessions, without Mr. Foss present, chaired by the Lead Director.

The role of the Lead Director is to: (i) preside at all meetings of the Board at which the Chairman and Chief Executive Officer is not present, including executive sessions, (ii) in collaboration with the Chairman and Chief Executive Officer, establish agendas and materials for Board meetings, and in consultation with other directors, establish agendas for executive sessions, (iii) serve as principal liaison between the independent directors and the Chairman and Chief Executive Officer (however, all independent directors are encouraged to communicate directly with the Chairman), (iv) call meetings of independent directors, (v) if requested by shareholders, ensure that he is available for consultation and direct communication, (vi) with the Chairman of the Nominating Committee, if applicable, participate in the Board’s annual self-evaluation and provide Board-related performance feedback to the Chairman and Chief Executive Officer, (vii) with the Chairman of the Compensation Committee, participate in the annual discussion of the Chairman and Chief Executive Officer’s performance feedback and leadership succession and (viii) perform other duties as the Board may specify on a situational basis.

Aramark’s strong Board, with a proactive Lead Director and independent committee chairs, ensures that the Board, and not the Chairman alone, determines the Board’s areas of focus. The Chairman is guided by the strong independent directors, including the Lead Director. In addition, having the Chief Executive Officer also serve as Chairman creates a bridge to management that helps provide the Board with the management support that it needs.

As discussed in our Board letter, Mr. Mehra, the current Lead Director, is not standing for re-election at the Annual Meeting. In light of this, the Board has elected Mr. Sadove as the Lead Director, effective at the time of the Annual Meeting.

Director Independence and Independence Determinations

Under our Corporate Governance Guidelines and NYSE rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with the Company or any of its subsidiaries.

The Board has established guidelines of director independence to assist it in making independence determinations, which conform to the independence requirements in the NYSE listing standards. In addition to applying these guidelines, which are set forth in our Corporate Governance Guidelines (which may be found on the Corporate Governance page of the Investor Relations section on our website at www.aramark.com), the Board will consider all relevant facts and circumstances in making an independence determination. Our Corporate Governance Guidelines provide that none of the following relationships will disqualify any director or nominee from being considered “independent” and such relationships will be deemed to be an immaterial relationship with Aramark:

•	A director’s or a director’s immediate family member’s ownership of five percent or less of the equity of an organization that has a relationship with Aramark;

•

A director’s service as an executive officer or director of or employment by, or a director’s immediate family member’s service as an executive officer of, a company that makes payments to or receives payments from Aramark for property or services in an amount which, in any fiscal year, is less than the greater of $1 million or two percent of such other company’s consolidated gross revenues; or

17

•

A director’s service as an executive officer of a charitable organization that received annual contributions from Aramark and its Foundation that have not exceeded the greater of $1 million or two percent of the charitable organization’s annual gross revenues (Aramark’s automatic matching of employee contributions will not be included in the amount of Aramark’s contributions for this purpose).

The policy of the Board is to review the independence of all directors at least annually. The Nominating Committee undertook its annual review of director independence and made a recommendation to the Board of Directors regarding director independence. In making its independence determinations, the Nominating Committee and the Board considered various transactions and relationships between Aramark and the directors or between Aramark and certain entities affiliated with a director. The Nominating Committee and the Board considered that each of Mr. Quelch and Mses. Bisaccia and Morrison are or were employed by organizations that do business with Aramark, where each of such transactional relationships was for the purchase or sale of goods and services in the ordinary course of Aramark’s business, and the amount received by Aramark or such company in each of the previous three years did not exceed the greater of $1 million and 1% of either Aramark’s or such organization’s consolidated gross revenues. As a result of this review, the Board affirmatively determined that each of Messrs. Beckers-Vieujant, Darden, Dreiling, Heinrich, Mehra, Quelch and Sadove, Mses. Bisaccia, Esteves and Morrison is independent under the guidelines for director independence set forth in our Corporate Governance Guidelines and for purposes of applicable NYSE standards. In addition, at the committee level, the Board has also determined that each member of the Audit Committee is “independent” for purposes of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each member of the Compensation Committee and Stock Committee is independent for purposes of applicable NYSE standards and that each member of the Stock Committee also qualifies as an outside director for purposes of Section 162(m) under the Internal Revenue Code and as a non-employee director for purposes of Section 16 of the Exchange Act.

Board Assessment

The Board is focused on enhancing its performance through a rigorous assessment process of the effectiveness of the Board and its committees in order to increase shareholder value. We have designed our Board evaluation process to solicit input and perspective from all of our directors on various matters, including:

•	the effectiveness of the Board and its operations;

•	the Board’s leadership structure;

•	board composition, including the directors’ capabilities, experiences and knowledge;

•	the quality of Board interactions; and

•	the effectiveness of the Board’s committees.

As set forth in its charter, the Nominating Committee oversees the Board and committee evaluation process. Annually, the Chairman, President and Chief Executive Officer, the Lead Director and the Nominating Committee determine the appropriate form of evaluation and consider the design of the process to ensure it is both meaningful and effective. In 2017, the Board engaged an independent third party to assist with the evaluation of the Board and the Audit, Compensation, Nominating and Finance Committees and intends to do so in the future from time to time. In 2018, the Board conducted an internal follow-up process based on the assessment of the third party in the prior year. As a result of this Board assessment process, the Board is satisfied that it and the committees are operating effectively to carry out their responsibilities and achieve the right balance between oversight of the business and involvement in management operations.

18

Board Committees and Meetings

The Board held seven meetings during fiscal 2018. During fiscal 2018, each director attended at least 75% of the aggregate of all Board meetings and all meetings of committees on which he or she served, in each case with respect to the portion of fiscal 2018 that they each served. All Aramark directors standing for election are expected to attend the annual meeting of shareholders and all of the directors standing for election attended the 2018 Annual Meeting.

Each of our five standing committees operates under a written charter approved by the Board. The charters of each of our standing committees are available in the Investor Relations section of our website at www.aramark.com.

The current composition of each Board committee is set forth below:

Director	Audit Committee*	Compensation Committee	Finance Committee	Nominating Committee	Stock Committee
Eric J. Foss
Pierre-Olivier Beckers-Vieujant	X			X
Lisa G. Bisaccia		X		X
Calvin Darden		X	X
Richard W. Dreiling		X	X		X
Irene M. Esteves	X#@		Chair
Daniel J. Heinrich	Chair#		X
Sanjeev K. Mehra, Lead Director		X		Chair
Patricia B. Morrison	X		X
John A. Quelch	X			X
Stephen I. Sadove		Chair		X	X
Meetings in 2018	9	6	6	5

#	Qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K
*	All members of the Audit Committee are financially literate within the meaning of the NYSE listing standards
@

Ms. Esteves currently serves on the audit committee of three other public companies. The Board has determined that the simultaneous service by Ms. Esteves on the audit committee of three additional public companies would not impair her ability to effectively serve on the Audit and Corporate Practices Committee.

19

Committee	Responsibilities
Audit and Corporate Practices Committee

•  Prepares the audit committee report required by the U.S. Securities and Exchange Commission (the “SEC”) to be included in our proxy statement

•  Assists the Board in overseeing and monitoring the quality and integrity of our financial statements

•  Oversees the Company’s management of enterprise risk and monitors our compliance with legal and regulatory requirements

•  Oversees the work of the internal auditors and the qualifications, independence, and performance of our independent registered public accounting firm

Compensation and Human Resources Committee

•  Sets our compensation program and compensation of our executive officers and directors

•  Monitors our incentive and equity-based compensation plans and reviews our contribution policy and practices for our retirement benefit plans

•  Prepares the compensation committee report required to be included in our proxy statement under the rules and regulations of the SEC

Nominating and Corporate Governance Committee

•  Identifies individuals qualified to become new members of the Board, consistent with criteria approved by the Board of Directors

•  Reviews the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that the Board select, the director nominees for the next annual meeting of shareholders

•  Identifies Board members qualified to fill vacancies on any Board committee and recommends that the Board appoint the identified member or members to the applicable committee

•  Reviews and recommends to the Board applicable corporate governance principles

•  Oversees the evaluation of the Board and, to the extent not considered by another committee, management, and handles such other matters that are specifically delegated to the Committee by the Board from time to time

Finance Committee

•  Reviews our long-term business and financial strategies and plans

•  Reviews with management and recommends to the Board our overall financial plans, including capital expenditures, acquisitions and divestitures, securities issuances, incurrences of debt and the performance of our retirement benefit plans and recommends to the Board specific transactions involving these matters

•  Approves certain financial commitments and acquisitions and divestitures by the Company up to specified levels

Stock Committee

•  Authorized by the Board to administer or grant approvals under our equity and incentive compensation plans and to approve specific equity transactions or incentive awards involving our officers and directors and the Company

•  Approves performance targets under our Senior Executive Bonus Plan and equity compensation plans.

20

Oversight of Risk Management

Aramark’s management is responsible for day-to-day risk management activities. The Board, acting directly and through its committees, is responsible for the oversight of Aramark’s risk management.

Our Audit Committee periodically reviews our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls and our compliance with legal and regulatory requirements. In addition, our Audit Committee reviews risks related to compliance with ethical standards, including our Business Conduct Policy, the Company’s approach to enterprise risk management and operational risks, including those related to information security and system disruption. With respect to cybersecurity, the Audit Committee monitors Aramark’s cybersecurity risk profile, receives periodic updates from management on all matters related to cybersecurity and reports out to the full Board. Through its regular meetings with management, including the accounting, finance, legal, information technology and internal audit functions, our Audit Committee reviews and discusses the risks related to its areas of oversight and reports to the Board with regard to its review. Our Finance Committee focuses on financial risks associated with the Company’s capital structure and acquisitions and divestitures that the Company is considering. Our Compensation Committee oversees compensation-related risk management, as discussed further in this proxy statement under “Compensation Matters-Compensation Discussion and Analysis-Compensation Risk Disclosure.” Our Nominating Committee oversees risks associated with board structure and other corporate governance policies and practices. Our Finance, Compensation and Nominating Committees also regularly report their findings to the Board.

Our Chief Executive Officer and other executive officers regularly report to the non-executive directors and the Audit, the Compensation, the Nominating and the Finance Committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. In addition, the Board receives periodic detailed operating performance reviews from management. Our vice president of internal audit reports functionally and administratively to our chief financial officer and directly to the Audit Committee. We believe that the leadership structure of the Board provides appropriate risk oversight of our activities.

Sustainability

The Board oversees and supports Aramark’s sustainability goals. Aramark’s focus is on initiatives that engage our employees, enable wellbeing, minimize our environmental impact and build local communities. Our approach is deliberate – to foster growth and longevity and to create long-term stakeholder value by considering every dimension of how our Company operates – ethical, economic, and environmental. Aramark strives to create meaningful experiences and to make the world a better place for our associates, clients, consumers, communities and the environment.

We are fostering a culture of purpose. One that empowers employee volunteerism, addresses food insecurity in our communities, leverages plant-forward menus to improve health and minimize our environmental footprint and scales environmental commitments and social practices. Using these objectives as guideposts, we are focused on developing solutions, approaches and commitment that align with our mission. Our core beliefs guide behavior, influence strategy and help the Company look holistically at issues that mean the most to our stakeholders.

As a global company, we connect with millions of people every day. Our size and reach affords us the opportunity to influence purchase decisions, educate consumers and minimize environmental impacts in hundreds of locations and local communities around the world. Taking our mission very seriously, we want to add our mission and purpose to our business practices, ensuring we are not only operating effectively but also generating outcomes and seeking new and innovative ways to enhance our practices. We want to improve our own operations, as well as offer our expertise to thousands of clients and consumers worldwide. Together we can inspire people to live healthier and to connect with one another and the world around them.

Management Succession Planning

The Board’s responsibilities include succession planning for the Chief Executive Officer and other executive officer positions. The Compensation Committee oversees the development and implementation of our succession plans. At least once annually, the Chief Executive Officer provides the Board with an assessment of senior managers and their potential to succeed to the position of Chief Executive Officer. This assessment is developed in consultation with the Lead Director and the Chair of the Compensation Committee. The Compensation Committee is also responsible for

21

follow-up actions with respect to succession planning as may be delegated by the Board from time to time. High potential executives meet regularly with the members of the Board.

Executive Sessions

From time to time, and, consistent with our Corporate Governance Guidelines, at least semi-annually, the Board meets in executive session without members of management present. The Lead Director presides at these executive sessions.

Code of Conduct

We have a Business Conduct Policy that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer, which is available on the Investor Relations section of our website at www.aramark.com. Our Business Conduct Policy contains a “code of ethics,” as defined in Item 406(b) of Regulation S-K. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our Internet website.

Committee Charters and Corporate Governance Guidelines

The charters of the Compensation Committee, the Nominating Committee, the Audit Committee, the Finance Committee and the Stock Committee and our Corporate Governance Guidelines are available under the Investor Relations section of our website at www.aramark.com. Please note that all references to our website in this Proxy Statement are intended to be inactive textual references only.

Copies of our Business Conduct Policy, the charters of the Compensation Committee, the Nominating Committee, the Audit Committee, the Finance Committee and the Stock Committee and our Corporate Governance Guidelines also are available at no cost to any shareholder who requests them by writing or telephoning us at the following address or telephone number:

Aramark

2400 Market Street

Philadelphia, PA 19103

Attention: Investor Relations

Telephone: (215) 409-7287

Director Nomination Process

The Nominating Committee does not set specific, minimum qualifications that directors must meet in order for the Nominating Committee to recommend them to the Board. Rather, it believes that each director and director candidate should be evaluated based on his or her individual merits, taking into account Aramark’s needs and the composition of the Board. In nominating a slate of directors, the Nominating Committee’s objective is to select individuals with skills and experience that can be of assistance in operating our business. All candidates are evaluated in the same manner regardless of who recommended such candidate for nomination. When reviewing the qualifications of potential director candidates, the Nominating Committee considers:

•

whether individual directors possess the following personal characteristics: integrity, education, accountability, business judgment, business experience, reputation and high performance standards, and

•

all other factors it considers appropriate, which may include accounting and financial expertise; industry knowledge; corporate governance background; executive compensation background; strategic leadership experience; senior management experience; prior public company board service; international experience or background; age, gender and ethnic and racial background; civic and community relationships; existing commitments to other businesses; potential conflicts of interest with other pursuits; legal considerations, such as antitrust issues; and the size, composition and combined expertise of the existing Board.

The Board believes that, as a whole, it should strive to possess the following core competencies: accounting and finance, management, crisis response, industry knowledge, international leadership and strategy/vision, among others. While the Board does not have a formal policy with regard to diversity, the Nominating Committee and the Board strive to ensure that the Board is composed of individuals who together possess a breadth and depth of experience relevant to the Board’s oversight of Aramark’s business and strategy. The Company’s Corporate Governance Guidelines provide that, except as may be approved by the Nominating Committee, no person may serve as a non-employee director if he or she would be 75 years or older at the commencement of such term as a director.

22

Proxy Access

In August 2017, the Board approved an amendment and restatement of the Company’s By-laws to implement proxy access. Our By-laws, as amended, permit a shareholder, or a group of up to 20 shareholders, that has continuously owned for three years at least 3% of the Company’s outstanding common shares, to nominate and include in the Company’s annual meeting proxy materials up to the greater of two directors or 20% of the number of directors serving on the Board, provided that the shareholder(s) and the nominee(s) satisfy the requirements specified in our By-laws. For further information regarding submission of a director nominee using the Company’s proxy access By-law provision, see “General Information – 2020 Annual Shareholders Meeting – How can I nominate a director or submit a Shareholder proposal for the 2020 Annual Meeting of Shareholders?”.

Board Refreshment

The Board and the Nominating Committee regularly consider the long-term make up of our Board and how the members of our Board change over time. The Board and Nominating Committee also consider the skills, experience, and backgrounds needed for the Board as our business and the industries and sectors in which we do business evolve. The Board and Nominating Committee also understand the importance of Board Refreshment and aim to strike a balance between the knowledge that comes from longer-term service on the Board with the new experience, ideas and energy that can come from adding directors to the Board. Assuming the election of this year’s proposed director nominees, since the Company’s initial public offering, and in connection with the exit of the private equity sponsors, we will have added 7 new independent directors to the Board and have had 7 directors step down or not stand for re-election. We believe the average tenure for our director nominees of approximately 4 years reflects the new and independent Board that is well-positioned to continue the Company’s growth as a public company.

23

DIRECTOR COMPENSATION

Annual Cash Compensation for Board Service

In fiscal 2018, each non-employee director received compensation at an annual rate of $100,000 for service on the Board, payable quarterly in arrears. The Lead Director was eligible to receive an additional annual retainer of $50,000, and the chairpersons of the Audit Committee, Compensation Committee, Nominating Committee and Finance Committee were eligible to receive an additional annual retainer of $20,000, provided, in each case, that such committee chairperson was a non-employee director. Directors who join the Board during the fiscal year or serve as a committee chairperson for a portion of the fiscal year receive a prorated amount of the relevant annual cash compensation.

In 2018, Messrs. Mehra, Heinrich and Sadove and Ms. Esteves each received additional fees for serving as Lead Director and/or chairing the Nominating, Audit, Compensation or Finance Committee.

Annual Deferred Stock Unit Grant

Under the Company’s current director compensation policy, which has been in effect since January 1, 2016, non-employee directors are eligible for an annual grant of deferred stock units (“DSUs”) with a value of $160,000 on the date of the annual meeting of shareholders and directors have the right to elect whether the DSUs granted will deliver shares on: (i) the vesting date of the DSUs or (ii) the first day of the seventh month after the date the director ceases to serve on the Board.

In accordance with the director compensation policy, each member of the Board who was not an employee of the Company received a grant of approximately $160,000 worth of DSUs under the Amended and Restated 2013 Management Stock Incentive Plan (the “2013 Stock Plan”) in January 2018. These DSUs will vest on the day prior to the Company’s first annual meeting of shareholders that occurs after the grant date, subject to the director’s continued service on the Board through the vesting date, and will be settled in shares of the Company’s common stock pursuant to each director’s election as described above. Directors who are appointed to the Board during the year will be entitled to a prorated grant of DSUs. All DSUs accrue dividend equivalents from the date of grant until the date of settlement.

Ownership Guidelines

Effective November 11, 2015, the Board of Directors has adopted a minimum ownership guideline, providing that each director must retain at least five times the value of the annual cash retainer in shares of common stock or DSUs, and that the required level of ownership be attained five years after the later of the date of approval of the guidelines and the director’s start date.

Director Deferred Compensation Plan

Non-employee directors are able to elect with respect to all or a portion of their cash board retainer fees to (i) to receive all or a portion of such cash fees in the form of DSUs or (ii) to defer all or a portion of such cash fees under our 2005 Deferred Compensation Plan. The DSUs that a director elects to receive in lieu of cash fees will be awarded under our 2013 Stock Plan and will be fully vested on grant and settled in shares of our common stock on the first day of the seventh month after the director ceases to serve on the Board. Cash amounts that a director elects to defer under the unfunded 2005 Deferred Compensation Plan are credited at an interest rate based on Moody’s Long Term Corporate Baa Bond Index rate for October of the previous year, which was 4.32% beginning January 1, 2018. From October 1, 2017 until December 31, 2017, we credited amounts deferred with an interest rate equal to 4.38%. The 2005 Deferred Compensation Plan permits participants to select a payment date and payment schedule at the time they make their deferral election, subject to a three-year minimum deferral period. All or a portion of the amount then credited to a deferral account may be withdrawn, if the withdrawal is necessary in light of a severe financial hardship.

The interest rate for 2005 Deferred Compensation Plan will be adjusted on January 1, 2019, based on the Moody’s Long Term Corporate Baa Bond Index rate for October 2018 which was 5.07%.

Other Benefits

All directors are eligible for an annual matching contribution to a college or other non-profit organization in an amount up to $10,000 and directors are also eligible for matching contributions in an amount up to $10,000 in response to natural disasters through the Company’s community involvement efforts to the same extent as employees of the Company.

24

Director Compensation Table for Fiscal 2018

The following table sets forth compensation information for our non-employee directors in 2018. Mr. Darden joined the Board of Directors on January 31, 2018.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensa- tion(4) ($)	Total ($)
Pierre-Olivier Beckers-Vieujant	100,000	160,014	—	—	500	260,514
Lisa G. Bisaccia	100,000	160,014	—	437	15,000	275,451
Calvin Darden	66,209	160,014	—	18	—	226,241
Richard W. Dreiling	100,000	160,014	—	—	—	260,014
Irene M. Esteves	120,000	160,014	—	—	10,000	290,014
Daniel J. Heinrich	120,000	160,014	—	—	20,641	300,655
Sanjeev K. Mehra	170,000	160,014	—	—	2,747	332,761
Patricia B. Morrison	100,000	160,014	—	—	10,000	270,014
John A. Quelch	100,000	160,014	—	—	10,000	270,014
Stephen I. Sadove	120,000	160,014	—	—	20,641	300,655

(1)

Includes base director fees at an annual rate of $100,000, as well as a Lead Director fee of at an annual rate of $50,000 for Mr. Mehra and Committee chairperson fees at an annual rate of $20,000 for each of Messrs. Heinrich, Mehra and Sadove and Ms. Esteves. Mr. Darden’s director fee was prorated based on the amount of time he served as a director in fiscal year 2018. Messrs. Dreiling, Mehra and Quelch and Ms. Esteves elected to defer 100% of their cash retainers (inclusive of fees) into DSUs. Ms. Bisaccia and Mr. Darden elected to defer their cash retainers (inclusive of fees) into the 2005 Deferred Compensation Plan, 100% and 20% respectively.

(2)

Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 with respect to the 3,493 DSUs granted on January 31, 2018 (which had a grant date fair value of $45.81 per DSU). As of the end of fiscal 2018, directors held the following deferred stock units (including dividend equivalent units), all of which are vested except for those granted on January 31, 2018:

Name	DSUs and Equivalents	Name	DSUs and Equivalents
Pierre-Olivier Beckers-Vieujant	17,577	Daniel J. Heinrich	23,745
Lisa G. Bisaccia	17,431	Sanjeev K. Mehra	35,664
Calvin Darden	3,520	Patricia B. Morrison	3,520
Richard W. Dreiling	20,002	John A. Quelch	20,002
Irene M. Esteves	25,060	Stephen I. Sadove	23,745

For additional information on the valuation assumptions and more discussion with respect to the deferred stock units, refer to Note 10 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended September 28, 2018.

(3)	Includes amounts earned on deferred compensation in excess of 120% of the applicable federal rate, based upon the above-market return at the time the rate basis was set.

(4)	The following are included in this column:

(a)

Charitable contributions of $500 made in the name of or on behalf of Mr. Beckers-Vieujant and $10,000 made in the name of or on behalf of each of Messrs. Heinrich, Quelch and Sadove and Mses. Bisaccia, Esteves and Morrison in accordance with the Company’s director charitable contribution matching program. Additionally, includes contributions for disaster relief of $10,000 made in the name of or on behalf of Messrs. Heinrich and Sadove and $5,000 in the name of or on behalf of Ms. Bisaccia.

(b)

The dollar value of dividend equivalents accrued on deferred stock units granted prior to February 5, 2014 (the date the Company announced the payment of its first quarterly dividend), where dividends were not factored into the grant date fair value required to be reported for such awards. The total value of dividend equivalents accrued on deferred stock units for the directors during fiscal 2018, in each case for awards granted prior to February 5, 2014, is as follows: for Mr. Heinrich, $2,574, for Mr. Mehra, $2,747, and for Mr. Sadove, $2,574. For awards granted on or after February 5, 2014, the value of dividend equivalents allocated to deferred stock units in the form of additional units with the same vesting terms as the original awards is not included in this column because their value is factored into the grant date fair value of awards. Additional units awarded in connection with dividend adjustments are subject to vesting and delivery conditions as part of the underlying awards.

25

Audit Committee Matters

PROPOSAL NO. 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL SUMMARY

What Are You Voting On?

We are asking our shareholders to ratify the appointment of KPMG LLP (“KPMG”) to serve as the Company’s independent registered public accounting firm for fiscal 2019, which ends September 27, 2019. Although the Audit Committee has the sole authority to appoint the Company’s independent registered public accounting firm, the Audit Committee and the Board submit the selected firm to the Company’s shareholders as a matter of good corporate governance.

Voting Recommendation

The Board recommends that you vote “FOR” the ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for fiscal 2019.

The Audit Committee has selected KPMG to serve as the Company’s independent registered public accounting firm for fiscal 2019. Although action by the shareholders on this matter is not required, the Audit Committee values shareholder views on the Company’s independent registered public accounting firm and believes it is appropriate to seek shareholder ratification of this selection. If the shareholders do not ratify the appointment of KPMG, the selection of the independent registered public accounting firm may be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time of the year if it determines that such a change would be in the best interests of the Company and its shareholders. The Company has been advised that representatives of KPMG are scheduled to attend the Annual Meeting, and they will have an opportunity to make a statement if the representatives desire to do so. It is expected that the KPMG representatives will also be available to respond to appropriate questions.

The shares represented by your properly executed proxy will be voted “FOR” this proposal, which would be your vote to ratify the selection of KPMG LLP as our independent registered public accounting firm, unless you specify otherwise.

The Board recommends that you vote "FOR" the ratification of the appointment of KPMG

The Audit Committee assists the Board in its oversight of the Company’s independent registered public accounting firm, which assistance includes the responsibility to appoint, compensate, retain, and oversee the firm. The independent registered public accounting firm reports directly to the Audit Committee. The Audit Committee reviews the independent registered public accounting firm’s qualifications, independence, and performance at least annually. In connection with this review, the Audit Committee considers whether there should be a regular rotation of the independent registered public accounting firm to assure continuing auditor independence. Further, in conjunction with the mandated rotation of the independent audit firm’s lead engagement partner, the Audit Committee is involved in the selection of the independent audit firm’s lead engagement partner.

26

The Audit Committee has appointed KPMG as the Company’s independent registered public accounting firm for fiscal 2019. KPMG has served as the Company’s independent registered public accounting firm since 2002. The Audit Committee believes that the continued retention of KPMG as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders. In addition to KPMG’s independence, the Audit Committee considered:

• KPMG’s capabilities, expertise, and historical performance on the Company’s audits;	• KPMG’s compliance with regulations; and
• The effectiveness of KPMG’s processes, including its quality control, timeliness, and responsiveness and interaction with management;	• KPMG’s efforts towards efficiency, including with respect to process improvements and fees.

Benefits of KPMG’s tenure as the Company’s independent registered public accounting firm include:

Increased Audit Quality

After years of experience as the

Company’s independent auditor, KPMG

has gained institutional knowledge of and

deep expertise in the Company’s global

operations and businesses, accounting

policies and practices, and internal control

over financial reporting that increases the

quality of their audit.

Competitive Fees KPMG’s fees are competitive with their peers because of their familiarity with the Company and its businesses.

Avoid Transition to New Auditor

Engaging a new independent auditor
would likely result in additional costs

and require a significant time

commitment from management, which

could distract management from its

focus on other areas, such as financial

reporting and internal controls.

FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Set forth below is information relating to the aggregate fees billed by KPMG for professional services rendered for each of the last two fiscal years as well as a description of each fee category.

	Fiscal 2017	Fiscal 2018
Audit Fees	$5,696,880	$7,493,428
Audit-related Fees	$234,582	$311,327
Tax Fees	$565,450	$347,525
All Other Fees	$—	$25,000
TOTAL	$6,496,912	$8,177,280

Audit fees include the audit of annual financial statements, the review of quarterly financial statements, the performance of statutory audits, procedures and comfort letters related to registration statements.

Audit-related fees include assurance and related services that were reasonably related to the audit of annual financial statements and reviews of quarterly financial statements, but not reported under Audit Fees. Audit-related fees include: retirement plan audits, accounting consultations for proposed transactions and certain reports.

Tax fees include domestic and international tax consulting.

The Audit Committee considered whether providing the non-audit services shown in this table was compatible with maintaining KPMG’s independence and concluded that it was.

Policy for the Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee annually reviews and pre-approves the services that may be provided by the Company’s independent registered public accounting firm without obtaining further specific pre-approval from the Audit Committee. The Audit Committee has also adopted a Pre-Approval Policy that contains a list of pre-approved services, which the Audit Committee may revise from time to time, based on subsequent determinations. The Audit Committee has delegated pre-approval authority to the chairman of the Audit Committee, or in his absence or unavailability, to another specified member of the Audit Committee. The chairman of the Audit Committee or such specified member will report any pre-approval decisions to the Audit Committee at its next scheduled meeting. All of the audit fees, audit-related fees and tax fees were pre-approved by the Audit Committee or the chairman of the Audit Committee.

27

REPORT OF AUDIT AND CORPORATE PRACTICES COMMITTEE

The Audit Committee represents and assists the Board and is composed solely of directors who satisfy the independence and financial literacy requirements, and the heightened independence criteria applicable to audit committee members, of the NYSE Rules and applicable securities laws. In addition, the Board has determined that each of Daniel J. Heinrich and Irene M. Esteves is an audit committee financial expert as defined under the rules of the SEC.

The Audit Committee operates under a written charter approved and adopted by the Board, which sets forth its duties and responsibilities. This charter can be found on the Company’s website at www.aramark.com under the Investor Relations section. This charter is reviewed annually and updated as appropriate to reflect the Audit Committee’s evolving role, changes in regulatory requirements and oversight practices, and investor feedback.

The Audit Committee’s purpose is to assist the Board in its oversight of:

•	The performance of the Company’s internal audit function;

•	The qualifications, independence, and performance of the independent auditors;

•	The Company’s compliance with legal and regulatory requirements; and

•	The accounting, reporting, and financial practices of the Company, including the quality and integrity of the Company’s financial statements.

The Audit Committee met nine times in fiscal 2018 and fulfilled each of its duties and responsibilities as outlined in its charter. The Audit Committee regularly conferred with KPMG, the Company’s internal auditors, and senior management in separate executive sessions to discuss any matters that the Audit Committee, KPMG, the Company’s internal auditors, or senior management believed should be discussed privately with the Audit Committee. The Audit Committee has direct access to KPMG and the Company’s internal auditors, which each report directly to the Audit Committee.

2018 Audited Financial Statements and Internal Controls

The Company’s management has primary responsibility for establishing and maintaining effective internal control over financial reporting and preparing the Company’s financial statements and disclosures. KPMG, the Company’s independent registered public accounting firm for fiscal 2018, is responsible for performing an independent audit of the Company’s consolidated financial statements and expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles in the United States and on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee oversees the performance of these responsibilities by KPMG and management, including the processes by which these responsibilities are fulfilled.

In the performance of its oversight function and in accordance with its responsibilities under its charter, the Audit Committee has reviewed and discussed with management and KPMG the Company’s audited financial statements as of and for the fiscal year ended September 28, 2018. The Audit Committee also discussed with KPMG the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301 “Communications with Audit Committees.” Finally, the Audit Committee received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and discussed with KPMG their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 28, 2018 filed with the SEC.

Members of the Audit and Corporate Practices Committee:

Daniel J. Heinrich, Chairman

Pierre-Olivier Beckers-Vieujant

Irene M. Esteves

Patricia B. Morrison

John A. Quelch

28

Compensation Matters

PROPOSAL NO. 3 – ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

PROPOSAL SUMMARY

What Are You Voting On?

Pursuant to Section 14A of the Exchange Act, we are asking our shareholders to vote on a non-binding, advisory basis to approve the compensation paid to our Named Executive Officers, as disclosed in this proxy statement.

Voting Recommendation

The Board recommends that you vote “FOR” this proposal, because it believes that the Company’s compensation policies and practices effectively achieve the Company’s primary goals of attracting and retaining key executives, rewarding achievement of the Company’s short-term and long-term business goals, and aligning our executives’ interests with those of our shareholders to create long-term sustainable value.

This proposal calls for the approval of the following resolution:

“RESOLVED, the shareholders of the Company hereby approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement, pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

In considering your vote, we invite you to review the Compensation Discussion and Analysis beginning on the next page. This advisory proposal, commonly referred to as a “say on pay” proposal, is not binding on the Board. However, the Board takes shareholder feedback seriously and it and the Compensation Committee will review and consider the voting results when evaluating the Company’s executive compensation program.

The shares represented by your properly executed proxy will be voted “FOR” this proposal, which would be your vote to approve, on a non-binding basis, the compensation paid to our named executive officers, unless you specify otherwise.

The Board has adopted a policy of providing for annual “say on pay” votes, so the next “say on pay” vote will take place at the Company’s 2020 annual meeting.

The Board recommends that you vote "FOR" approval of executive compensation

29

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis (CD&A) provides information regarding our executive compensation programs for the following executive officers (the “named executive officers” or “NEOs”) in fiscal 2018:

Name	Title
Eric J. Foss	Chairman, President and Chief Executive Officer
Stephen P. Bramlage	Executive Vice President and Chief Financial Officer
Lynn B. McKee	Executive Vice President, Human Resources
Stephen R. Reynolds	Executive Vice President, General Counsel and Secretary
Harrald Kroeker*	Senior Vice President, Integration

*	Mr. Kroeker will retire from the Company on December 31, 2018.

The CD&A is organized into the following sections:

30

Compensation Program Summary

2018 Business and Performance Highlights

Since completing our IPO in late 2013, our management team has developed and continues to execute on a clear and focused transformation strategy that has resulted in significant value for our shareholders. This transformation is built on four key imperatives, which are embedded in our compensation program:

•	Accelerating growth

•	Activating productivity through increasing innovation and enhancing our brand strategy

•	Attracting the best talent and developing them from within the organization

•	Achieving portfolio optimization through the integration of our recent acquisitions of Avendra and AmeriPride

Shortly after becoming CEO, Eric Foss led Aramark though a successful IPO, and has continued to lead the management team in executing a clear and focused strategy to drive meaningful and sustained growth. We have realized significant shareholder value through outstanding financial and share price performance over the long term. Our executive compensation program reflects our CEO’s strong leadership during this period of transformation.

As we evaluate our compensation for the year, we note that Aramark reported another impressive, record year of results in 2018 driven by disciplined execution across our businesses. We delivered the fifth consecutive year of double-digit adjusted EPS growth, with a 14% increase in constant currency adjusted EPS in 2018 (a 50% increase in GAAP EPS). We also reported record revenue of $15.8 billion, which was approximately 3.5% higher on a constant currency basis than the prior year in our legacy business (an 8% increase on a GAAP basis). Productivity improvements led to a 46 basis point increase in adjusted operating income margins to 7.05%. This strong improvement enabled us to achieve the three-year 100 basis point adjusted operating income margin improvement target that we set in fiscal 2016. As a result, we are now sustainably more profitable and therefore better positioned to compete in the marketplace. Another year of strong cash flow enabled the Company to aggressively reduce our debt levels from the middle of the year when we completed the acquisitions of Avendra and AmeriPride.

These two strategic, financially compelling acquisitions – each of which would have been the largest acquisition in the Company’s history – have significantly bolstered our competitive position across our portfolio of business. We would not have been able to make these investments without the disciplined deleveraging of the past few years and our ability to ensure we are maximizing our financial flexibility.

120% 14% +46bps TSR Since IPO (Approx. 5-Year) 2018 Constant Currency Adjusted EPS 2018 Adjusted Operating Income Margin TSR Since IPO through September 28, 2018

TSR Since IPO through September 28, 2018

This performance supported an increase in our quarterly shareholder dividend from 10.5 cents per share to 11.0 cents per share and we continue to reinvest in the business to drive long-term shareholder value.

*See Annex A of this proxy statement for a reconciliation of non-GAAP financial measures to our results as reported under GAAP.

31

Shareholder Engagement

Following our 2018 annual meeting of shareholders and disappointing say-on-pay vote outcome, the Board recognized that we needed to conduct an even more comprehensive outreach program to better understand our shareholders’ perspectives on our compensation program. In 2018, we reached out to shareholders representing approximately 80% of our shares outstanding, and met with shareholders representing approximately 65% of our shares outstanding. We discussed a variety of matters, but most of our conversations focused on our executive compensation program. The Chair of our Compensation Committee, Stephen Sadove, participated in our outreach program, meeting with shareholders representing approximately 40% of our outstanding stock. Shareholder feedback from these discussions was shared with the full Board and informed the Compensation Committee’s discussion and review of our overall approach to compensation and the 2019 executive compensation program.

Overall, shareholders supported the structure of our compensation program and provided positive feedback on the changes to our incentive programs in recent years, including the addition of Free Cash Flow and return on invested capital (“ROIC”) performance metrics. Shareholder questions focused on the pay opportunity and alignment to performance outcomes, short-and long-term incentive program design, transparency and rigor of goal-setting and mechanics of the TSR outperformance award in the long-term incentive. As a result of investor feedback, the Compensation Committee approved several changes to our compensation program as reflected in the table below.

2018 Compensation and Governance Changes in Response to Shareholder Feedback

What We Heard	What We Did
Questions and confusion around the TSR Outperformance Award	Eliminated the TSR Outperformance Award for the CEO’s 2019 and go-forward long term incentive awards
Dislike use of negative discretion in the Annual Incentive Plan	Eliminated the structural component of the Plan that drove consistent use of negative discretion
Questions regarding the transparency and rigor of performance targets	Provided greater transparency and context throughout the CD&A on the process for setting performance targets and disclosed the 2019 targets in our Annual Incentive Plan
Ensure alignment with best practices relating to compensation governance	Expanded scope of Clawback Policy

These changes are in addition to other changes made in response to shareholder feedback over the last two years, including:

•

Adjusting annual incentive metrics to more closely align with our business strategy and communication with investors by introducing Free Cash Flow as a metric to our annual bonus program with a 25% weighting

•	Enhancing the performance-based nature of the long-term incentive program by increasing the weighting of PSUs from 40% to 50% and decreasing the weighting of time vesting stock options from 40% to 30%

•	Adjusting long-term incentive metrics to focus on efficient use of capital by adding ROIC as a metric for PSUs with a 50% weighting to compliment Adjusted EPS

32

Executive Compensation Philosophy

Our executive compensation program supports one of the anchors of our transformation strategy – attracting and retaining the best talent – which in turn supports two of the other anchors of the Company’s strategy: accelerating growth and activating productivity.

The program includes three key goals:

1.

Align with Shareholder Interests: Align the interests of our executives with those of our shareholders by requiring significant stock ownership, tying significant portions of pay to performance, paying a significant portion of compensation in equity and subjecting equity compensation to multi-year performance conditions and vesting periods;

2.	Performance Based: Tie significant portions of compensation to performance and achievement of our short-term and long-term business goals; and

3.	Market Competitiveness: Attract and retain key executives with the capability to lead the business forward.

Key Elements of 2018 Program

Element	Description
Base Salary	• Annual fixed cash compensation
Annual Incentives	• 90% Company-Wide Financial Objectives (40%) Adjusted Operating Income (EBIT) (25%) Adjusted Sales (25%) Free Cash Flow • 10% Individual Function/Business Objectives
Long-Term Incentives

• 50% Performance Based RSUs

(25%) Adjusted EPS

(25%) ROIC

Three-year cliff vesting

• 30% Time Vesting Stock Options

Vest ratably over four years subject to continued employment

• 20% Time Vesting RSUs

Vest ratably over four years subject to continued employment

The Compensation Committee takes a thoughtful approach to metric selection and target setting as a significant portion of compensation under both the annual and long-term incentive plans are subject to the Company achieving targeted levels of financial and operating performance. Metrics are selected by the Compensation Committee to align with our strategy of accelerating growth, activating productivity and achieving portfolio optimization. Following an initial proposal by management, the Compensation Committee considers and discusses such proposal, making modifications where appropriate, and approves the pre-established financial objectives at the beginning of the fiscal year or performance period, considering, among other things, the performance objectives in the Company’s annual and long-term business plan. The individual objectives are established by our Compensation Committee to incentivize our NEOs on functional and business objectives that are core to driving growth and value for shareholders.

33

Pay Aligned with Company Performance

Our business requires management to lead employees to deliver exceptional, value-driven experiences to our clients and customers. To motivate strong performance and promote retention, our compensation program provides that a significant percentage of our NEO compensation is variable and at risk, tying each NEO’s compensation to the Company’s performance, the executive’s continued employment and the performance of the Company’s stock. The charts below highlight the significant percentage of granted compensation, based on grant date fair value, for fiscal 2018 that is variable and at risk.

CEO Compensation and Company Performance The graph below shows the total compensation of our CEO versus the performance of the Company (as measured by adjusted EPS and AOI).

For fiscal 2018, our CEO’s total compensation continued to decrease despite a significant improvement in the performance of the Company, as measured by adjusted EPS and AOI. See Annex A of this proxy statement for a reconciliation of non-GAAP financial measures to our results as reported under GAAP.

CEO Compensation vs. AOI and Adjusted EPS

34

Compensation Program Governance

Our governing compensation practices align with our compensation philosophy and implementation of our key goals. In addition, they demonstrate our Compensation Committee’s adherence to sound governance practices and commitment to aligning our NEOs’ interests with those of our shareholders.

•

Significant Portions of Compensation are Paid in Equity. For 2018, 71% of total compensation awarded to the CEO and 59% of total compensation awarded to all other NEOs was awarded as long-term equity incentives. The equity incentives encourage a focus on long-term performance because the ultimate value of the awards will depend upon the value of Company stock and, for half of the equity incentives, Company performance, over a period of several years.

•

Stock Ownership Requirements. Our named executive officers are subject to stock ownership guidelines requiring that they obtain and maintain ownership of Aramark stock equal to a multiple of their base salaries.

•	Mr. Foss: Required to hold stock valued at six times base salary (as of the record date holds shares and RSUs with a value equal to more than 34 times his annual base salary)

•	Other NEOs: Required to hold stock valued at three times base salary, and all are compliant

•	Restrictions on Hedging and Pledging. We restrict hedging and pledging of Aramark stock and none of our named executive officers have engaged in any hedging or pledging of their Aramark stock.

•

Clawback Policy. The Compensation Committee and Board approved a robust incentive compensation recoupment, or “clawback” policy for executive officers and CEO direct reports in fiscal 2015. This policy provides that if an individual was overpaid incentive compensation (annual incentive and performance-based long-term incentives) as a result of reported financial or operating results that were misstated and that such person engaged in misconduct that contributed to a misstatement, the Company may seek to recover the amount of any overpayment or cancel such excess incentive compensation. In November 2018, the Compensation Committee expanded the scope of the policy to cover approximately 165 executives and to provide that the Company can recover incentive compensation if an executive commits a material violation of law that results in significant economic or reputational damage to the Company.

35

Detailed Compensation Program Discussion

Compensation Actions in Relation to Fiscal 2018

Overview of the Compensation Components

The principal components of Aramark’s executive compensation program are base salary, an annual cash incentive and long term equity incentives. We also provide employee benefits, post-employment benefits and a limited number of perquisites.

Base Salary

Base salary reflects the value of the position and the attributes the executive brings to Aramark, including tenure, experience and skill level. Salary levels for our executives are reviewed at least annually. With respect to Mr. Bramlage, in November 2017, the Compensation Committee raised his base salary for calendar year 2018 by 7% to $707,227 in order to bring his base salary to the market median of the Company’s peer group. The Compensation Committee also determined in November 2017 to maintain the base salaries of Mr. Foss, Mr. Reynolds, Ms. McKee and Mr. Kroeker for calendar year 2018 at the same levels as calendar year 2017. In November 2018, the Compensation Committee determined to maintain the base salary of Mr. Foss for calendar year 2019 at the same level as calendar year 2018. In addition, the Compensation Committee increased Mr. Bramlage’s salary for calendar year 2019 by 10% to $777,950 in order to maintain a competitive market position among the Peer Group. The Compensation Committee also increased the base salaries of Ms. McKee and Mr. Reynolds by 2.5% each to $717,738 and $557,466, respectively, in consideration of the fact that they did not receive increases last year.

Annual Incentive

The annual cash incentive is designed to drive and reward performance and is based on financial objectives and individual functional or business group objectives established by the Compensation Committee. For fiscal 2018 and in recent prior years, annual incentives for our NEOs were determined by performance against goals under (1) the Senior Executive Performance Bonus Plan (the “Senior Executive Bonus Plan”), which is applicable to our NEOs, for purposes of achieving tax deductibility under 162(m), and (2) the Management Incentive Bonus Plan (the “Management Bonus Plan”), which is applicable to our other executives and employees, and serves as the primary reference used by the Compensation Committee for the purpose of determining the final annual incentive awarded. If no bonus would have been earned using the criteria under the Management Bonus Plan, we would not expect NEOs to be awarded a payout under the Senior Executive Bonus Plan.

Under the Senior Executive Bonus Plan, a bonus pool is established at the beginning of the year and funded based on a percentage of adjusted EBIT. In November 2017, the Compensation Committee approved the establishment of a bonus pool that was funded based on 1.71% of adjusted EBIT. The Compensation Committee then uses performance under the framework of the Management Bonus Plan to determine actual bonuses awarded.

2018 Annual Incentive Performance Metrics

For 2018, the Management Bonus Plan comprised three company-wide financial objectives – Adjusted Operating Income (which is also referred to as adjusted EBIT), adjusted sales and free cash flow – for a combined weighting of 90%, and individual functional or business objectives weighted at 10%. The Company must attain a threshold, or minimum, performance on each measure of the financial portion of the Management Bonus Plan for the participant to receive any payout under the financial portion, while payout under the individual portion is based on achievement of functional objectives. If the maximum performance of all measures was achieved, the executive would receive up to 195% of his or her target bonus amount.

36

Annual Incentive Metric Selection and Target-Setting Process

Financial objectives for the annual incentive plan are chosen to drive Company performance and are closely linked to our strategy.

•

Adjusted Operating Income: The Compensation Committee selected Adjusted Operating Income because it is an important measure of the Company’s operating profitability and a key component of the Company’s long-term expectations for the business.

•

Adjusted Sales: The Compensation Committee selected Adjusted Sales because it allows for an assessment of the Company’s sales without the effect of currency fluctuations, which are beyond the control of management.

•	Free Cash Flow: The Compensation Committee selected Free Cash Flow because it represents the Company’s ability to invest, repay debt and distribute earnings to shareholders.

The Compensation Committee establishes performance targets at the beginning of the fiscal year consistent with the Company’s long-term expectations for the business, which include:

•	Mid-to-high single-digit growth in adjusted operating income or adjusted EBIT

•	Organic or adjusted sales growth of three percent to five percent; and

•	Low double digit percentage growth of adjusted EPS

Targets are designed to be challenging and take into consideration results from the prior year, expectations going forward and the Company’s strategic plan. For fiscal 2018, the Adjusted Operating Income and Adjusted Sales targets were set above 2017 actual performance. The Free Cash Flow target was not set above actual 2017 performance because of the expected one-time negative impact of the Avendra and AmeriPride acquisitions. The Compensation Committee also approved individual functional and business group objectives, which are evaluated against each NEO’s individual performance and achievement of the goals at year end. Over the last 5 years, we have achieved five consecutive years of double-digit Adjusted EPS growth and 139 bps of adjusted operating income margin expansion. Notwithstanding this strong performance, annual incentive payouts for NEOs averaged 96% of target during this period.

2018 Annual Incentive Opportunities and Outcomes

In early fiscal 2018, the Compensation Committee determined annual incentive award opportunities as both the maximum amount as a percentage of adjusted EBIT that can be awarded to each executive for fiscal 2018 under the Senior Executive Bonus Plan and each executive’s target bonus opportunity as shown in the table under “2018 Annual Incentive Achievement Outcomes” below. In each case, the target bonus opportunity was set as to be consistent with the 2017 target bonus opportunity for each NEO as a percentage of base salary.

Under the Management Bonus Plan, which the Compensation Committee uses as the primary reference point to determine actual bonuses awarded, incentive award payments may range from zero to 195% of the target annual incentive defined in the table below based on the achievement of performance goals set by the Compensation Committee. For each financial objective, performance at the target level will generally result in 100% payout of the target amount for that metric, while performance at or above the maximum level would result in a payout percentage of 200% and performance at the threshold level would result in a payout percentage of 25%. Performance below the threshold level will result in no payout for that portion of the award.

A consolidated table of company-wide financial objectives with associated targets and payout percentages is below:

Performance Metric	Weight	Threshold Performance (25% Payout)	Target Performance (100% Payout)	Maximum Performance (200% Payout)
		($ millions)

Adjusted Operating Income(1)	40%	$ 974.5	$ 1,025.7	$ 1,077.0

Adjusted Sales(2)	25%	$13,526.8	$15,029.8	$16,532.8

Free Cash Flow(3)	25%	$ 320.0	$ 400.0	$ 480.0

(1)

For purposes of the Management Bonus Plan, adjusted operating income represents operating income adjusted to eliminate the change in amortization of acquisition-related customer relationship intangible assets resulting from the going-private transaction in 2007; the effects of acquisitions; the impact of the change in fair value related to certain gasoline and diesel agreements; severance and other charges; share-based compensation; the impact from the reduction in personnel costs, including employee incentive expenses; merger and integration related charges and other items impacting comparability.

37

(2)	For purposes of the Management Bonus Plan, Adjusted Sales are sales adjusted to exclude the effects of currency translation and acquisitions.

(3)

For purposes of the Management Bonus Plan, Free Cash Flow is net cash provided by operating activities less net purchases of property and equipment, client contract investments and other. Free Cash Flow also excludes the impact of one-time merger-related costs and proceeds from tax reform and acquisition-related accelerated tax benefits.

The individual functional or business group objectives, having a payout range from zero to 150% consisted of the following:

With regard to Mr. Foss:

•	Implement and execute a focused business plan to achieve the key financial goals;

•	Develop, pursue and execute a strategic plan that enables long term shareholder value creation;

•	Develop and execute a plan to strengthen the Board of Directors and improve Board effectiveness;

•	Develop a high performing organization; and

•	Successfully integrate the Avendra and AmeriPride acquisitions.

With regard to Messrs. Bramlage, Reynolds and Kroeker, and Ms. McKee:

•	Improve year-over-year overall employee engagement based on the Company’s annual survey.

In awarding annual cash incentives for the NEOs for fiscal 2018, the Compensation Committee considers the maximum amount that could have been awarded to each executive under the Senior Executive Bonus Plan based on the Company’s fiscal 2018 adjusted EBIT and each executive’s percentage bonus opportunity determined by the Compensation Committee at the beginning of the fiscal year. The Compensation Committee also considers the results the NEOs would have achieved if they had participated in the Management Bonus Plan under the financial and individual objectives and then awarded an amount less than the maximum amount that could have been awarded under the Senior Executive Bonus Plan, as set forth in the tables below.

The Company’s achievement against the financial portion of the Management Bonus Plan in 2018 is as follows(1):

Performance Metric	Achievement $	Achievement As % of Target	Payout %

Adjusted Operating Income	$974.5	95.0%	25.0%

Adjusted Sales	$15,014.5	99.9%	99.2%

Free Cash Flow	$424.0	106.0%	130.0%

(1)	Represent performance metrics under the Management Bonus Plan, which is referenced by the Compensation Committee in fiscal 2018 as a basis for payments under the Senior Executive Bonus Plan.

The Compensation Committee reviewed Mr. Foss’s functional objectives described above that it had set for him at the beginning of fiscal 2018 and his performance against such objectives and determined that he had achieved a level of performance of 100%. The Compensation Committee then determined that each of Messrs. Bramlage, Reynolds, and Kroeker and Ms. McKee had achieved an 100% level of performance of their functional objectives, in each case based upon an assessment of the performance of each of the respective executives and departments against the objectives described above as well as the overall financial performance of the Company.

The following table sets forth for each NEO the bonus opportunity as a percentage of adjusted EBIT and the maximum amount that could have been awarded based on the Company’s achievement of adjusted EBIT under the Senior Executive Bonus Plan, the target annual cash incentive opportunities set by the Compensation Committee, and the actual annual cash incentives awarded (which was primarily based on what the executive would have received under the Management Bonus Plan). For purposes of the Senior Executive Bonus Plan and the formula used to determine the bonus pool approved by the Compensation Committee, adjusted EBIT is operating income adjusted to eliminate the change in amortization of acquisition-related customer relationship intangible assets and depreciation of property and equipment resulting from the 2007 going-private transaction; the impact of the change in fair value related to the gasoline and diesel agreements; severance and other charges; share-based compensation; the effects of significant acquisitions and divestitures and any gains, losses and settlements impacting comparability. These adjustments were to normalize the adjusted EBIT numbers so that it does not reflect certain non-operational items.

38

2018 Annual Incentive Achievement Outcomes

Executive	Fiscal 2018 Percentage of Actual Adjusted EBIT	Maximum Incentive Potential Based on Fiscal 2018 Results	Target Incentive Opportunity as a Percentage of Salary	Actual Incentive Awarded for Fiscal 2018	Actual Incentive As Percentage of Target

Mr. Foss	0.91% (up to a maximum of $10 million)	$10.0 million	200%	$2,629,400	77.3%

Mr. Bramlage	0.23%	$2.5 million	100%	$546,900	77.3%

Ms. McKee	0.18%	$2.0 million	100%	$541,500	77.3%

Mr. Reynolds	0.18%	$2.0 million	100%	$420,600	77.3%

Mr. Kroeker	0.18%	$2.0 million	85%	$360,800	77.3%

2019 Annual Incentive Opportunity

In response to shareholder feedback, the Compensation Committee simplified the annual cash incentive program for 2019, retaining the key financial and individual goals to measure both Company performance and individual contributions. The Compensation Committee eliminated the bonus pool structure of the Senior Executive Bonus Plan and starting in 2019, annual incentives will be determined under an amended and restated Management Bonus Plan which will consist of 90% financial objectives and 10% individual functional and business group objectives.

The Compensation Committee set the following targets for 2019, in each case exceeding 2018 actual results:

Performance Metric	Weight	Target Performance

Adjusted Operating Income	40%	$ 1,120.4

Adjusted Sales	25%	$16,344.6

Free Cash Flow	25%	$ 550.0

The definitions of each measure remain unchanged from 2018. The Compensation Committee also set the individual functional performance objectives for the CEO and the CEO sets individual performance targets for the other NEOs.

Long Term Incentives

Long term equity incentives are granted to align our executives’ interests with those of our shareholders, encouraging them to focus on long-term performance and to encourage retention. Equity grants are made early in the fiscal year (generally in November). For our NEOs for fiscal 2018, the long-term incentive was comprised of:

•	50% performance stock units (PSUs)

•	30% time vesting stock options

•	20% time vesting restricted stock units (RSUs)

The Compensation Committee changed its approach to the long-term equity incentive mix for 2018 in response to shareholder feedback by increasing the percentage of PSUs from 40% to 50% and decreasing the percentage in stock options from 40% to 30%. The Compensation Committee determined that this long-term incentive mix provides an appropriate balance of rewarding our NEOs for their performance, motivating them to work towards achieving our long-term objectives, and reinforcing the link between their interests and the interests of our shareholders.

All restricted stock units and performance stock units will accrue dividend equivalents from the date of grant until the date of settlement in shares (with the dividend equivalents earned on performance stock units determined based upon the actual achievement against target performance). Shares of performance restricted stock granted in previous years accrue cash dividends that are payable only upon the vesting of the underlying performance

39

restricted stock. Time vesting restricted stock units, performance stock units, performance restricted stock and stock options also vest in connection with certain termination events, as described in more detail in “Potential Post-Employment Benefits.”

Additional Performance Hurdle for CEO

For fiscal 2018 and in prior years, a portion of the grant value of Mr. Foss’s long-term incentive award included an additional performance condition to vest. This is not an additional earning opportunity, but a performance gate for vesting that is measured over the three-year performance period. The Compensation Committee included this additional performance requirement on this portion of the grants to Mr. Foss to increase the performance orientation of his long term incentives and further align these long term incentives with shareholder interests. For fiscal 2018, approximately 12% of Mr. Foss’s fiscal 2018 long-term incentive included this additional performance condition to vest.

This portion of Mr. Foss’s grant is earned only if the Company’s relative total shareholder return is at least at a threshold performance level compared to the returns of the Company’s 2018 peer group over the three-year performance period. The payout schedule is based on the percentile of relative total shareholder return achieved, with linear interpolation for percentile achievement in between the stated levels.

Relative TSR Percentile	TSR Multiplier

90th Percentile or Above	100%

75th Percentile	67%

55th Percentile	33%

Below 55th Percentile	0%

In our engagement, shareholders indicated that they found this component of our CEO’s compensation confusing. As a result, the Compensation Committee determined to eliminate the CEO TSR outperformance portion of the award for the fiscal 2019 equity grant made in November 2018.

Fiscal 2018 Long Term Incentive Awards

The following table shows the grant date fair value for each award type. The factors considered by the Compensation Committee in making fiscal 2018 long term incentive awards included the value of the executive’s long-term incentive award granted in the prior year, competitive market position and compensation relative to the Peer Group, leadership and individual performance, and the value of the executive’s outstanding equity awards.

NEO	Stock Options	RSUs	PSUs – Target Award for 2018 – 2020 Performance period

Mr. Foss(1)	$3,505,894	$1,980,005	$5,821,692

Mr. Bramlage	$630,000	$420,029	$1,050,033

Ms. McKee	$480,008	$320,013	$800,011

Mr. Reynolds	$480,008	$320,013	$800,011

Mr. Kroeker	$360,001	$240,040	$600,019

(1)	As described above, approximately 12% of each of Mr. Foss’s awards of stock options, RSUs and PSUs were subject to an additional total shareholder return vesting condition.

Structure of Fiscal 2018 Long Term Incentive Awards

Time Vesting Stock Options and RSUs. Time vesting stock options and RSUs granted vest ratably over a period of four years, subject to the NEOs’ continued employment through such period.

Performance Stock Units. For the 2018-2020 performance period, PSUs are based on the achievement of two, equally weighted performance measures: adjusted EPS and ROIC. The Compensation Committee believes these two performance measures closely link NEOs interests with those of shareholders over the long-term:

•	Adjusted EPS is a transparent metric that aligns with our communication to the investor community and measures our progress on our transformational and strategic initiatives.

40

•

ROIC incentivizes the efficient use of capital. ROIC was added as a performance metric beginning in 2018 to better align with the Company’s stated business goals and in response to shareholder feedback.

The PSU performance goals are based on cumulative adjusted EPS and ROIC targets for the three fiscal years covered in the period and are set by the Compensation Committee at challenging levels to drive Company performance and to ensure a continued long-term focus on the part of the senior executives. The adjusted EPS and ROIC goals align with the Company’s long-term targets communicated to investors and for adjusted EPS, was set higher than the actual results for the most recent performance period. The ROIC goal was not set higher than the actual results for the most recent performance period because of the expected dilutive effect of the acquisitions of Avendra and AmeriPride for the first several years. Subject to continued employment, between 50% of the target number of awards (for achievement of threshold performance) and 200% of the target number of awards (for achievement of maximum performance or greater) are eligible to vest at the end of the three-year performance period. If threshold performance is not met, none of the awards will vest.

The number of shares that can be earned is based upon the percentage of the adjusted EPS and ROIC targets that are achieved as identified in the table below. If the actual adjusted EPS performance is less than 90.7% of target and ROIC performance is less than 90.9% of target, no payout would be made.

Adjusted Earnings Per Share Performance Level As A Percentage of Target	Percentage Of 50% of Target Number of PSUs Earned

less than 90.7%	0%

90.7%	50%

100%	100%

105.4% or greater	200%

Actual ROIC During Last Fiscal Year of Performance Period As a Percentage of Target	Percentage Of 50% of Target Number of PSUs Earned

less than 90.9%	0%

90.9%	50%

100%	100%

109.1% or greater	200%

•

The adjusted EPS target and actual adjusted EPS are calculated as adjusted net income divided by a constant share number. Adjusted net income is calculated as reported net income excluding the impact of currency translation, acquisitions and divestitures, the incremental customer relationship amortization and incremental depreciation from the 2007 Transaction, any expenses or charges related to any equity offering, acquisition, disposition, refinancing or similar transaction, share-based compensation expense, the impact of tax reform and gains, losses and settlements impacting comparability and including an adjustment for severance and other charges and the tax impact related to these adjustments.

•

ROIC is operating income for the fiscal year ending October 2, 2020 with same adjustments as described above for adjusted net income; divided by average invested capital. Average invested capital is the simple average of: (a) the total outstanding debt; plus (b) stockholders equity; minus (c) net intangibles and goodwill resulting from the application of purchase accounting to the 2007 going-private transaction, as reported for the fiscal 2019 and 2020 year-ends.

New Retirement Vesting Provisions

Beginning for grants in fiscal 2018, award agreements provide that if the NEO has been employed by the Company for at least five years, is at least 62 years old and gives the Company at least one year’s written notice of his or her intent to retire (such a retirement, a “Retirement with Notice”), then upon such Retirement with Notice all of the remaining tranches of such equity incentives will continue to vest on their original schedules (with the vesting of performance-based equity incentives to remain subject to the achievement of the relevant performance condition), in the case of Mr. Foss, and the next two tranches (or one tranche if only one unvested tranche is remaining) of such equity incentives will continue to vest in the case of the other NEOs. Additionally, in the event of a Retirement with

41

Notice, vested stock options will remain exercisable for up to three-years following the later of such Retirement with Notice or applicable vesting date. The Compensation Committee made this change to incentivize senior executives to remain with the Company until at least age 63 and to encourage such executives to provide advance notice of their retirement to ensure orderly succession for senior roles. The new Retirement with Notice feature applicable beginning with fiscal 2018 awards applies in addition to the regular retirement vesting features which continue to apply in a manner similar to the prior fiscal year’s awards. In addition, the new form of award agreements for the NEOs provide that if the NEO breaches his or her restrictive covenants under his or her employment agreement, the NEO will forfeit any unvested portion of the award and be required to return to the Company the pre-tax value of any vested or delivered awards.

Fiscal 2019 Long Term Incentive Awards

In November 2018, the Compensation Committee approved fiscal 2019 long-term incentives to our NEOs consisting of 50% PSUs, 30% time vesting stock options and 20% time vesting restricted stock units. The PSU performance goals are based on cumulative adjusted EPS and ROIC targets for the three-year performance period from 2019 to 2021. The goals align with the Company’s long-term targets communicated to investors and for adjusted EPS, was set higher than the actual results for the most recent performance period. The target for ROIC was not set higher than the actual results for the most recent performance period because of the expected dilutive impact of the Avendra and AmeriPride transactions over the first several years. Because of the confusion created by the CEO outperformance awards, the Compensation Committee did not grant such awards to the CEO in November 2018.

The following table shows the grant date fair value for each award type for the grants made by the Compensation Committee in November 2018. The factors considered by the Compensation Committee in making fiscal 2019 long term incentive awards included the value of the executive’s long-term incentive award granted in the prior year, competitive market position and compensation relative to the Peer Group, leadership and individual performance, and the value of the executive’s outstanding equity awards.

NEO	Stock Options	RSUs	PSUs – Target Award for 2019 – 2021 Performance period

Mr. Foss	$3,600,008	$2,400,004	$6,000,009

Mr. Bramlage	$ 900,004	$ 600,001	$1,500,021

Ms. McKee	$ 450,002	$ 300,019	$ 750,010

Mr. Reynolds	$ 450,002	$ 300,019	$ 750,010

Outstanding Performance Based Long Term Incentive Awards

The following table includes detail on the outstanding PSU awards following the end of fiscal 2018 and the grants made in early fiscal 2019. Prior to fiscal 2018, PSUs were based only on the achievement of adjusted EPS; ROIC was added as a performance metric beginning with the November 2017 grant and was used again for fiscal 2019 grants made in November 2018. All outstanding PSUs have a potential threshold payout of 50% and a potential maximum payout of 200%. Mr. Foss also has performance restricted stock, PSU and stock option awards subject to an additional performance vesting condition related to total shareholder return.

Percentage Of Total Equity Awards	Performance Period	Grant Date	Payment Date (If Earned)	Performance Measures

40%	Fiscal 2017-2019	November 2016	November 2019	Adjusted EPS

50%	Fiscal 2018-2020	November 2017	November 2020	Adjusted EPS (50%) & ROIC (50%)

50%	Fiscal 2019-2021	November 2018	November 2021	Adjusted EPS (50%) & ROIC (50%)

42

Achievement of Performance Targets for Prior Year Awards

In November 2015, the Compensation Committee granted performance restricted stock or PSUs to our NEOs with a performance target based on fiscal 2018 adjusted EPS, eligible to cliff vest at the end of fiscal 2018. Based on our EPS performance over the performance period, the maximum payouts were earned.

Performance Period	Grant Date	Performance Measure	Target	Actual	Payout

Fiscal 2018	November 2015	Adjusted EPS	$2.00/share	$2.41/share*	200% (Maximum)

*

Although the benefit of tax reform was not included as an adjustment to the calculation of adjusted EPS at the time the performance restricted stock and PSUs were granted in 2015, the maximum payout on such awards would have been earned even if the effects of tax reform on adjusted EPS had been excluded.

11% of the grants (based on grant date fair value) made to Mr. Foss in November 2015 were subject to an additional performance vesting requirement that the Company’s relative total shareholder return be at or above the 90th percentile of the Company’s 2016 peer group over the three-year performance period of fiscal years 2016-2018. The Company’s TSR was below the 90th percentile achievement threshold of the Company’s peer group for the three-year performance period, and as a result, no payout was made with respect to the portion of Mr. Foss’s award based on the additional relative TSR performance condition.

For purposes of the fiscal 2016 long-term incentive awards, adjusted EPS was calculated as adjusted net income divided by a constant share number.

Other Compensation Components

The Compensation Committee provides additional benefits to the NEOs that are customary for executives of similar rank to enable our executives to focus on our business and enhance their commitment to us.

Savings Incentive Retirement Plan: We make available a non-qualified savings plan intended as a substitute for those employees ineligible to participate in our 401(k) plan because of certain legal requirements.

Severance Arrangements and Payments upon a Change of Control: We have employment agreements with all of the named executive officers for indeterminate periods terminable by either party, and in most cases our executives are entitled to certain payments and benefits in connection with certain terminations of employment. These provisions are intended to align executive and shareholder interests by enabling executives to consider corporate transactions that are in the best interests of the shareholders and our other constituents without concern over whether the transactions may jeopardize the executive’s own employment. While we do have these agreements in place, from time to time it has been necessary to renegotiate some terms upon actual termination.

Equity awards granted since the IPO and agreements with our NEOs that provide for other payments in connection with a change of control contain a “double trigger” in order for the executive to receive compensation, meaning that awards will be accelerated only if the executive’s employment is terminated in connection with the change of control. For more information about change of control and severance payments for our named executive officers, see the disclosure under “Potential Post-Employment Benefits.”

Perquisites: We provide our NEOs with other benefits that the Compensation Committee believes are reasonable and encourage retention. The costs of these benefits constitute a small percentage of each named executive officer’s total compensation. These benefits are reflected in the All Other Compensation column in the Summary Compensation Table and include:

•	premiums paid on life insurance

•

a survivor income protection plan (entitling a surviving spouse or domestic partner and dependent children to receive the executive’s full base salary for one year after the executive’s death and one half of the executive’s base salary for the subsequent nine years, or alternatively, an amount equal to his or her base salary upon retirement or death for a participant who is at least 65 years old and has attained five years of employment – currently, only Ms. McKee participates under this plan);

•	disability insurance and excess health insurance;

•	receipt of a car allowance and no cost parking at a garage near Company offices;

43

•	an executive physical;

•	financial planning services;

•	personal use of Company tickets or the Company box and related items at sporting or other events; and

•	for Mr. Foss, the use of a Company provided aircraft, car and driver.

Pursuant to Company policy, our CEO is required to use aircraft and automobiles provided by the Company for all air travel, whether personal or business, whenever possible. Under the policy, the CEO may also designate other members of senior management to use the Company aircraft for air travel.

Mr. Foss is required to reimburse the Company for the amount by which the aggregate incremental cost to the Company attributable to his personal use of the Company’s aircraft exceeds $250,000 per fiscal year.

Competitive Market Practices

Our compensation program is structured to enable us to maintain our competitive position for key executive talent. To establish our market competitive compensation practices, our Compensation Committee refers, in part, to peer group data and a subset of the Willis Towers Watson 2016 CDB General Industry Executive Compensation Survey – U.S. that is size-adjusted based on Aramark’s revenue (“Survey Data” and together with the Company’s applicable peer group data, “Market Practice”).

Additionally, our Compensation Committee considers executives’ current compensation or compensation from prior employment to determine the amount necessary to attract or retain such individuals. We motivate retention, in part, through long term incentives with multi-year vesting schedules. Our stock options, RSUs and PSUs generally vest in or over three or four years, which encourages our executives to remain with us for extended periods of time.

Peer Group

The Compensation Committee refers to a peer group to review executive compensation levels, plan design practices and award decisions.

In 2015, the Compensation Committee, taking into account the advice of its independent compensation consultant, established the Company’s peer group using a variety of quantitative and qualitative factors. The peer group is reviewed on an annual basis and was originally determined based on the following criteria (in each case, originally using data relative to the Company in fiscal 2014):

Factors	Criteria

Comparable in Size	Revenue between 0.3 times and 3 times

Enterprise value between 0.25 times and 5 times

Operating margin between 2.5% and 10%

Similar Industry/Operating Model	Provides business services

Logistics-centered business model

Repeatable business model and consumer facing

Competitor for Talent	Attracting new employees to the Company and retaining current executives

The independent compensation consultant reviewed Aramark’s peer group in 2017 utilizing criteria similar to the criteria used in 2015 described above and did not recommend any changes other than removing Tyco due to its acquisition by Johnson Controls Plc. Based on our fiscal 2018 results, as compared to the peer group, our revenues were between the 25th percentile and median, our market capitalization, operating income and enterprise value were near or below the 25th percentile, and the number of our employees was between the median and 75th percentile.

44

Peer Group and Characteristics

The following table sets forth characteristics of the peer group companies based on Aramark’s fiscal 2018 performance and results:

	Comparable In Size			Similar Industry/Operating Model
Company Name	Revenue	Enterprise Value	Operating Margin	Business Services	Logistics	Consumer Facing With Repeatable Business Model	Competitor For Talent

Carnival	X	X			X	X

C.H. Robinson Worldwide	X	X	X	X	X

Darden Restaurants	X	X	X		X	X

FedEx		X	X	X	X	X

Hertz Global Holdings	X	X	X	X	X	X

Macy’s	X	X	X		X	X	X

Manpower	X	X	X	X	X

Marriott International	X	X	X		X	X	X

McDonalds	X				X	X	X

MGM Resorts International	X	X			X	X

PepsiCo					X		X

RR Donnelley & Sons	X	X	X	X	X

Starbucks	X				X	X	X

Sysco		X	X	X	X		X

United Parcel Service				X	X	X	X

Waste Management	X	X		X	X

Yum! Brands	X	X			X	X

Survey Data

In evaluating the compensation of certain of our NEOs, the Compensation Committee also references certain survey data. In 2018, the Compensation Committee referred to, in part, peer group data and a subset of the Willis Towers Watson 2016 CDB General Industry Executive Compensation Survey – U.S. that is size-adjusted based on Aramark’s revenue, to perform a market check of the individual components of compensation and total compensation for Messrs. Reynolds and Kroeker and Ms. McKee. We do not consider any specific company included in the survey data to be a material factor in the review of the compensation of our named executive officers.

Independence of the Compensation Consultant

The Compensation Committee recognizes the importance of using an independent compensation consultant that is appropriately qualified and that provides services solely to the Compensation Committee and not to the Company. Since 2007, the Compensation Committee has engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent consultant. It did so again in 2018.

The Compensation Committee annually reviews its relationship with FW Cook and determines whether to renew the engagement. Only the Compensation Committee has the right to approve services to be provided by, or to terminate the services of, FW Cook. FW Cook and its affiliates do not provide any services to the Company or any of the Company’s affiliates other than advising the Compensation Committee on director and executive compensation.

During 2018, the Compensation Committee considered FW Cook’s independence and determined that the engagement of FW Cook did not raise any conflict of interest or other issues that would adversely impact FW Cook’s

45

independence, including using the six factors set forth in the SEC and New York Stock Exchange rules regarding compensation advisor conflicts of interest and independence. Accordingly, the Compensation Committee determined FW Cook to be independent and free from conflicts of interest.

Role of Independent Compensation Consultant

The Compensation Committee’s independent compensation consultant provides the Compensation Committee with general services related to executive and director compensation each year. These services include market intelligence, compensation trends, suggestions about compensation program design, general views on specific requests to the Compensation Committee from management regarding compensation program design or decisions, the review of the peer group, benchmarking executive pay against the peer group and against the broader market for executive talent, and an analysis of the risk profile of the compensation system. In particular years, the services also have included thorough analyses of particular compensation issues.

Specifically, with respect to 2018 compensation decisions, FW Cook:

•

Analyzed compensation levels and Market Practice to assess whether base salaries and target bonus opportunities of our NEOs support the competitiveness of the Company’s compensation programs and were aligned with Aramark’s performance and compensation philosophy.

•

With respect to the long-term equity incentive program, recommended that beginning in fiscal 2018, the percentage of PSUs be increased to 50% with a corresponding decrease in the percentage of stock options to 30% and advised that the additional performance metric of ROIC be added to the PSUs.

•

Reviewed Mr. Foss’s compensation compared to the peer group and analyzed his equity awards to assist the Committee with setting his pay, linking pay to financial performance and shareholder experience and encouraging retention.

•

Recommended the retirement provisions for the NEOs’ long-term incentives beginning in fiscal 2018 and the change in the structure of Mr. Foss’s long-term incentives subject to relative shareholder return vesting.

At the request of the Compensation Committee, a representative of FW Cook regularly attended the Compensation Committee’s meetings in 2018. The Compensation Committee regularly reviews and evaluates its engagement of FW Cook, and annually reviews the compensation consultant’s performance.

Executive Compensation Policies and Practices

Interaction of the Compensation Committee with Executive Officers and Others

CEO: The Compensation Committee regularly seeks input from the CEO on the performance of his direct reports including the other NEOs and his views on how performance metrics and goals will motivate other executives and the workforce. The Compensation Committee also discusses with the CEO matters relating to the retention of key executives and employees and seeks his input on his performance results and his objectives.

EVP, Human Resources: The Compensation Committee regularly asks Ms. McKee, Executive Vice President, Human Resources to attend portions of the Compensation Committee’s meetings in order to discuss compensation design and award issues, allow her to review and respond to suggestions about compensation matters and ask for her input about compensation decisions.

Other Executive Officers: As necessary, the Executive Vice President and Chief Financial Officer attends Compensation Committee meetings to discuss and review financial metrics relating to our compensation programs. Additionally, the Executive Vice President and General Counsel or the Senior Vice President and Deputy General Counsel attend Compensation Committee meetings to advise about legal requirements and provide regulatory updates.

In administering the annual cash and long term equity incentive plans of the Company, the Compensation Committee approves cash and equity awards to executive officers and/or recommends such approval by the Stock Committee, as appropriate, for purposes of obtaining certain exemptions under Rule 16b-3 of the Exchange Act and exceptions under Section 162(m) of the Internal Revenue Code, as applicable. References in this proxy statement to actions taken by the Compensation Committee may, in certain circumstances, refer to actions formally taken by the Stock Committee in conjunction with additional corresponding actions taken by the full Compensation Committee.

46

Long Term Incentive Grant Procedures

Timing of Awards: The Compensation Committee intends to make annual awards of long term equity incentives at its meeting held early in each fiscal year. The Compensation Committee has in the past, and may in the future, make limited grants of long term incentives on other dates, including to retain key employees, to compensate an employee in connection with a promotion or to compensate newly hired executives for equity or other benefits lost upon termination of their previous employment or to otherwise induce them to join our Company.

Grant Date and Exercise Price: The grant date of long term incentives to executives may be the date of Compensation Committee approval or, if specified in the approval, a later date, including a date of subcommittee or Stock Committee approval if designated by the Compensation Committee. The exercise price of option grants is the closing market price of our common stock on the date of grant.

Stock Ownership Guidelines

The Compensation Committee has adopted the following stock ownership guidelines to help align the interests of each NEO with those of Aramark’s shareholders.

Executive	Title	Stock Ownership Guideline(1)	Current Status
Mr. Foss	CEO	6x annual base salary	Meets or Exceeds Guideline
Mr. Bramlage	Executive Vice President and CFO	3x annual base salary	Meets or Exceeds Guideline
Ms. McKee	Executive Vice President, HR	3x annual base salary	Meets or Exceeds Guideline
Mr. Reynolds	Executive Vice President and GC	3x annual base salary	Meets or Exceeds Guideline
Mr. Kroeker	Senior Vice President, Integration	3x annual base salary	Meets or Exceeds Guideline

(1)	Multiple of annual base salary. Prior to attainment, absolute value is determined annually based on then-current salary and the prior year’s average of month-end stock closing prices.

For purposes of determining compliance with the guidelines, shares included are limited to those that are (1) directly or indirectly beneficially owned (held indirectly, such as through family trusts or by immediate family members) or (2) unvested restricted stock units or restricted shares. Therefore, unexercised vested and unvested stock options and unearned or unvested PSUs or performance restricted stock are not considered when determining compliance with the guidelines.

These guidelines require that the specified amount be attained by the fifth anniversary of the later of (1) the named executive officer’s start date with the Company or (2) November 10, 2015 (the date this timing requirement was adopted). If a named executive officer has not attained the guideline amount by such date, one half of all shares delivered upon vesting of awards held by such named executive officer (net of withholding for tax obligations) must be retained until the guideline amount has been attained.

All of our named executive officers have met and exceed their guideline amount. For example, as of December 7, 2018, our CEO held shares and RSUs with a value on such date equal to more than 34 times his annual base salary.

Prohibitions on Hedging and Pledging

The Company’s Securities Trading Policy restricts pledging and prohibits our directors, officers and employees from engaging in hedging, speculative or other transactions that hedge or offset any decrease in the market value of Aramark stock (including swaps, forwards, options and futures) except in certain very limited circumstances.

To date, no current director or officer has utilized any of the exceptions. None of our directors or named executive officers or other executive officers has currently pledged Aramark stock. The Board has not approved any exceptions for hedging transactions to date and does not currently anticipate any situation where it would do so in the future.

Compensation Risk Disclosure

As part of its responsibility to set appropriate executive compensation, the Compensation Committee annually considers balance in the compensation program and its impact on Aramark’s risk management profile.

Specifically, in 2018, the Compensation Committee considered whether the mix of performance-based pay, the performance metrics and the degree of difficulty of the performance goals was sufficient to encourage management

47

to strive for strong performance without encouraging risk taking beyond established risk parameters. The Compensation Committee also considered the input of its independent compensation consultant regarding the risk profile of the compensation program as well as various factors that would mitigate risks associated with Aramark’s compensation program. These factors include: an effective balance between the cash and equity mix and short and long-term focus; the use of multiple performance metrics for annual incentive programs; substantial stock ownership guidelines; a clawback policy; an anti-hedging policy; and independent committee oversight of the compensation programs.

After discussing all such matters, the Compensation Committee determined that in relation to 2018, Aramark’s compensation program is appropriately structured and does not motivate individuals or groups to take risks that are reasonably likely to have a material adverse effect on the Company.

Impact of Regulatory Requirements on Executive Compensation

Sections 280G and 4999. Sections 280G and 4999 of the Internal Revenue Code (the “Code”) limit our ability to take a tax deduction for certain “excess parachute payments” (as defined in the Code) and impose excise taxes on each executive that receives “excess parachute payments” in connection with his or her severance and other payments from us that are contingent on or in connection with a change of control.

The Compensation Committee considered the adverse tax liabilities imposed by Sections 280G and 4999, as well as other competitive factors, when it structured certain post-termination compensation payable to our named executive officers. The potential adverse tax consequences to us and/or the executive, however, are not necessarily determinative factors in such decisions. Our 2007 agreement with Ms. McKee relating to employment requires us to make a gross-up payment to compensate her for any excise taxes (and income taxes on such gross-up payment) that she incurs under Section 4999. Subsequently, as market practices changed, the Compensation Committee determined it would no longer provide such gross-up payments. As a result, no gross-up was provided in the agreements entered into with Messrs. Foss, Bramlage, Reynolds and Kroeker.

Section 162(m). Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally disallows a tax deduction to a public corporation for compensation over $1,000,000 paid in any fiscal year to a company’s chief executive officer or other named executive officers (excluding the company’s principal financial officer, in the case of tax years commencing before 2018). However, in the case of tax years commencing before 2018, the statute exempted qualifying performance-based compensation from the deduction limit if certain requirements were met. Section 162(m) was amended in December 2017 by the Tax Cuts and Jobs Act to eliminate the exemption for performance-based compensation (other than with respect to payments made pursuant to certain “grandfathered” arrangements entered into prior to November 2, 2017) and to expand the group of current and former executive officers who may be covered by the deduction limit under Section 162(m). While Aramark’s shareholder approved incentive plans were previously structured to provide that certain awards could be made in a manner intended to qualify for the performance-based compensation exemption, that exemption will no longer be available for future tax years (other than with respect to certain “grandfathered” arrangements as noted above). The Compensation Committee expects in the future to authorize compensation in excess of $1,000,000 to named executive officers that will not be deductible under Section 162(m) when it believes doing so is in the best interests of Aramark and its shareholders.

48

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K and in this Proxy Statement relating to our 2019 Annual Meeting of Shareholders. Submitted by the Compensation Committee of the Board:

Stephen I. Sadove, Chairman

Lisa G. Bisaccia

Calvin Darden

Richard W. Dreiling

Sanjeev K. Mehra

49

COMPENSATION TABLES

2018 Summary Compensation Table

The following tables, narrative and footnotes discuss the compensation of the Chairman, President, and Chief Executive Officer, the Chief Financial Officer, and the three other most highly compensated executive officers in 2018, who are referred to as named executive officers or NEOs.

Name and Principal position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non- Equity Incentive Plan Compen- sation(4) ($)	Change in Pension value And non- Qualified Deferred Compensation Earnings(5) ($)	All Other Compen- sation(6) ($)	Total ($)

Eric J. Foss, Chairman, President and Chief Executive Officer	2018	1,700,004	—	7,801,697	3,505,894	2,629,400	4,160	317,753	15,958,908
	2017	1,700,000	—	6,388,467	4,467,809	3,451,900	3,239	313,583	16,324,998
	2016	1,700,000	—	6,516,166	4,575,843	3,726,000	2,355	530,648	17,051,012

Stephen P. Bramlage, EVP and Chief Financial Officer	2018	695,656	—	1,470,062	630,000	546,900	755	45,898	3,389,271
	2017	648,720	—	960,034	640,007	671,000	382	61,689	2,981,832
	2016	609,000	—	960,008	640,002	670,700	68	415,031	3,294,809

Lynn B. McKee, EVP, Human Resources	2018	700,227	—	1,120,024	480,008	541,500	14,692	55,634	2,912,084
	2017	695,831	—	960,034	640,007	710,900	13,709	58,382	3,078,863
	2016	679,804	—	960,008	640,002	748,700	12,682	74,888	3,116,084

Stephen R. Reynolds, EVP, General Counsel and Secretary	2018	543,876	—	1,120,024	480,008	420,600	2,435	28,356	2,595,298
	2017	540,553	—	960,034	640,007	552,200	1,942	36,595	2,731,331
	2016	528,003	—	960,008	640,002	581,500	1,467	61,592	2,772,572

Harrald Kroeker Senior Vice President, Integration	2018	548,890	—	840,059	360,001	360,800	—	21,313	2,131,063
	2017	545,541	—	720,042	480,003	473,700	—	24,669	2,243,955
	2016	532,875	—	510,026	340,001	498,800	—	24,479	1,906,181

(1)

For fiscal years 2016, 2017 and 2018, Messrs. Foss, Bramlage and Reynolds and Ms. McKee each deferred a portion of their salaries under the 2007 Savings Incentive Retirement Plan. These amounts are reflected in the Salary column, and for fiscal 2018 are reflected in the Non-Qualified Deferred Compensation Table for Fiscal Year 2018.

(2)

Includes the aggregate grant date fair value of restricted stock units, performance stock units and performance stock awards granted in the respective fiscal year computed in accordance with FASB ASC Topic 718. For performance stock units and performance stock awards, the grant date fair value reported is based upon the probable outcome of the performance condition at the grant date as described in the table below, which also identifies the grant date fair value at the highest level of performance:

	Fiscal 2016 Grants		Fiscal 2017 Grants		Fiscal 2018 Grants
	Probable Outcome ($)	Highest Level of Performance ($)	Probable Outcome ($)	Highest Level of Performance ($)	Probable Outcome ($)	Highest Level of Performance ($)

Eric J. Foss	$4,344,100	$8,688,200	$4,258,978	$8,517,956	$5,572,642	$11,145,284

Stephen P. Bramlage	$640,005	$1,280,011	$640,022	$1,280,044	$1,050,033	$2,100,066

Lynn B. McKee	$640,005	$1,280,011	$640,022	$1,280,044	$800,011	$1,600,022

Stephen R. Reynolds	$640,005	$1,280,011	$640,022	$1,280,044	$800,011	$1,600,022

Harrald Kroeker	$340,017	$680,034	$480,017	$960,034	$600,019	$1,200,038

With regard to Mr. Foss, the table immediately above does not include certain awards granted in fiscal years 2016, 2017 and 2018 that are subject only to time-based and market-based conditions (relative total shareholder return), because these awards are not subject to any performance-based conditions that would vary the number of shares that vest if the relative total shareholder return condition is achieved. The grant date fair value of awards with market-based conditions is determined based on a Monte Carlo simulation model for market-based total shareholder return. For additional information on the valuation assumptions and more discussion with respect to the valuation of equity awards, refer to Note 10 to the audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended September 28, 2018.

50

(3)

Includes the aggregate grant date fair value of stock option awards granted in the respective fiscal year computed in accordance with FASB ASC Topic 718. With regard to Mr. Foss, a portion of the stock options granted in fiscal years 2016, 2017 and 2018 have a market-based condition (relative total shareholder return). These options are not subject to any performance-based conditions that would vary the number of options that vest if the relative total shareholder return condition is achieved. The grant date fair value of these options with market-based conditions is determined based on a Monte Carlo simulation model for market-based total shareholder return. For additional information on the valuation assumptions and more discussion with respect to the stock options, refer to Note 10 to the audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended September 28, 2018.

(4)

Includes payment under the Senior Executive Bonus Plan for each of Messrs. Foss, Bramlage, Reynolds and Kroeker (with regard to fiscal years 2017 and 2018) and Ms. McKee and payment for Mr. Kroeker, with regard to fiscal year 2016, under the Management Bonus Plan.

(5)	Includes amounts earned on deferred compensation in excess of 120% of the applicable federal rate, based upon the above-market return at the time the rate basis was set.

(6)	The following are included in this column for 2018:

a.

The aggregate incremental cost to us of the following perquisites: car allowance, premium payments for disability insurance, premium payments for an excess health insurance plan, payments for an executive physical, parking fees paid by the Company, financial planning and, for Messrs. Foss and Bramlage, personal use of Company-owned tickets or the Company-owned suite at sports stadiums and arenas and, for Mr. Foss, costs associated with personal use of the Company aircraft and/or personal use of the Company’s fractional ownership of an additional aircraft and personal use of a Company-provided car and driver.

b.

With regard to Mr. Foss, $250,000 for Mr. Foss’s personal use of the Company aircraft and personal use of the Company’s fractional ownership of an additional aircraft. Pursuant to a resolution adopted by the Compensation Committee and an Aircraft Time Sharing Agreement entered into between Mr. Foss and the Company, Mr. Foss reimburses the Company for the amount by which the aggregate incremental cost to the Company attributable to his personal use of the Company aircraft exceeds $250,000 per year. The calculation of incremental cost for personal use of Company aircraft includes the variable costs incurred as a result of his personal flight activity, including charges for aircraft fuel, landing fees, and any travel expenses for the flight crew. The variable costs for the Company’s fractional ownership share include the regular hourly charge, the fuel variable charge, international flat fees and other fees. Mr. Foss is not reimbursed by the Company for any personal income taxes associated with his personal use of the Company aircraft or the Company’s fractional ownership share.

c.

Premium payments for term life insurance or the Survivor Income Protection Plan as follows: for Mr. Foss, $1,176, for Mr. Bramlage, $1,176, for Ms. McKee, $7,523, for Mr. Reynolds, $1,176 and for Mr. Kroeker, $1,176.

d.	Amounts that constitute the Company match to the Savings Incentive Retirement Plan for fiscal 2018 of $4,625 for each of Messrs. Foss, Bramlage and Reynolds and Ms. McKee.

e.

The dollar value of dividend equivalents accrued or credited on certain restricted stock units and performance stock units granted prior to February 5, 2014 (the date the Company announced the payment of its first quarterly dividend), where dividends were not factored into the grant date fair value required to be reported for such awards. The total value of dividend equivalents accrued on restricted stock units and performance stock units for the executive officers during fiscal 2018, in each case for awards granted prior to February 5, 2014, is as follows: for Mr. Foss, $2,915, for Ms. McKee, $117, for Mr. Reynolds, $94, and for Mr. Kroeker, $405. For awards granted on or after February 5, 2014, the value of dividend equivalents credited or otherwise allocated to restricted stock units or performance stock units in the form of additional units with the same vesting terms as the original awards is not included in the “All Other Compensation” column because their value is factored into the grant date fair value of awards. Additional units awarded in connection with dividend adjustments are subject to vesting and delivery conditions as part of the underlying awards.

51

Grants of Plan-Based Awards for Fiscal Year 2018

The following table provides information about equity and non-equity awards granted to our named executive officers in fiscal 2018.

				Estimated Future Payouts under Non-Equity Incentive Plan Awards(2) ($)			Estimated Future Payouts under Equity Incentive Plan Awards (#)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards(3)
Name	Type(1)	Grant Date	Committee Meeting Date	Thres- hold	Target	Maxi- mum	Thres- hold	Target	Maxi- mum
Foss	ACI			850,000	3,400,000	10,000,000
	NQSOs(4)	11/16/2017	11/1/2017								339,429	$40.74	$2,970,004
	PSUs(5)	11/16/2017	11/1/2017				60,752	121,503	243,006				$4,950,032
	RSUs(6)	11/16/2017	11/1/2017							48,601			$1,980,005
	TSR_NQSOs(7)	11/16/2017	11/1/2017					102,858				$40.74	$535,890
	TSR_PSUs(8)	11/16/2017	11/1/2017				18,410	36,819	73,638				$622,609
	TSR_PSUs(9)	11/16/2017	11/1/2017					14,728					$249,050
Bramlage	ACI			176,807	707,227	1,379,093
	NQSOs(4)	11/16/2017	11/1/2017								72,000	$40.74	$630,000
	PSUs(5)	11/16/2017	11/1/2017				12,887	25,774	51,548				$1,050,033
	RSUs(6)	11/16/2017	11/1/2017							10,310			$420,029
McKee	ACI			175,058	700,232	1,365,452
	NQSOs(4)	11/16/2017	11/1/2017								54,858	$40.74	$480,008
	PSUs(5)	11/16/2017	11/1/2017				9,819	19,637	39,274				$800,011
	RSUs(6)	11/16/2017	11/1/2017							7,855			$320,013
Reynolds	ACI			135,967	543,869	1,060,545
	NQSOs(4)	11/16/2017	11/1/2017								54,858	$40.74	$480,008
	PSUs(5)	11/16/2017	11/1/2017				9,819	19,637	39,274				$800,011
	RSUs(6)	11/16/2017	11/1/2017							7,855			$320,013
Kroeker	ACI			116,639	466,555	909,782
	NQSOs(4)	11/16/2017	11/1/2017								41,143	$40.74	$360,001
	PSUs(5)	11/16/2017	11/1/2017				7,364	14,728	29,456				$600,019
	RSUs(6)	11/16/2017	11/1/2017							5,892			$240,040

(1)	ACI = Annual Cash Incentive; NQSO = Non-Qualified Stock Option; RSU = Restricted Stock Unit; PSU = Performance Stock Unit; TSR = Total Shareholder Return (Outperformance award).

(2)

The amounts represent the threshold, target, and maximum payouts under the Management Bonus Plan for the 2018 performance period which serves as the basis for the annual cash incentive payments under the Senior Executive Bonus Plan in which Messrs. Foss, Bramlage, Reynolds and Kroeker and Ms. McKee participated in 2018. With regard to Mr. Foss, the maximum shown is the maximum allowed under the Senior Executive Bonus Plan. The maximum bonuses under the Senior Executive Bonus Plan for fiscal 2018 as a percentage of the aggregate bonus amount under the Senior Executive Bonus Plan are: for Mr. Foss, 54%; for Mr. Bramlage, 14%; and for each of Messrs. Reynolds and Kroeker and Ms. McKee, 11%.

(3)

This column shows the full grant date fair value of non-qualified stock options, restricted stock units and performance stock units granted to our named executive officers in fiscal 2018 under FASB ASC Topic 718. The grant date fair value for performance stock units granted in fiscal 2018 assumes achievement of the target amount. For additional information on the valuation assumptions, refer to Note 10 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended September 28, 2018. These amounts do not correspond to the actual value that will be received by the named executive officers.

(4)	These stock options were granted under the 2013 Stock Plan, vest annually 25% per year over four years and have a ten-year term, subject to the grantee’s continued employment with the Company.

(5)

These performance stock units were granted under the 2013 Stock Plan and vest at the end of fiscal 2020, provided that the performance targets, based on adjusted earnings per share and ROIC, are met for the three-year period ending October 2, 2020.

(6)	These restricted stock units were granted under the 2013 Stock Plan and vest annually 25% per year over four years, subject to the grantee’s continued employment with the Company.

(7)

These performance based non-qualified stock options are subject to the achievement of a relative TSR performance target for the three-year period ending October 2, 2020 and will vest following the completion of fiscal year 2020, provided that the performance target is met.

52

(8)

These performance stock units are subject to the achievement of a relative TSR performance target for the three-year period ending October 2, 2020, and performance targets based on adjusted earnings per share and ROIC for the three-year period ended October 2, 2020 and will vest following the completion of fiscal year 2020, provided that the performance targets are met.

(9)

These performance stock units are subject to the achievement of a relative TSR performance target for the three-year period ending October 2, 2020 and will vest following the completion of fiscal year 2020, provided that the performance target is met.

53

Outstanding Equity Awards at 2018 Fiscal Year-End

The following table provides information with respect to outstanding equity awards held by our named executive officers at 2018 fiscal year-end.

		Option Awards						Stock Awards
Name	Type	Number of Securities Underlying Unexercised Options(#) Exercisable(1)	Number of Securities Underlying Unexercised Options(#) Unexercisable(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Foss(8)	NQSOs	1,450,000	—	—		$13.90(4)	6/6/2022	—	—	—	—
	NQSOs	1,247,638	—	—		$16.21	6/20/2023	—	—	—	—
	NQSOs	342,998	—	—		$16.21	7/31/2022	—	—	—	—
	NQSOs	770,417	—	—		$23.92	12/20/2023	—	—	—	—
	NQSOs	470,445	156,817	—		$28.66	11/19/2024	—	—	—	—
	NQSOs	209,080	209,083	—		$32.65	11/20/2025	—	—	—	—
	NQSOs	117,021	351,065	141,844	(3)	$34.08	11/18/2026	—	—	—	—
	NQSOs	—	339,429	102,858	(3)	$40.74	11/16/2027	—	—	—	—
	PSAs(5)	—	—	—		—	—	—	—	151,410	$6,513,658
	PSUs(6)	—	—	—		—	—	—	—	192,824	$8,295,277
	RSUs(7)	—	—	—		—	—	148,620	$6,393,617	—	—
Bramlage	NQSOs	67,416	22,472	—		$31.40	4/6/2025	—	—	—	—
	NQSOs	33,790	33,792	—		$32.65	11/20/2025	—	—	—	—
	NQSOs	18,912	56,739	—		$34.08	11/18/2026	—	—	—	—
	NQSOs	—	72,000	—		$40.74	11/16/2027	—	—	—	—
	PSAs(5)	—	—	—		—	—	—	—	18,780	$807,916
	PSUs(6)	—	—	—		—	—	—	—	26,041	$1,120,269
	RSUs(7)	—	—	—		—	—	25,983	$1,117,778	—	—
McKee(8)	NQSOs	100,000	—	—		$9.48(4)	3/2/2020	—	—	—	—
	NQSOs	250,000	—	—		$11.63(4)	6/22/2021	—	—	—	—
	NQSOs	94,518	—	—		$16.21	7/9/2023	—	—	—	—
	NQSOs	25,828	—	—		$16.21	7/31/2021	—	—	—	—
	NQSOs	30,817	—	—		$23.92	12/20/2023	—	—	—	—
	NQSOs	57,900	19,302	—		$28.66	11/19/2024	—	—	—	—
	NQSOs	33,790	33,792	—		$32.65	11/20/2025	—	—	—	—
	NQSOs	18,912	56,739	—		$34.08	11/18/2026	—	—	—	—
	NQSOs	—	54,858	—		$40.74	11/16/2027	—	—	—	—
	PSAs(5)	—	—	—		—	—	—	—	18,780	$807,916
	PSUs(6)	—	—	—		—	—	—	—	19,840	$853,523
	RSUs(7)	—	—	—		—	—	23,109	$994,158	—	—
Reynolds	NQSOs	62,500	—	—		$14.99	12/5/2022	—	—	—	—
	NQSOs	18,906	—	—		$16.21	7/9/2023	—	—	—	—
	NQSOs	55,484	—	—		$16.21	7/31/2023	—	—	—	—
	NQSOs	24,654	—	—		$23.92	12/20/2023	—	—	—	—
	NQSOs	57,900	19,302	—		$28.66	11/19/2024	—	—	—	—
	NQSOs	33,790	33,792	—		$32.65	11/20/2025	—	—	—	—
	NQSOs	18,912	56,739	—		$34.08	11/18/2026	—	—	—	—
	NQSOs	—	54,858	—		$40.74	11/16/2027	—	—	—	—
	PSAs(5)	—	—	—		—	—	—	—	18,780	$807,916
	PSUs(6)	—	—	—		—	—	—	—	19,840	$853,523
	RSUs(7)	—	—	—		—	—	23,109	$994,158	—	—

54

		Option Awards					Stock Awards
Name	Type	Number of Securities Underlying Unexercised Options(#) Exercisable(1)	Number of Securities Underlying Unexercised Options(#) Unexercisable(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Kroeker	NQSOs	42,808	—	—	$20.00	12/11/2023	—	—	—	—
	NQSOs	36,186	12,065	—	$28.66	11/19/2024	—	—	—	—
	NQSOs	17,950	17,953	—	$32.65	11/20/2025	—	—	—	—
	NQSOs	14,184	42,554	—	$34.08	11/18/2026	—	—	—	—
	NQSOs	—	41,143	—	$40.74	11/16/2027	—	—	—	—
	PSAs(5)	—	—	—	—	—	—	—	14,085	$605,937
	PSUs(6)	—	—	—	—	—	—	—	14,880	$640,153
	RSUs(7)	—	—	—	—	—	15,864	$682,483	—	—

(1)

The amounts in this column are time vesting and performance based options that have vested, generally based on the vesting schedules described below in footnote 2, provided that a certain portion of these options which were subject to performance conditions may have vested at an earlier or later time when such performance conditions were satisfied.

(2)

These are options subject to time vesting and, other than as set forth below, vest 25% per year over four years from the date of grant, provided that the named executive officer is still employed, with certain exceptions (disability, retirement or death). See “Potential Post-Employment Benefits”. Other than as set forth below, all options were granted on the date that is ten years prior to the listed expiration date. Certain options included in this column were granted in connection with an equity exchange offer in fiscal 2013 and have vesting schedules based upon the original vesting schedule of the award that was exchanged, as set forth below.

Name	Expiration Date	Grant Date	Vesting Schedule
McKee	July 31, 2021	July 31, 2013	One-third on each of December 15, 2013, 2014 and 2015
Foss	July 31, 2022	July 31, 2013	25% on each of December 15, 2013, 2014, 2015 and 2016
Reynolds	July 31, 2023	July 31, 2013	20% vested on grant and 20% vest on each of December 15, 2013, 2014, 2015 and 2016

(3)	These are stock options subject to a relative TSR market condition for a three-year period as outlined below and are not eligible to vest until the end of the performance period.

Name	Award Date	Number of Securities Underlying Unexercised Unearned Options (#)	Performance Period End Date
Foss	11/18/2016	141,844	9/27/2019
	11/16/2017	102,858	10/2/2020

(4)	Exercise price reflects the reduction of $1.06 per share, in connection with the spin-off of Seamless Holdings by the Company on October 26, 2012.

(5)

Unless otherwise noted, these are shares of performance restricted stock, subject to a three-year cumulative adjusted EPS performance target, that are not eligible to vest prior to the end of the performance period which ends on September 27, 2019, and vest provided that the named executive officer is still employed on such date with certain exceptions (disability, retirement or death). See “Potential Post-Employment Benefits”. Performance restricted stock awards do not accrue dividend equivalents, but instead accrue cash dividends to be delivered only upon vesting of the underlying shares. In all cases, outstanding awards are reflected at target. The awards vest between 50% and 200% of target amount based on actual performance during the performance periods, assuming the threshold performance requirement is met. With regard to Mr. Foss, includes 35,212 shares of performance restricted stock that are also subject to a relative TSR market condition within the same performance period.

55

(6)

Unless otherwise noted, these are performance stock units, subject to equally weighted three-year cumulative adjusted EPS and ROIC performance conditions, that are not eligible to vest prior to the end of the performance period which ends on October 2, 2020, and vest provided that the named executive officer is still employed on such dates with certain exceptions (disability, retirement or death). See “Potential Post-Employment Benefits”. Performance stock units do accrue dividend equivalent units that are delivered only upon vesting of the underlying shares and such dividend equivalent units are included in the table. In all cases, outstanding awards are reflected at target. The awards vest between 50% and 200% of target amount based on actual performance during the performance periods, assuming the threshold performance requirement is met. With regard to Mr. Foss, 37,200 of these performance stock units are also subject to a relative TSR market condition within the same performance period. Additionally, with regard to Mr. Foss, includes performance stock units that may only vest at target subject to a relative TSR market condition within the performance periods defined below:

Name	Award Date	Number of Unearned Shares or Units (#)	Performance Condition	Performance Period End Date
Foss	11/18/2016	17,983*	TSR	9/27/2019
	11/16/2017	14,880*	TSR	10/2/2020

*	These awards vest at target assuming the TSR performance condition is met, otherwise they are forfeited.

(7)

These are restricted stock units that are subject to time-vesting conditions and vest in four equal annual installments, provided that the named executive officer is still employed by us on such dates, with certain exceptions (disability, retirement or death). See “Potential Post-Employment Benefits”. The number of restricted stock units listed includes dividend equivalents accrued with respect to such award:

Name	Award Date	Number of Shares or Units of Stock That Have Not Vested (#)	Name	Award Date	Number of Shares or Units of Stock That Have Not Vested (#)
Foss	11/19/2014	23,689	Reynolds	11/19/2014	2,917
	11/20/2015	31,318		11/20/2015	5,062
	11/18/2016	44,509		11/18/2016	7,194
	11/16/2017	49,104		11/16/2017	7,936
Bramlage	4/6/2015	3,310	Kroeker	11/19/2014	1,825
	11/20/2015	5,062		11/20/2015	2,691
	11/18/2016	7,194		11/18/2016	5,396
	11/16/2017	10,417		11/16/2017	5,953
McKee	11/19/2014	2,917
	11/20/2015	5,062
	11/18/2016	7,194
	11/16/2017	7,936

(8)

If a participant’s service with the Company or any of its subsidiaries terminates due to retirement (as defined in the 2013 Stock Plan), the installment of stock options and restricted stock units that are scheduled to vest on the next vesting date following such termination will immediately vest. With regard to performance based awards, a participant is entitled to a portion of the award proportionate to the timing of the retirement and performance period (subject to achievement of the performance targets). Only Mr. Foss and Ms. McKee are retirement eligible as of the end of fiscal 2018. For information on the value of equity awards which would have vested upon retirement as of the end of fiscal 2018, see the table of estimated payments presented in “Potential Post-Employment Benefits” below.

Option Exercises and Stock Vested Table for Fiscal Year 2018

The following table sets forth information with respect to the named executive officers concerning the exercise of options and the vesting of restricted stock units, performance stock units, and shares of performance restricted stock in fiscal 2018.

Name	Option Awards		Stock Awards
	Number Of Shares Acquired On Exercise (#)	Value Realized On Exercise ($)	Number Of Shares Acquired On Vesting(1)(2) (#)	Value Realized On Vesting(3) ($)

Foss	—	—	386,550	$16,370,527

Bramlage	—	—	89,047	$ 3,659,108

McKee	—	—	55,778	$ 2,365,423

Reynolds	—	—	55,555	$ 2,355,876

Kroeker	—	—	35,104	$ 1,487,529

(1)

This column includes restricted stock units, performance stock units and shares of performance restricted stock that have vested during the fiscal year. For restricted stock units and performance stock units, the number of shares acquired on vesting includes dividend equivalents.

56

(2)

For each named executive officer, shares actually delivered upon vesting of restricted stock units, performance stock units and shares of performance restricted stock were net of amounts withheld related to taxes.

(3)

Value realized on vesting is calculated based upon the closing price of our common stock on the NYSE at the date of exercise or vesting, as applicable and includes accrued cash dividends, where applicable.

Pension Benefits for Fiscal 2018

No named executive officer participated in a pension benefit plan during fiscal 2018.

Non-Qualified Deferred Compensation for Fiscal Year 2018

Our named executive officers are eligible to participate in two deferred compensation plans: the 2007 Savings Incentive Retirement Plan and the 2005 Deferred Compensation Plan, each of which is discussed in further detail below. Ms. McKee participated in predecessor plans to the 2007 Savings Incentive Retirement Plan and retains balances in these older plans, all of which are reflected in the table.

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance At Last FYE(3)(4) ($)

Foss

2007 SIRP	102,000	4,625	26,916	—	694,019

2005 Deferred Comp Plan	—	—	—	—	—

Bramlage

2007 SIRP	46,792	4,625	4,886	—	145,791

2005 Deferred Comp Plan	—	—	—	—	—

McKee

2007 SIRP	42,014	4,625	95,057	—	2,276,378

2005 Deferred Comp Plan	—	—	—	—	—

Reynolds

2007 SIRP	48,949	4,625	13,665	—	353,645

2005 Deferred Comp Plan	—	—	2,087	—	49,392

Kroeker

2007 SIRP	—	—	—	—	—

2005 Deferred Comp Plan	—	—	—	—	—

(1)

All amounts in this column were deferred under the 2007 Savings Incentive Retirement Plan during fiscal 2018; such amounts are included in the named executive officer’s salary amount in the Summary Compensation Table.

(2)

These amounts constitute the Company matching contributions to the 2007 Savings Incentive Retirement Plan for fiscal 2018, which were made in November 2018. These amounts are reported in the All Other Compensation column of the Summary Compensation Table.

(3)

To the extent that participants’ earnings on their account balances for the 2007 Savings Incentive Retirement Plan and the 2005 Deferred Compensation Plan exceeded 120% of the applicable federal rate, those excess earnings were reported in the Change in Pension Value and Non-Qualified Deferred Compensation Earnings column of the Summary Compensation Table as follows: for Mr. Foss, $4,160, for Mr. Bramlage, $755, for Ms. McKee, $14,692, and for Mr. Reynolds, $2,435.

(4)

The Aggregate Balance at Fiscal Year End includes amounts that were reported in the Summary Compensation Table for the last three fiscal years as follows: for Mr. Foss, $336,142, for Mr. Bramlage, $90,760, for Ms. McKee, $189,332, and for Mr. Reynolds, $175,326.

The 2007 Savings Incentive Retirement Plan enables our named executive officers to defer up to 25% of their base salaries, which become our unfunded deferral obligations. We credit the deferral amounts with interest at the Moody’s Long Term Corporate Baa Bond Index rate for October of the previous year, which was 4.32% beginning January 1, 2018. From October 1, 2017 until December 31, 2017, we credited amounts deferred with an interest rate equal to 4.38%. Employees who participate in the 2007 Savings Incentive Retirement Plan are eligible to receive a Company matching contribution equal to 25-75% of the first 6% of their salary deferred up to the Internal Revenue Code maximum deferral limit ($18,500 for fiscal 2018). This match is intended to replicate what the employee would have received if he or she had been able to participate in our 401(k) plans. For fiscal 2018, the Company matching contribution was 25%. Participants in the Savings Incentive Retirement Plan may only make account withdrawals if there occurs an unforeseeable emergency as defined in the plan and the withdrawal is approved by the plan

57

administrative committee. Company match amounts are not available for a hardship withdrawal. The 2007 Savings Incentive Retirement Plan is settled in cash following termination of employment and in compliance with certain requirements of Section 409A of the Internal Revenue Code.

Named executive officers may defer receipt of part or all of their cash compensation under our 2005 Deferred Compensation Plan. The 2005 Deferred Compensation Plan allows executives to save for retirement in a tax-deferred way at minimal cost to us. Under this unfunded Plan, amounts deferred by the executive are credited with interest at the Moody’s Long Term Corporate Baa Bond Index rate for October of the previous year, which was 4.32% beginning January 1, 2018. From October 1, 2017, until December 31, 2017, we credited amounts deferred with an interest rate equal to 4.38%. The 2005 Deferred Compensation Plan permits participants to select a payment schedule at the time they make their deferral election, subject to a three-year minimum deferral period as long as the participant remains employed by us. All or a portion of the amount then credited to a deferral account may be withdrawn, if the withdrawal is necessary in light of a severe financial hardship.

The interest rate for both the 2007 Savings Incentive Retirement Plan and the 2005 Deferred Compensation Plan will be adjusted on January 1, 2019, based on the Moody’s Long Term Corporate Baa Bond Index rate for October 2018 which is 5.07%.

Potential Post-Employment Benefits

Our named executive officers may be eligible to receive benefits in the event their employment is terminated (1) upon their retirement, disability or death, (2) by Aramark without cause (or by the executive in certain cases of “good reason”), or (3) in certain circumstances following a change of control. The amount of benefits will vary based on the reason for the termination.

The following sections present a discussion and calculations, as of September 28, 2018, of the estimated benefits the named executive officers would receive in these situations. Although the calculations are intended to provide reasonable estimates of the potential benefits, they are based on numerous assumptions discussed in the footnotes to the table and may not represent the actual amount an executive would receive if an eligible termination event were to occur.

Each of our named executive officers has entered into an agreement relating to employment and post-employment competition, which we refer to herein as an employment agreement. In addition to the amounts disclosed in the following sections, each of our named executive officers would retain the amounts which he or she has earned or accrued over the course of his or her employment prior to the termination event, such as the executive’s balances under our deferred compensation plans and previously vested equity awards. For further information about previously earned and accrued amounts, see “Summary Compensation Table,” “Outstanding Equity Awards at 2018 Fiscal Year-End” and “Non-Qualified Deferred Compensation for Fiscal Year 2018.”

Mr. Foss

Termination without Cause / Resignation for Good Reason in the Absence of a Change of Control

If Mr. Foss is terminated without cause or resigns for good reason in the absence of a change of control (as defined in his agreement and described below), he will be entitled to the following payments and benefits:

•	a pro rata bonus for the year of termination based upon actual performance;

•	continued payment of his base salary for 24 months;

•	two times the prior year’s bonus (if any) paid over 24 months;

•	continued participation in the Company’s basic medical and life insurance programs on the same terms as prior to termination for a period of 24 months, both for Mr. Foss and for his dependents;

•	continued payment of his car allowance for 24 months;

•	immediate vesting of time-vesting stock options that would have vested during the 24-month period following his termination; and

•

all of his vested stock options (including those that immediately vest as described above), with 90 days following termination of employment to exercise, with all other unvested equity awards automatically canceled.

58

Termination without Cause / Resignation for Good Reason in Relation to a Change of Control

Our employment agreement with Mr. Foss also contains a “double trigger” change of control termination provision. If we terminate Mr. Foss’s employment at any time during the three-year period following a change of control (or his employment is terminated prior to such change of control either at the request of a party to the change of control transaction or otherwise in connection with or in anticipation of such change of control which subsequently occurs) by the Company without cause or he resigns for good reason (as defined in his agreement and described below), Mr. Foss would receive the following payments and benefits (in lieu of those described above):

•	two times his base salary in effect on the date of the change of control or on the date of termination, whichever is higher, payable over 24 months;

•	two times the higher of his annual target bonus in effect on the date of the change of control or his most recent annual bonus, whichever is higher, payable over 24 months;

•	a pro-rata portion of his annual target bonus in effect on the date of the change of control or on the date of termination, whichever is higher, in a lump sum;

•

continued participation in our medical (for Mr. Foss and his dependents), life and disability insurance programs on the same terms as in effect immediately prior to his termination, for a period of 24 months;

•	outplacement counseling in an amount not to exceed 20% of his base salary, for a period of 24 months;

•	continued payment of his car allowance, if provided at the time of termination, for a period of 24 months; and

•

accelerated vesting of outstanding equity-based awards (as described below under “Change of Control Vesting of Equity Awards”) or retirement plan benefits as is specified under the terms of the applicable plans.

Termination for Cause / Resignation without Good Reason

Upon termination for cause or resignation without good reason, Mr. Foss is not entitled to any severance benefits under his employment agreement and all vested stock options (on termination for cause) and unvested equity awards held by him would be immediately canceled. Termination for cause as defined in his employment agreement means termination of employment due to conviction or plea of guilty or nolo contendere to a felony or a misdemeanor involving moral turpitude that has a substantial adverse effect on Mr. Foss’s qualifications or his ability to perform his duties, willful and continuous failure to perform his duties after written notice, willful and continuous failure to perform lawfully assigned duties that are consistent with his position with the Company, willful violation of our Business Conduct Policy that causes material harm to us or our reputation or intentionally working against our best interests, in each case after notice and failure to cure the conduct within 15 business days.

Retirement, Death or Disability

Mr. Foss does not receive any special severance benefits upon retirement, disability or death, other than those under life insurance policies in the case of death. With regard to his equity awards, upon retirement, death or disability, Mr. Foss is eligible to vest in one additional tranche of time-vesting equity awards, performance stock options, and performance stock units or performance stock awards (“Performance Awards”) (subject to the achievement of the applicable performance target(s)) that are scheduled to vest in the year following retirement, death or disability, except that with respect to Performance Awards, if the date of termination due to retirement, death or disability occurs prior to the end of the performance period, then a portion of such award equal to 1/3 if such termination occurs in the first fiscal year, 2/3 if such termination occurs in the second fiscal year and the entire amount if such termination occurs in the third fiscal year, in each case, of the Performance Awards will become vested on the original vesting date (subject to achievement of the applicable performance target(s)). In addition, vested stock options remain exercisable for one year following termination of employment due to death, disability or retirement. Beginning for awards granted in fiscal 2018, if Mr. Foss is at least 62 years old and gives the Company at least one year’s written notice of his intent to retire, then upon such a retirement with notice, all of Mr. Foss’s outstanding, unvested equity awards will remain outstanding and eligible to vest on their original terms (with the vesting of performance based equity incentives to remain subject to the achievement of the relevant performance condition), without regard to a requirement that Mr. Foss remain in service with the Company. Additionally, in such event of retirement with notice, any vested stock options granted beginning in fiscal 2018 would remain exercisable for up to three years following the later of such retirement with notice or applicable vesting date.

Change of Control Vesting of Equity Awards

In the event of a change of control with respect to equity awards granted under the 2013 Stock Plan, upon a termination without cause (or, if applicable, a resignation for good reason) during the two-year period following a

59

change of control, all time-vesting equity awards become immediately vested and all Performance Awards will become vested (i) at the target level if the termination date occurs prior to the end of the performance period and (ii) based on the actual performance level if the termination date occurs on or after the end of the performance period; provided that in the case of equity awards granted subject to the achievement of a relative total shareholder return condition, the vesting will remain subject to the achievement of such condition.

280G Golden Parachute Provisions

Mr. Foss’s agreement provides that if any payments to Mr. Foss in connection with a change of control of the Company would constitute excess parachute payments that are subject to excise taxes under Section 4999 of the Internal Revenue Code, such payments will be subject to a reduction to avoid any such excise taxes that may be due, if such reduction results in Mr. Foss retaining a greater after-tax amount than if Mr. Foss received the full unreduced amount and paid all taxes (including the excise taxes) due. Mr. Foss is not eligible to receive a gross-up payment in respect of any such excise taxes he may pay. If a change of control were to have occurred at the end of fiscal 2018, excise tax would not have been imposed on Mr. Foss.

Restrictive Covenants

Mr. Foss is subject to (i) non-disclosure and non-disparagement obligations and (ii) non-competition and non-solicitation provisions for the two-year period following his termination of employment for any reason.

Good Reason Definition

Good reason is defined in Mr. Foss’s employment agreement as:

•

any diminution in title or reporting relationships, or substantial diminution in duties or responsibilities (other than solely as a result of a change of control after which we are no longer publicly held or independent) including the requirement that he report to any person or entity other than the Board;

•	reduction in base salary or target annual bonus opportunity, other than, prior to a change of control, an across-the-board reduction applicable to all senior executives;

•	the relocation of his principal place of employment by more than 35 miles in a direction further away from his current residence;

•	a material decrease in his employee benefits in the aggregate; or

•	failure to pay or provide (in any material respect) the compensation and benefits under his employment letter agreement or his employment agreement.

Mr. Foss must provide written notice that he is resigning for good reason within 90 days of becoming aware of the existence of good reason and the Company then has 30 days to cure such condition constituting good reason. If the event or condition is not cured, Mr. Foss has 30 days from the end of the cure period to resign for good reason.

Messrs. Bramlage and Reynolds and Ms. McKee

Termination without Cause / Resignation for Good Reason in the Absence of a Change of Control

If we terminate Messrs. Bramlage or Reynolds or Ms. McKee without cause, he or she will receive:

•	severance payments equal to his or her monthly base salary for 18 months made in the course of our normal payroll cycle;

•

participation in our basic medical and life insurance programs during the period over which he or she receives severance payments, with the employee’s share of premiums deducted from the severance payments;

•	continuation of his or her car allowance payments during the severance period; and

•	all of his or her vested stock options, with 90 days following termination of employment to exercise, with all other unvested equity awards automatically canceled.

Termination without Cause / Resignation for Good Reason in Relation to a Change of Control

Our employment agreements with Messrs. Bramlage and Reynolds and Ms. McKee contain a “double trigger” change of control termination provision. If Messrs. Bramlage’s or Reynolds’ or Ms. McKee’s employment is terminated by us without cause during the three-year period (or two-year period, with respect to Mr. Bramlage) following a change of

60

control (or his or her employment is terminated prior to such change of control either at the request of a party to the change of control transaction or otherwise in connection with or in anticipation of such change of control which subsequently occurs) or if he or she resigns with good reason (as defined in his or her employment agreement and described below), following a change of control, he or she would receive, (in the case of Mr. Reynolds and Ms. McKee, in addition to severance payments described above under “Termination without Cause / Resignation for Good Reason in the Absence of a Change of Control”):

•

cash severance benefits based on a multiple of two times his or her base salary and two times his or her target bonus (or the prior year’s actual bonus, if higher) payable over a two-year period according to our payroll cycle;

•

a lump sum payment, within 40 days after his or her termination date, equal to the portion of his or her target bonus attributable to the portion of the fiscal year served prior to termination, plus any earned but unpaid amounts;

•	continued medical, life and disability insurance at our expense for a two-year period following termination;

•	outplacement counseling in an amount not to exceed 20% of base salary;

•

continued payment of his or her car allowance payments, if provided at the time of termination, with respect to Mr. Bramlage, for a period of 24 months, and with respect to Mr. Reynolds and Ms. McKee, for a period of 18 months; and

•

accelerated vesting of outstanding equity-based awards (as described below under “Change of Control Vesting of Equity Awards”) or retirement plan benefits as is specified under the terms of the applicable plans.

Termination for Cause / Resignation without Good Reason

Upon termination for cause or resignation without good reason, Messrs. Bramlage and Reynolds and Ms. McKee are not entitled to any severance benefits under their respective employment agreements and all vested stock options (on termination for cause) and unvested equity awards held by them would be immediately canceled. With respect to Messrs. Bramlage and Reynolds and Ms. McKee, termination for cause means termination of employment due to conviction or plea of guilty or nolo contendere to a felony, intentional fraud or dishonesty with regard to us that causes us demonstrable harm, willful and continuous failure to perform his or her lawfully assigned duties that are consistent with his or her position, willful violation of our Business Conduct Policy that causes material harm to us or our business reputation or intentionally working against our best interests, in each case after notice and failure to cure the conduct within 10 business days.

Retirement, Death or Disability

Messrs. Bramlage and Reynolds and Ms. McKee do not receive any special severance benefits upon retirement, death or disability, other than those under the Survivor Income Protection Plan and/or life insurance policies, as applicable, in the case of death (or, in the case of the Survivor Income Protection Plan, upon retirement after age 65). With regard to their equity awards, upon retirement, death or disability, Messrs. Bramlage and Reynolds and Ms. McKee are eligible to vest in one additional tranche of time-vesting equity awards and become vested in Performance Awards in the same manner as described above for Mr. Foss. In addition, vested stock options remain exercisable for one year following termination of employment due to death, disability or retirement. Beginning for awards granted in fiscal 2018, if any of these executives has been employed with the Company for at least five years, is at least 62 years old and gives the Company at least one year’s written notice of his or her intent to retire, then upon such a retirement with notice, the next two tranches of outstanding, unvested equity awards will remain outstanding and eligible to vest on their original terms (with the vesting of performance based equity incentives to remain subject to the achievement of the relevant performance condition), without regard to a requirement that the executive remain in service with the Company. Additionally, in such event of retirement with notice, any vested stock options granted beginning in fiscal 2018 would remain exercisable for up to three years following the later of such retirement with notice or applicable vesting date.

Change of Control Vesting of Equity Awards

In the event of a change of control, Messrs. Bramlage and Reynolds and Ms. McKee will receive the same treatment with respect to equity awards granted under the 2013 Stock Plan as described above for Mr. Foss.

280G Golden Parachute Provisions

Ms. McKee’s agreement provides that if the payments made to Ms. McKee were to result in excise taxes or interest and penalties under Section 4999 of the Internal Revenue Code, the Company is required to gross up the payments

61

to Ms. McKee for the income or excise tax imposed. This gross-up provision ensures that Ms. McKee receives the full benefit of payments related to a change of control to which each is entitled. If a change of control were to have occurred at the end of fiscal 2018, excise tax would not have been imposed on Ms. McKee.

Each of Messrs. Bramlage’s and Reynolds’ agreement provides that if any payments to Messrs. Bramlage or Reynolds in connection with a change of control of the Company would constitute excess parachute payments that are subject to excise taxes under Section 4999 of the Internal Revenue Code, such payments will be subject to a reduction to avoid any such excise taxes that may be due, if such reduction results in Messrs. Bramlage or Reynolds retaining a greater after-tax amount than if Messrs. Bramlage or Reynolds received the full unreduced amount and paid all taxes (including the excise taxes) due. Neither of Messrs. Bramlage or Reynolds is eligible to receive a gross-up payment in respect of any such excise taxes he may pay. If a change of control were to have occurred at the end of fiscal 2018, excise tax would have been imposed on Mr. Bramlage and he would have retained a greater after-tax amount if his payments were reduced. The table below reflects such reduction in payments. If a change of control were to have occurred at the end of fiscal 2018, excise tax would not have been imposed on Mr. Reynolds.

Restrictive Covenants

Messrs. Bramlage and Reynolds and Ms. McKee are each subject to (i) non-disclosure and non-disparagement obligations, (ii) a two-year non-competition covenant if his or her employment is terminated in the absence of a change of control, provided that such period of restriction is reduced to one year (or eighteen months, in the case of Mr. Bramlage) if he or she is terminated without cause or he or she resigns for good reason, in each case, following a change of control, and (iii) a two-year non-solicitation covenant following his or her termination of employment.

Good Reason Definition

Good reason is defined in Messrs. Bramlage’s and Reynolds’ and Ms. McKee’s employment agreements as any of the following actions occurring after a change of control:

•	a decrease in base salary or target bonus;

•	a material decrease in aggregate employee benefits (or, with respect to Mr. Bramlage only, any decrease in pension benefit opportunities); or

•

diminution in title or substantial diminution in reporting relationship or responsibilities (other than solely as a result of a change of control in which the Company is no longer publicly held); or relocation of his or her principal place of business by 35 miles or more.

Messrs. Bramlage and Reynolds and Ms. McKee have twelve months to resign for good reason from the time he or she first becomes aware of the existence of good reason; provided that he or she must provide written notice that he or she is resigning for good reason within 90 days from the initial existence of good reason and the Company then has 30 days to cure the condition constituting good reason.

Mr. Kroeker

Termination without Cause in the Absence of a Change of Control

If we terminate Mr. Kroeker without cause, he will receive:

•	severance payments equal to his monthly base salary for 45 weeks made in the course of our normal payroll cycle;

•	participation in our basic medical and life insurance programs during the period over which he receives severance payments, with his share of premiums deducted from the severance payments;

•	continuation of his car allowance payments during the severance period; and

•	all of his vested stock options, with 90 days following termination of employment to exercise, with all other unvested equity awards automatically canceled.

Mr. Kroeker is not entitled to payment of any additional benefits or amounts upon resignation, including under circumstances that may typically be considered “good reason.”

Termination without Cause in Relation to a Change of Control

Mr. Kroeker is not entitled to any additional benefits under his employment agreement upon termination without cause after a change of control, other than severance benefits described above under “Termination without Cause in

62

the Absence of a Change of Control.”, except that Mr. Kroeker would also be entitled to accelerated vesting of outstanding equity-based awards (as described below under “Change of Control Vesting of Equity Awards”).

Termination for Cause / Resignation

Upon termination for cause or resignation for any reason, Mr. Kroeker is not entitled to any benefits under his employment agreement and all vested stock options (on termination for cause) and unvested equity awards held by him would be immediately canceled. With respect to Mr. Kroeker, termination for cause means termination of employment due to conviction or plea of guilty or nolo contendere to a felony, fraud or dishonesty, willful failure to perform his assigned duties, willful violation of our Business Conduct Policy or intentionally working against our best interests.

Retirement, Death or Disability

Mr. Kroeker does not receive any special severance benefits upon retirement, death or disability, other than those under life insurance policies in the case of death. With regard to his equity awards, upon retirement, death or disability, Mr. Kroeker is eligible to vest in one additional tranche of time-vesting equity awards and become vested in Performance Awards in the same manner as described above for Mr. Foss. In addition, vested stock options remain exercisable for one year following termination of employment due to death, disability or retirement. Beginning for awards granted in fiscal 2018, if Mr. Kroeker has been employed with the Company for at least five years, is at least 62 years old and gives the Company at least one year’s written notice of his intent to retire, then upon such a retirement with notice, the next two tranches of outstanding, unvested equity awards will remain outstanding and eligible to vest on their original terms (with the vesting of performance based equity incentives to remain subject to the achievement of the relevant performance condition), without regard to a requirement that Mr. Kroeker remain in service with the Company. Additionally, in such event of retirement with notice, any vested stock options granted beginning in fiscal 2018 would remain exercisable for up to three years following the later of such retirement with notice or applicable vesting date. Mr. Kroeker has notified the Company that he will retire on December 31, 2018.

Change of Control Vesting of Equity Awards

In the event of a change of control, Mr. Kroeker will receive the same treatment with respect to equity awards granted under the 2013 Stock Plan as described above for Mr. Foss.

280G Golden Parachute Provisions

Mr. Kroeker’s employment agreement does not contain any provisions relating to golden parachutes or Section 280G of the Internal Revenue Code.

Restrictive Covenants

Mr. Kroeker is subject to (i) non-disclosure and non-disparagement obligations, (ii) a one-year non-competition covenant and (iii) a two-year non-solicitation covenant after termination of employment for any reason.

Definition of Change of Control

Change of control is defined in each of our named executive officers’ agreements relating to employment and post-employment competition (other than Mr. Kroeker’s agreement) to include the following:

•	an entity or group other than us, our former Sponsors or one of our employee benefit plans acquires more than 50% of our voting stock;

•

the Company experiences a reorganization, merger or sale or disposition of substantially all of our assets or we purchase the assets or stock of another entity unless the shareholders prior to the transaction own at least 50% of the voting stock after the transaction and no person owns a majority of the voting stock (unless that ownership existed before the transaction); or

•

a majority of the members of the Board are replaced during any 12-month period and the new directors are not endorsed by a majority of the Board before the replacement or the replacement is not contemplated by our shareholders’ agreement (as in effect on the date such named executive officer entered into the employment agreement).

Estimated Benefits Upon Termination

The following table shows potential payments to our named executive officers under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving a termination of employment,

63

assuming a September 28, 2018, termination date and using the closing price of our common stock on the NYSE as of September 28, 2018 ($43.02). The named executive officers would also be eligible to receive their accrued deferred compensation (see “Nonqualified Deferred Compensation for Fiscal Year 2018”), which does not automatically accelerate upon a change of control, and the value of any vested stock options. Certain of the named executive officers have optional life insurance for which they pay 100% of the premium.

Name	Retirement ($)	Death(3) ($)	Disability ($)	Termination With Cause ($)	Termination Without Cause(4) ($)	Change Of Control(5) ($)

Foss(6)

Cash Payment (Lump Sum)	—	2,000,000	—	—		—

Cash Payment (Over Time)	—	—	—	—	10,303,800	10,303,800

Acceleration of Unvested Equity Awards(1)	15,723,642	15,723,642	15,723,642	—	6,899,366	31,037,656

Perquisites(2)	—	—	—	—	88,494	442,718

Total	15,723,642	17,723,642	15,723,642	—	17,291,660	41,784,174

Bramlage(7)

Cash Payment (Lump Sum)	—	2,000,000	—	—	—	—

Cash Payment (Over Time)	—	—	—	—	1,060,841	2,307,234

Acceleration of Unvested Equity Awards(1)	—	2,024,877	2,024,877	—	—	4,328,917

Perquisites(2)	—	—	—	—	60,505	234,165

Total	—	4,024,877	2,024,877	—	1,121,345	6,870,316

McKee(8)

Cash Payment (Lump Sum)	—	1,500,000	—	—	—	—

Cash Payment (Over Time)	—	3,351,276	—	—	1,050,348	3,872,612

Acceleration of Unvested Equity Awards(1)	1,898,641	1,898,641	1,898,641	—	—	3,915,520

Perquisites(2)	—	—	—	—	20,705	188,202

Total	1,898,641	6,749,917	1,898,641	—	1,071,053	7,976,334

Reynolds(9)

Cash Payment (Lump Sum)	—	2,000,000	—	—	—	—

Cash Payment (Over Time)	—	—	—	—	815,804	3,007,942

Acceleration of Unvested Equity Awards(1)	—	1,898,641	1,898,641	—	—	3,915,520

Perquisites(2)	—	—	—	—	60,505	197,591

Total	—	3,898,641	1,898,641	—	876,308	7,121,052

Kroeker(10)				—

Cash Payment (Lump Sum)	—	2,000,000	—	—	—	—

Cash Payment (Over Time)	—	—	—	—	474,999	474,999

Acceleration of Unvested Equity Awards(1)	—	1,311,585	1,311,585	—	—	2,762,238

Perquisites(2)	—	—	—	—	31,362	31,362

Total	—	3,311,585	1,311,585	—	506,361	3,268,599

(1)

Represents acceleration of unvested stock options, restricted stock units and performance based awards that would vest upon the occurrence of the specified event. Calculations are based upon the closing price of our common stock on the NYSE as of September 28, 2018 ($43.02).

(a)

Mr. Foss and Ms. McKee have attained the eligible retirement age of 60 under the 2013 Stock Plan and each has been employed by the Company or any of its subsidiaries for at least five years. Therefore, the accelerated vesting for equity awards on retirement would apply only to Mr. Foss and Ms. McKee where applicable.

64

(b)

In the case of death or disability of any named executive officer, amounts were calculated assuming that all time-vesting options and restricted stock units scheduled to vest in fiscal 2019 vest. With regard to unearned performance awards, amounts were calculated assuming target performance levels were achieved and proration applied if applicable.

(c)

In the case of Mr. Foss, upon a termination of Mr. Foss’s employment without cause or Mr. Foss’s resignation for good reason, in each case, in the absence of a change of control, all time-vesting stock options that would have vested during the 24-month period following his termination would vest immediately.

(d)

Unvested stock options, restricted stock units and performance stock units granted under the 2013 Stock Plan would become fully vested if the named executive officer is terminated without cause (or, if applicable, resigns for good reason) during the two-year period following the change of control (which, for purposes of this table, is assumed to have occurred on the last day of fiscal 2018).

(2)

The following assumptions were used in our calculation of the cost of perquisites in connection with termination of employment: a 6% increase annually for health insurance premiums, dental insurance premiums, vision insurance premiums and excess health, with 2018 used as the base year, and no increase annually for life and accident insurance premiums.

(3)

Includes amounts payable under the Survivor Income Protection Plan (for Ms. McKee), various term life insurance policies and accidental death and dismemberment policies for which we pay all or part of the premium, which amounts are reflected in the “Summary Compensation Table.”

(4)	For Mr. Foss, the “Termination Without Cause” column means termination without cause or resignation for Good Reason (as defined in his employment arrangements) in the absence of a change of control.

(5)

Cash payments and perquisites included in this column will only be paid to or received by the named executive officers if they are terminated without cause (or, if applicable, resign for good reason) following a change of control. Equity awards granted under the 2013 Stock Plan vest if the named executive officer is terminated without cause (or, if applicable, resigns for good reason) during the two-year period following the change of control. With regard to performance based equity, valuation is based on achieving target performance.

(6)

(a)

Mr. Foss has attained the eligible retirement age of 60 under the 2013 Stock Plan and has been employed by the Company or any of its subsidiaries for at least five years. Therefore, the accelerated vesting for equity awards on retirement would apply to Mr. Foss, where applicable.

(b)	Mr. Foss’s payout upon a change of control of the Company on September 28, 2018, would not be considered an excess parachute payment and subject to excise tax.

(c)

Included in Mr. Foss’s perquisites: (i) in the case of termination without cause or resignation for good reason are basic medical and life insurance coverage and a car allowance over a 24-month severance period; and (ii) in the case of termination without cause or resignation for good reason in connection with, or within three years following, a change of control, are health care, accident, disability and life insurance premiums for two years and a car allowance for 24 months, as well as outplacement benefits of 20% of his base salary.

(7)

(a)

Mr. Bramlage would incur excise tax if a change of control of the Company had occurred on September 28, 2018, as a portion of his payout would be considered an excess parachute payment. He is not entitled to a 280G gross up, but under the terms of his employment agreement, if his payout on a change of control would be considered an excess parachute payment, we would reduce his payments if that reduction (to avoid the excise tax) would result in him receiving a greater after tax amount than he would have received had he been paid the full amount and then paid the excise tax. If a change of control occurred on September 28, 2018, the total amount of $2,663,320 payable to Mr. Bramlage would be reduced by $1,365,597 to $1,463,311, which is reflected in the table. In the event that Mr. Bramlage’s payments were considered excess parachute payments, the Company would lose the deduction for all amounts it paid to Mr. Bramlage above the “base amount” as defined in the Internal Revenue Code.

(b)

Included in Mr. Bramlage’s perquisites: (i) in the case of termination without cause, are basic medical and life insurance coverage and a car allowance over an 18-month severance period; and (ii) in the case of termination without cause or resignation for good reason in connection with, or within two years following, a change of control, are health care, accident, disability and life insurance premiums for two years, a car allowance for 24 months and outplacement benefits of 20% of his base salary.

(8)

(a)

Ms. McKee has attained the eligible retirement age of 60 under the 2013 Stock Plan and has been employed by the Company or any of its subsidiaries for at least five years. Therefore, the accelerated vesting for equity awards on retirement would apply to Ms. McKee, where applicable.

(b)	Ms. McKee’s payout upon a change of control of the Company on September 28, 2018, would not be considered an excess parachute payment and subject to excise tax.

(c)

Included in Ms. McKee’s perquisites: (i) in the case of termination without cause, are basic life insurance coverage and a car allowance over an 18-month severance period; and (ii) in the case of termination without cause or resignation for good reason in connection with, or within three years following, a change of control, are health care, accident, disability and survivor insurance premiums for two years, a car allowance for 18 months, as well as outplacement benefits of 20% of her base salary.

(9)

(a)	Mr. Reynolds’ payout upon a change of control of the Company on September 28, 2018, would not be considered an excess parachute payment and subject to excise tax.

(b)

Included in Mr. Reynolds’ perquisites: (i) in the case of termination without cause, are basic medical and life insurance coverage and a car allowance over an 18-month severance period; and (ii) in the case of termination without cause or resignation for good reason in connection with, or within three years following, a change of control, are health care, accident, disability and life insurance premiums for two years, a car allowance for 18 months, and outplacement benefits of 20% of his base salary.

(10)	Included in Mr. Kroeker’s perquisites, in the case of termination without cause, are basic medical and life insurance coverage and receipt of a car allowance over a 45-week severance period.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we have calculated the ratio of the annual total compensation of our Chairman, President and CEO to that of our median

65

employee for fiscal 2018 (the “CEO pay ratio”). We identified our median employee by annualizing fiscal 2018 base cash compensation for our full-time and part-time employees (other than the CEO) globally who were employed on June 30, 2018, the first day of our 4th fiscal quarter. We chose base cash compensation as our consistently applied compensation measure, which we believe encompasses the principal method of cash compensation we use for our employees and provides a reasonable estimate of annual compensation for our employees. We included all full-time, part-time, seasonal and temporary workers employed on such date in the calculation other than approximately 5,300 employees in Mexico who were excluded using the de minimis exemption allowed by applicable SEC rules. The excluded employees represent less than 5% of our total global population of 246,537 as of June 30, 2018 consisting of 139,365 U.S. employees and 107,172 non-U.S. employees. Using this methodology, we identified our median employee in fiscal 2018 as a part-time food service worker in the U.S. We then calculated the fiscal 2018 total compensation of our median employee of $16,081 using the same methodology we used for our named executive officers as set forth in the Summary Compensation Table. The total compensation of the CEO as reported in the Summary Compensation Table is $15,958,908. Based on these calculations, the CEO pay ratio for fiscal 2018 was 992 to 1. This CEO pay ratio represents a reasonable good faith estimate, calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about Aramark common stock that may be issued under all of Aramark’s existing equity compensation plans as of September 28, 2018, including the 2013 Stock Plan and the 2007 Management Stock Incentive Plan (the “2007 Stock Plan”).

Plan Category	Number Of Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants And Rights(1)(2)	Weighted Average Exercise Price Of Outstanding Options, Warrants And Rights	Number Of Securities Remaining Available For Future Issuance (Excluding Securities Reflected In Column(a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders:	19,428,476	$24.86	9,317,459
Equity compensation plans not approved by security holders:	—	—	—
Total:	19,428,476	$24.86	9,317,459

(1)

Under the 2007 Stock Plan, options, restricted stock units and restricted stock were granted to employees of or consultants to the Company. Deferred stock units were granted to directors of the Company under the 2007 Stock Plan. As of December 12, 2013, no further grants were made or may be made under the 2007 Stock Plan. Under the 2013 Stock Plan, options, stock appreciation rights, restricted shares, restricted stock units, shares and deferred stock units and dividend equivalent awards may be granted, but the 2013 Stock Plan does not separately segregate the shares used for each type of award. As of September 28, 2018, 9,317,459 shares were available for grant under the 2013 Stock Plan.

(2)

In addition to shares issuable upon exercise of stock options, includes shares issuable upon the settlement of 190,266 deferred stock units; 2,214,663 restricted stock units; in each case issuable under the 2007 Stock Plan or the 2013 Stock Plan at a rate of one share for each unit. Also includes shares issuable upon the settlement of 1,839,729 performance awards issued under the 2013 Stock Plan at the maximum 200% payout rate (3,575,769 shares) where applicable. The deferred stock units, restricted stock units and performance stock units do not have an exercise price. Therefore, these awards are not included in the calculation of weighted average exercise price in column (b).

66

Certain Relationships and Related Transactions

Review of Related Party Transactions

The Board adopted a written Policy Regarding Transactions with Related Persons, which is administered by the Audit Committee, provided that in lieu of approval by the Audit Committee, any such transaction may be reviewed and approved or ratified by a committee of disinterested members of the Board. This policy applies to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000 and a Related Person (as defined in Item 404(a) of SEC Regulation S-K) has a direct or indirect material interest; provided, however, the Board has determined that certain transactions not required to be reported pursuant to Item 404(a) of SEC Regulation S-K are not considered to be transactions covered by the Policy. Under the policy, a related person transaction must be reported to the Company’s General Counsel and be reviewed and approved or ratified by the Audit Committee (or disinterested members of the Board) in accordance with the terms of the policy, prior to the effectiveness or consummation of the transaction, whenever practicable. The Audit Committee will review all relevant information available to it about the potential related person transaction. The Audit Committee, in its sole discretion, may impose such conditions as it deems appropriate on the Company or the Related Person in connection with the approval of the Related Person Transaction.

During fiscal 2018, the Company paid fees of $94,142 to an affiliate of FMR LLC for record keeping and administrative services for the Company’s non-qualified deferred compensation and equity plans and the Company’s qualified 401(k) plans paid an affiliate of FMR LLC $2,009,264 for record keeping and administrative services. We believe that the transactions described above were carried out on terms that were in the aggregate no less favorable to us than those that would have been obtained from an unrelated third party in transactions of similar size. From time to time in the ordinary course of our business we may enter into commercial transactions, including the sale and purchase of goods and services, on an arm’s-length basis with entities that, together with their affiliates, beneficially own five percent or more of our common stock. We believe that none of these transactions is significant enough to be considered material to either party.

67

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to the beneficial ownership, as of December 7, 2018, of (i) each individual or entity known by us to beneficially own more than five percent of the shares of our common stock, (ii) each of our named executive officers, (iii) each of our directors and director nominees and (iv) all of our directors and executive officers as a group. As of December 7, 2018, we had approximately 1,049 holders of record.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Except as otherwise indicated in the footnotes below, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares. Unless otherwise noted, the address of each beneficial owner is Aramark, 2400 Market Street, Philadelphia, Pennsylvania 19103.

Name of Beneficial Owner	Amount And Nature of Beneficial Ownership(1)	Percent of Class (%)
T. Rowe Price Associates, Inc.(2)	28,126,527	11.4%
The Vanguard Group(3)	20,359,012	8.2%
Capital Research Global Investors(4)	20,297,828	8.2%
BlackRock, Inc.(5)	13,588,423	5.5%
FMR LLC(6)	13,196,194	5.3%
Eric J. Foss(7)	6,812,580	2.7%
Lynn B. McKee(8)	1,048,743	*
Stephen R. Reynolds(9)	434,538	*
Stephen P. Bramlage, Jr.(10)	277,103	*
Harrald Kroeker(11)	230,771	*
Pierre-Olivier Beckers-Vieujant(12)	—	—
Lisa G. Bisaccia(13)	—	—
Calvin Darden(14)	—	—
Richard W. Dreiling(15)	—	—
Irene M. Esteves(16)	—	—
Daniel J. Heinrich(17)	3,750	*
Sanjeev K. Mehra(18)	24,550	*
Patricia B. Morrison(19)	8,407	*
John A. Quelch(20)	—	—
Stephen I. Sadove(21)	7,500	*
Directors and Executive Officers as a Group (16 Persons)(22)	8,888,438	3.5%

*	Less than one percent

(1)	As of December 7, 2018, we had 247,384,917 shares outstanding.

(2)

Information based on a Schedule 13G/A filed February 14, 2018 by T. Rowe Price Associates, Inc., reporting beneficial ownership by T. Rowe Price Associates, Inc., consisting of sole voting power with respect to 7,743,771 of these shares and sole dispositive power over all of these shares. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

68

(3)

Information based on a Schedule 13G/A filed February 12, 2018 by The Vanguard Group, reporting beneficial ownership by The Vanguard Group, and certain of its subsidiaries, consisting of sole voting power with respect to 186,595 of these shares, shared voting power with respect to 66,200 of these shares, sole dispositive power over 20,106,165 of these shares and shared dispositive power over 246,705 of these shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(4)

Information based on a Schedule 13G/A filed February 14, 2018 by Capital Research Global Investors, reporting beneficial ownership by Capital Research Global Investors, consisting of sole voting power and sole dispositive power over all of these shares. The address of Capital Research Global Investors is 333 South Hope Street, Los Angeles, CA 90071.

(5)

Information based on a Schedule 13G filed February 8, 2018 by BlackRock, Inc., reporting beneficial ownership by BlackRock, Inc. and certain of its subsidiaries, consisting of sole voting power of 11,772,923 of these shares and sole dispositive power over all of these shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(6)

Information based on a Schedule 13G/A filed February 13, 2018 by FMR LLC and Abigail P. Johnson, reporting beneficial ownership by FMR LLC, certain of its subsidiaries and affiliates and other companies, consisting of sole voting power with respect to 1,874,811 of these shares and sole dispositive power over all of these shares. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(7)

Shares shown as beneficially owned by Mr. Foss reflect 5,070,834 shares subject to stock options exercisable as of December 7, 2018 and 302,820 shares of unvested performance restricted stock (representing the maximum 200% payout rate).

(8)

Includes beneficial ownership of shares held by a general partnership for which Ms. McKee serves as a general partner and shares held in a trust over which Ms. McKee may be deemed to have investment control. Shares shown as beneficially owned by Ms. McKee reflect 680,588 shares subject to stock options exercisable as of December 7, 2018 and 37,560 shares of unvested performance restricted stock (representing the maximum 200% payout rate).

(9)

Shares shown as beneficially owned by Mr. Reynolds reflect 340,969 shares subject to stock options exercisable as of December 7, 2018, and 37,560 shares of unvested performance restricted stock (representing the maximum 200% payout rate).

(10)

Shares shown as beneficially owned by Mr. Bramlage reflect 173,925 shares subject to stock options exercisable as of December 7, 2018 and 37,560 shares of unvested performance restricted stock (representing the maximum 200% payout rate).

(11)

Shares shown as beneficially owned by Mr. Kroeker reflect 156,637 shares subject to stock options exercisable as of December 7, 2018 and 28,170 shares of unvested performance restricted stock (representing the maximum 200% payout rate).

(12)

Does not include 17,628 deferred stock units that are vested or will vest within 60 days of December 7, 2018, and that will convert to shares of common stock and be delivered to Mr. Beckers-Vieujant six months following his termination as a director.

(13)

Does not include 17,482 deferred stock units that are vested or will vest within 60 days of December 7, 2018, and that will convert to shares of common stock and be delivered to Ms. Bisaccia six months following her termination as a director.

(14)

Does not include 3,531 deferred stock units that are vested or will vest within 60 days of December 7, 2018, and that will convert to shares of common stock and be delivered to Mr. Darden six months following his termination as a director.

(15)

Does not include 20,667 deferred stock units that are vested or will vest within 60 days of December 7, 2018, and that will convert to shares of common stock and be delivered to Mr. Dreiling six months following his termination as a director.

(16)

Does not include 25,861 deferred stock units that are vested or will vest within 60 days of December 7, 2018, and that will convert to shares of common stock and be delivered to Ms. Esteves six months following her termination as a director.

(17)

Represents beneficial ownership of shares held through a trust over which Mr. Heinrich has investment control. Does not include 23,814 deferred stock units that are vested or will vest or within 60 days of December 7, 2018, and that will convert to shares of common stock and be delivered to Mr. Heinrich six months following his termination as a director.

(18)

Includes beneficial ownership of 12,275 shares held by an irrevocable gift trust and 4,910 shares held through a family foundation. Does not include 36,800 deferred stock units that are vested or will vest or within 60 days of December 7, 2018, and that will convert to shares of common stock and be delivered to Mr. Mehra six months following his termination as a director.

(19)

Represents 4,876 shares owned and 3,531 deferred stock units that are vested or will vest within 60 days of December 7, 2018, and that will convert to shares of common stock and be delivered to Ms. Morrison upon vesting on January 29, 2019.

(20)

Does not include 20,667 deferred stock units that are vested or will vest or within 60 days of December 7, 2018, and that will convert to shares of common stock and be delivered to Mr. Quelch six months following his termination as a director.

(21)

Does not include 23,814 deferred stock units that are vested or will vest or within 60 days of December 7, 2018, and that will convert to shares of common stock and be delivered to Mr. Sadove six months following his termination as a director.

(22)

Shares shown as beneficially owned by directors and executive officers as a group: (i) reflect 6,453,237 shares subject to stock options exercisable currently, or within 60 days of December 7, 2018; 3,531 deferred stock units that are vested or will vest within 60 days of December 7, 2018, that are described in footnote 20 above; and 443,670 shares of unvested performance restricted stock (representing the maximum 200% payout rate), that are described in footnotes 7 to 11; and (ii) does not include 190,264 deferred stock units that are vested or will vest within 60 days of December 7, 2018 that are described in footnotes 12 to 18 and 20 and 21 above.

69

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of our common stock to file reports of ownership and changes in ownership of such stock with the SEC. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all such forms they file. Based solely on a review of the copies of forms received by us and on written representations from certain reporting persons that no Form 5 was required to be filed, we believe our directors, executive officers and 10% beneficial owners complied during fiscal year 2018 with all applicable Section 16(a) filing requirements in a timely manner.

70

General Information

2019 ANNUAL SHAREHOLDERS MEETING

What is a proxy or proxy statement? What is included in the proxy materials?

A proxy is your legal designation of another person to vote the stock you own – that person is sometimes called “your proxy.” A proxy statement is a document that SEC regulations require us to provide to you when we ask you to sign a proxy designating someone to vote on your behalf.

The Board is soliciting your proxy to vote at the 2019 Annual Meeting of Shareholders (the “Annual Meeting”). You received proxy materials because you owned shares of Aramark common stock at the close of business on December 7, 2018, the record date, and that entitles you to vote at the Annual Meeting. Proxy materials are first being made available to shareholders on December 21, 2018.

Proxy materials include the Notice of Internet Availability, notice of annual meeting of shareholders, this proxy statement and our annual report for the year ended September 28, 2018 (the “Annual Report”). If you received a paper copy of the proxy materials, they also include a proxy card or voting instruction form. This proxy statement describes the matters on which the Board would like you to vote, and provides information about Aramark that we must disclose under SEC regulations when we solicit your proxy. You may refer to the Annual Report for financial and other information about us.

Your proxy will authorize specified persons, or proxies, to vote on your behalf at the Annual Meeting. We have designated two of our officers – Eric J. Foss and Stephen R. Reynolds – as proxies for the Annual Meeting. By use of a proxy, you can vote whether or not you attend the meeting in person.

When and where will the Annual Meeting be held?

We will hold the Annual Meeting at The Rittenhouse Hotel, 210 W. Rittenhouse Square, Philadelphia, Pennsylvania, 19103 on Wednesday, January 30, 2019, at 10:00 a.m. Eastern Standard Time subject to any adjournments or postponements. For directions to the meeting, you may contact our Investor Relations Department at Aramark, 2400 Market Street, Philadelphia, Pennsylvania, 19103, Attention: Investor Relations, telephone: (215) 409-7287, e-mail: investorrelations@aramark.com.

How can I get electronic access to the proxy materials?

The proxy materials are available for viewing on www.proxyvote.com. The Notice of Internet Availability or proxy card that you received also provides instructions on how to:

•	vote your shares; and

•	select a future delivery preference of paper or electronic copies of the proxy materials.

What is “householding”?

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single Notice of Internet Availability, annual report or proxy statement addressed to those shareholders. This process is called “householding.” This reduces the volume of duplicate information received at your household and helps to reduce costs. Your materials may be househeld based on your prior express or implied consent.

A number of brokerage firms with account holders who are Aramark shareholders have instituted householding. Once a shareholder has received notice from his or her broker that the broker will be householding communications to the shareholder’s address, householding will continue until the shareholder is notified otherwise or until one or more of the shareholders revokes his or her consent. Householding benefits both you and Aramark because it reduces the volume of duplicate information received at your household and helps Aramark reduce expenses and conserve natural resources.

If you would like to receive your own set of Aramark’s Notice of Internet Availability, proxy statement and annual report now or in the future, or if you share an address with another Aramark shareholder and together both of you would like to receive only a single set of Aramark’s proxy materials in the future, please contact your broker (if you hold your shares in “street name”) or write or call Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or (800) 542-1061. Be sure to indicate your name, the name of your brokerage firm or bank, and your account number(s). You can also request prompt delivery of a copy of the Notice of Internet Availability, proxy

71

statement and annual report by contacting Aramark’s Investor Relations Department at Aramark, 2400 Market Street, Philadelphia, Pennsylvania, 19103, Attention: Investor Relations, telephone: (215) 409-7287, e-mail: investorrelations@aramark.com.

What am I voting on at the Annual Meeting?

Proposal	Item	Board’s Vote Recommendation	Page
1	To elect the 10 director nominees listed herein to serve until the 2020 annual meeting of shareholders and until their respective successors have been duly elected and qualified	FOR nominees listed herein	9
2	To ratify the appointment of KPMG LLP as Aramark’s independent registered public accounting firm for the fiscal year ending September 27, 2019	FOR	26
3	To approve, in a non-binding advisory vote, the compensation paid to our named executive officers	FOR	29

Could other matters be decided at the Annual Meeting?

As of the date of this proxy statement, we did not know of any matters that will be brought before the Annual Meeting other than those described in this proxy statement. However, if any other matters properly come before the Annual Meeting, Mr. Foss and Mr. Reynolds will have the authority to vote shares represented by properly executed proxies in their discretion on such matters.

How many votes can be cast by all shareholders?

Each share of Aramark common stock is entitled to one vote on each of the directors to be elected and one vote on each of the other matters properly presented at the Annual Meeting. There is no cumulative voting in the election of directors. We had 247,384,917 shares of common stock outstanding and entitled to vote on December 7, 2018.

How many votes must be present to hold the Annual Meeting?

A quorum of shareholders is necessary to transact business at the Annual Meeting. A quorum exists if the holders of a majority of the shares of Aramark common stock entitled to vote at the Annual Meeting are present either in person or by proxy at the Annual Meeting. Abstentions and broker shares that include broker non-votes will be counted as present for purposes of determining whether a quorum exists. A broker non-vote occurs when shareholders who hold shares in street name do not provide voting instructions to the nominee that holds the shares and the nominee is not permitted to exercise voting discretion. Under the NYSE rules, a nominee may exercise its discretion to vote your shares in routine matters (Proposal 2 – Ratification of Independent Registered Public Accounting Firm) but not for non-routine matters (Proposals 1 and 3).

How many votes are needed to approve each proposal? How do abstentions or broker non-votes affect the voting results?

On May 2, 2018, the Board amended and restated the Company’s Amended and Restated By-laws (the “By-laws”) to provide for a majority voting standard in uncontested elections of directors. Under the By-laws, in an uncontested election, a director nominee must receive a majority of the votes cast for such nominee’s election (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee, with “abstentions” and “broker non-votes” not counting as a vote cast either “for” or “against” that nominee’s election) in order to be elected. Director nominees are required to agree to submit a resignation to the Board, which would be effective if the number of shares voted “against” a director exceeds the number of shares voted “for” such director in any election. In such an event, the Board shall decide, through a process managed by the Nominating and Corporate Governance Committee, whether to accept the resignation. A contested election will generally include any situation in which the Company receives a notice that a stockholder has nominated a person for election to the Board at a meeting of stockholders. A plurality voting standard continues to apply in contested director elections.

72

The following table summarizes the vote threshold required for approval of each proposal, assuming a quorum is present, and the effect on the outcome of the vote of abstentions and broker non-votes.

Proposal Number	Item	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	To elect the 10 director nominees listed herein to serve until the 2020 annual meeting of shareholders and until their respective successors have been duly elected and qualified	Majority of votes cast at the meeting upon the election	No effect	Not voted/No effect
2	To ratify the appointment of the independent registered public accounting firm	Majority of shares present and entitled to vote on the matter	Counted “Against”	No broker non-votes; shares may be voted by brokers in their discretion
3	To approve, in a non-binding advisory vote, the compensation paid to our named executive officers	Majority of shares present and entitled to vote on the matter	Counted “Against”	Not voted/No effect

Signed but unmarked proxy cards will be voted in accordance with the recommendation of the Board: “for” each of the director nominees listed herein, “for” Proposal No. 2 (Ratification of Appointment of Independent Registered Public Accounting Firm) and “for” Proposal No. 3 (Approval of Compensation Paid to Our Named Executive Officers).

How do I vote if I own shares as a record holder?

If your name is registered on Aramark’s shareholder records as the owner of shares, you are the “record holder.” If you hold shares as a record holder, there are four ways that you can vote your shares.

•

Over the Internet. Vote at www.proxyvote.com. The Internet voting system is available 24 hours a day until 11:59 p.m. Eastern Standard Time on Tuesday, January 29, 2019. Once you enter the Internet voting system, you can record and confirm (or change) your voting instructions.

•	You will need the 16-digit number included on your Notice of Internet Availability or your proxy card (if you received a paper copy of the proxy materials) to obtain your records and to vote.

•

By telephone. You can vote by calling 1-800-690-6903. The telephone voting system is available 24 hours a day in the United States until 11:59 p.m. Eastern Standard Time on Tuesday, January 29, 2019. Once you enter the telephone voting system, a series of prompts will tell you how to record and confirm (or change) your voting instructions.

•	You will need the 16-digit number included on your Notice of Internet Availability or your proxy card (if you received a paper copy of the proxy materials) in order to vote by telephone.

•

By mail. If you received a paper copy of the proxy materials, mark your voting instructions on the proxy card and sign, date and return it in the postage-paid envelope provided. If you received only a Notice of Internet Availability but want to vote by mail, the Notice includes instructions on how to request a paper proxy card. For your mailed proxy card to be counted, we must receive it before 11:59 p.m. Eastern Standard Time on Tuesday, January 29, 2019.

•	In person. Attend the Annual Meeting, or send a personal representative with a valid legal proxy.

How do I vote if my Aramark shares are held by a bank, broker or custodian?

If your shares are held by a bank, broker or other custodian (commonly referred to as shares held “in street name”), the holder of your shares will provide you with a Notice of Internet Availability or a copy of this proxy statement, a voting instruction form and directions on how to provide voting instructions. These directions may allow you to vote over the Internet or by telephone. Unless you provide voting instructions, your shares may not be voted on any matter except for ratifying the appointment of our independent auditors. To ensure that your shares are counted in the election of directors and the advisory vote on executive compensation, we encourage you to provide instructions on how to vote your shares.

73

If you hold shares in street name and want to vote in person at the Annual Meeting, you will need to ask your bank, broker or custodian to provide you with a valid legal proxy. You will need to bring the proxy with you to the Annual Meeting in order to vote. Please note that if you request a legal proxy from your bank, broker or custodian, any previously executed voting instruction form will be revoked and your vote will not be counted unless you vote in person at the Annual Meeting or appoint another valid legal proxy to vote on your behalf.

Can I change my vote or revoke my proxy?

Yes. You may change your vote or revoke your proxy at any time before it is voted at our annual meeting. If you are a record holder, you may:

•

Write to the Corporate Secretary at Aramark, 2400 Market Street, Philadelphia, Pennsylvania 19103. Your letter should contain the name in which your shares are registered, the date of the proxy you wish to revoke or change, your new voting instructions, if applicable, and your signature. Your letter must be received by the Corporate Secretary before 3:00 p.m. Eastern Standard Time on Tuesday, January 29, 2019;

•

Send a new proxy card with a later date than the card submitted earlier (which automatically revokes the earlier proxy). We must receive your new proxy card before 11:59 p.m. Eastern Standard Time on Tuesday, January 29, 2019;

•	Enter new instructions by telephone or Internet voting before 11:59 p.m. Eastern Standard Time on Tuesday, January 29, 2019; or

•	Vote in person (or send a personal representative with a valid proxy) at the Annual Meeting.

If you hold your shares in street name, you may:

•	Submit new voting instructions in the manner provided by your bank, broker or other custodian; or

•	Contact your bank, broker or other custodian to request a proxy to vote in person at the Annual Meeting.

Who will count the votes? Is my vote confidential?

Representatives of Broadridge Investor Communications Services (“Broadridge”) will tabulate the votes, and representatives of Broadridge will act as Inspectors of Election. The vote will be certified by the Company’s Inspector of Election. During the proxy solicitation period, the Company will receive vote tallies from time to time, but such tallies will provide aggregate figures rather than names of shareholders. Individual proxy voting and voting instructions will be kept confidential by Broadridge and will not be provided to the Company.

Who pays for the proxy solicitation and how will Aramark solicit votes?

Aramark pays the cost of preparing our proxy materials and soliciting your vote. We have engaged Okapi Partners LLC to assist with the solicitation of proxies for an estimated fee of $18,500 plus expenses. Aramark will reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred by them in forwarding proxy-soliciting materials to such beneficial owners. Proxies may be solicited on our behalf by our directors, officers, employees and agents, without additional remuneration, by telephone, electronic or facsimile transmission or in person.

Where can I find the voting results of the Annual Meeting?

We will publish the voting results of the Annual Meeting on a Current Report on Form 8-K filed with the SEC. The Form 8-K will be available online at www.Aramark.com within four business days following the end of our Annual Meeting.

IMPORTANT INFORMATION IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON

You must be able to show that you owned Aramark’s common stock on the record date, December 7, 2018, to gain admission to the Annual Meeting. Please bring to the meeting your Notice of Internet Availability, a printed proxy card or a brokerage statement or letter from your broker verifying ownership of Aramark shares as of December 7, 2018. You also must bring a valid government-issued photo ID. Registration will begin at 9:30 am Eastern Standard Time. Please note that you are not permitted to bring any cameras, recording equipment, electronic devices, large bags, briefcases or packages into the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on Wednesday, January 30, 2019: This proxy statement, along with our Annual Report for the fiscal year ended September 28, 2018, are available free of charge on www.proxyvote.com.

74

2020 ANNUAL SHAREHOLDERS MEETING

When do you expect to hold the 2020 annual meeting of Shareholders?

We expect to hold the 2020 annual meeting on or around January 29, 2020, at a time and location to be announced later. The Board may change this date in its discretion.

How can I submit a recommendation of a director candidate for the 2020 Annual Meeting of Shareholders?

Shareholders who wish to submit director candidates for consideration by the Nominating Committee for election at our 2020 Annual Meeting of Shareholders may do so by submitting in writing such candidates’ names, along with the other information set forth in our By-laws, to the Corporate Secretary, at Aramark, 2400 Market Street, Philadelphia, PA 19103. All director candidates recommended by shareholders will be evaluated in the same manner as all other director candidates, regardless of who recommended the candidate.

How can I nominate a director or submit a Shareholder proposal for the 2020 Annual Meeting of Shareholders?

Shareholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2020 Annual Meeting of Shareholders must submit their proposals to the Corporate Secretary, at Aramark, 2400 Market Street, Philadelphia, PA 19103. Proposals must be received on or before August 23, 2019. In addition, all shareholder proposals requested to be included in the Company’s proxy statement and proxy card must also comply with the requirements set forth in the federal securities laws, including Rule 14a-8, in order to be included in the Company’s proxy statement and proxy card for the 2020 Annual Meeting of Shareholders.

Pursuant to our proxy access By-law provision, a shareholder, or a group of up to 20 shareholders, that has continuously owned for three years at least 3% of the Company’s outstanding common shares, may nominate and include in the Company’s annual meeting proxy materials up to the greater of two directors or 20% of the number of directors serving on the Board, if the shareholder(s) and the nominee(s) meet the requirements specified in our By-laws. Notice of director nominations submitted under the proxy access By-law provision for the 2020 Annual Meeting of Shareholders must be received by the Corporate Secretary no earlier than October 2, 2019 and no later than November 1, 2019.

In addition, the Company’s By-laws establish an advance notice procedure with regard to certain matters, including nominations of persons for election as directors, to be brought before an annual meeting of shareholders. In accordance with our By-laws, for a matter not included in our proxy materials to be properly brought before the 2020 Annual Meeting of Shareholders, a Shareholder’s notice of the matter that the Shareholder wishes to present must be delivered to the Corporate Secretary, at Aramark, 2400 Market Street, Philadelphia, PA 19103, not less than 90 nor more than 120 days prior to the first anniversary of the 2019 Annual Meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the shareholder proposing such matters. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of our By-laws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than October 2, 2019, and no later than November 1, 2019. If the date of the 2020 Annual Meeting of Shareholders is more than 30 days earlier or later than the anniversary date of the 2019 Annual Meeting, notice must be received not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. Copies of the Company’s By-laws may be obtained free of charge by contacting our Investor Relations Department, at Aramark, 2400 Market Street, Philadelphia, Pennsylvania, 19103, Attention: Investor Relations, telephone: (215) 409-7287, e-mail: investorrelations@aramark.com.

Company Documents and Communications

How do I obtain copies of Aramark’s corporate governance and other company documents?

The Corporate Governance Guidelines, committee charters and Aramark’s code of ethics contained in its Business Conduct Policy are posted at www.aramark.com/investorrelations/corporategovernance. In addition, these documents are available in print without charge to any Shareholder who submits a written request to the Corporate Secretary at the address listed above.

75

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.aramark.com) and click on “Investor Relations”. Copies of our proxy statement, form of proxy and our Annual Report for the year ended September 28, 2018, including financial statements and schedules thereto, filed with the SEC, are also available without charge to shareholders upon written request addressed to: Investor Relations, Aramark, 2400 Market Street, Philadelphia, PA 19103. You may also contact our Investor Relations Department at Aramark, 2400 Market Street, Philadelphia, Pennsylvania, 19103, Attention: Investor Relations, telephone: (215) 409-7287, e-mail: investorrelations@aramark.com.

How can I communicate with the Board?

Shareholders and interested parties may contact any director, the Board, the Audit, Nominating or Compensation Committees, or the non-management or independent members of the Board as a group by addressing the particular person or group in care of the General Counsel of Aramark, 2400 Market Street, Philadelphia, PA 19103, who will forward such communications to the addressee.

76

Annex A

Reconciliation of GAAP and Non-GAAP Financial Measures

The Company reports its financial results in accordance with GAAP. However, management believes that certain non-GAAP financial measures provide additional financial information that is meaningful and uses these measures to help evaluate operational results and make financial, operating and planning decisions. We believe these non-GAAP measures should be considered by investors and others when reviewing the Company’s performance.

Selected Operational and Financial Metrics

Constant Currency Sales

Constant Currency Sales represents sales growth, adjusted to eliminate the impact of currency translation.

Legacy Business Sales

Legacy Business Sales represents sales excluding the impact of currency translation and the sales of AmeriPride and Avendra.

Adjusted Operating Income

Adjusted Operating Income represents operating income adjusted to eliminate the change in amortization of acquisition-related customer relationship intangible assets and depreciation of property and equipment resulting from the going-private transaction in 2007 (the “2007 LBO”); the impact of the change in fair value related to certain gasoline and diesel agreements; severance and other charges; share-based compensation; merger and integration charges and other items impacting comparability.

Adjusted Operating Income (Constant Currency)

Adjusted Operating Income (Constant Currency) represents Adjusted Operating Income adjusted to eliminate the impact of currency translation.

Adjusted Net Income

Adjusted Net Income represents net income attributable to Aramark stockholders adjusted to eliminate the change in amortization of acquisition-related customer relationship intangible assets and depreciation of property and equipment resulting from the 2007 LBO; the impact of changes in the fair value related to certain gasoline and diesel agreements; severance and other charges; share-based compensation; merger and integration charges; the effects of refinancings on interest and other financing costs, net; the impact of tax reform and other items impacting comparability, less the tax impact of these adjustments. The tax effect for adjusted net income for our U.S. earnings is calculated using a blended U.S. federal and state tax rate. The tax effect for adjusted net income in jurisdictions outside the U.S. is calculated at the local country tax rate.

Adjusted Net Income (Constant Currency)

Adjusted Net Income (Constant Currency) represents Adjusted Net Income adjusted to eliminate the impact of currency translation.

Adjusted EPS

Adjusted EPS represents Adjusted Net Income divided by diluted weighted average shares outstanding.

Adjusted EPS (Constant Currency)

Adjusted EPS (Constant Currency) represents Adjusted EPS adjusted to eliminate the impact of currency translation.

Covenant Adjusted EBITDA

Covenant Adjusted EBITDA represents net income attributable to Aramark stockholders adjusted for interest and other financing costs, net; provision (benefit) for income taxes; depreciation and amortization; and certain other items as defined in our debt agreements required in calculating covenant ratios and debt compliance. The Company also uses Net Debt for its ratio to Covenant Adjusted EBITDA, which is calculated as total long-term borrowings less cash and cash equivalents.

Free Cash Flow

Free Cash Flow represents net cash provided by operating activities less net purchases of property and equipment, client contract investments and other. Management believes that the presentation of free cash flow provides useful information to investors because it represents a measure of cash flow available for distribution among all the security holders of the Company.

We use Constant Currency Sales, Adjusted Operating Income (including on a constant currency basis), Covenant Adjusted EBITDA, Adjusted Net Income (including on a constant currency basis), Adjusted EPS (including on a

Annex-1

constant currency basis) and Free Cash Flow as supplemental measures of our operating profitability and to control our cash operating costs. We believe these financial measures are useful to investors because they enable better comparisons of our historical results and allow our investors to evaluate our performance based on the same metrics that we use to evaluate our performance and trends in our results. These financial metrics are not measurements of financial performance under generally accepted accounting principles, or GAAP. Our presentation of these metrics has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. You should not consider these measures as alternatives to sales, operating income, net income or earnings per share, determined in accordance with GAAP. Constant Currency Sales, Adjusted Operating Income, Covenant Adjusted EBITDA, Adjusted Net Income, Adjusted EPS and Free Cash Flow as presented by us, may not be comparable to other similarly titled measures of other companies because not all companies use identical calculations.

Explanatory Notes to the Non-GAAP Schedules

Amortization of acquisition-related customer relationship intangible assets and depreciation of property and equipment resulting from the 2007 Leveraged Buy-out – adjustments to eliminate the change in amortization and depreciation resulting from the purchase accounting applied to the January 26, 2007 going-private transaction executed with investment funds affiliated with GS Capital Partners, CCMP Capital Advisors, LLC and J.P. Morgan Partners, LLC, Thomas H. Lee Partners, L.P. and Warburg Pincus LLC as well as approximately 250 senior management personnel.

Share-based compensation – adjustments to eliminate compensation expense related to the Company’s issuances of share-based awards and the related employer payroll tax expense incurred by the Company when employees exercise in the money stock options or vest in restricted stock awards.

Severance and other charges – adjustments to eliminate severance expenses and other costs incurred in the applicable period related to streamlining initiatives ($36.6 million for fiscal 2018 and $18.4 million for fiscal 2017), adjustments to eliminate consulting costs incurred in the applicable period related to streamlining initiatives ($20.2 million for fiscal 2018 and $3.1 million for fiscal 2017), incurring duplicate rent charges to build out and ready the Company’s new headquarters while occupying its existing headquarters ($7.7 million for fiscal 2018) and other charges ($3.1 million for fiscal 2018 and $6.8 million for fiscal 2017).

Merger and Integration Related Charges - adjustments to eliminate merger and integration charges primarily related to the Avendra and AmeriPride acquisitions, including deal costs, costs for transitional employees and integration related consulting costs ($78.1 million for fiscal 2018) and other deal costs.

Gains, losses and settlements impacting comparability – adjustments to eliminate certain transactions that are not indicative of our ongoing operational performance, primarily for income/loss from prior years’ loss experience under our casualty insurance program ($14.9 million gain for fiscal 2018 and $6.5 million gain for fiscal 2017), pension plan charges ($5.0 million loss for fiscal 2018), charges related to a joint venture liquidation and acquisition ($7.5 million for fiscal 2018), expenses related to acquisition costs ($2.1 million for fiscal 2017), charges related to hyperinflation in Argentina ($3.8 million for fiscal 2018), certain consulting costs ($1.0 million for fiscal 2018 and $3.7 million for fiscal 2017), certain environmental charges ($5.0 million for fiscal 2018) and the impact of the change in fair value related to certain gasoline and diesel agreements ($0.2 million gain for fiscal 2018 and $0.4 million loss for fiscal 2017).

Effect of currency translation – adjustments to eliminate the impact that fluctuations in currency translation rates had on the comparative results by presenting the periods on a constant currency basis. Assumes constant foreign currency exchange rates based on the rates in effect for the prior year period being used in translation for the comparable current year period.

Effect of refinancing on interest and other financing costs, net – adjustments to eliminate expenses associated with refinancing activities undertaken by the Company in the applicable period such as third party costs and non-cash charges for the write-offs of deferring financing costs and debt discounts.

Effect of tax reform on provision for income taxes - adjustments to eliminate the impact of tax reform that is not indicative of our ongoing tax position based on the new tax policies and certain other adjustments.

Tax Impact of Adjustments to Adjusted Net Income – adjustments to eliminate the net tax impact of the adjustments to adjusted net income calculated based on a blended U.S. federal and state tax rate for U.S. adjustments and the local country tax rate for adjustments in jurisdictions outside the U.S.

Annex-2

Aramark and Subsidiaries

RECONCILIATION OF NON-GAAP MEASURES

ADJUSTED CONSOLIDATED OPERATING INCOME MARGIN

(Unaudited) ($ In thousands)

	Fiscal 2018	Fiscal 2017
Sales (as reported)	$15,789,633	$14,604,412
Operating Income (as reported)	$826,137	$808,057
Operating Income Margin (as reported)	5.23%	5.53%
Sales (as reported)	$15,789,633	$14,604,412
Effect of Currency Translation	(161,870)	—
Constant Currency Sales	$15,627,763	$14,604,412
Operating Income (as reported)	$826,137	$808,057
Amortization of Acquisition-Related Customer Relationship Intangible Assets Resulting from the 2007 LBO	37,756	57,585
Share-Based Compensation	89,465	67,089
Severance and Other Charges	67,577	28,328
Merger and Integration Related Charges	79,908	—
Gains, Losses and Settlements impacting comparability	7,578	912
Adjusted Operating Income	$1,108,421	$961,971
Effect of Currency Translation	(6,788)	—
Adjusted Operating Income (Constant Currency)	$1,101,633	$961,971
Adjusted Operating Income Growth since 2013	41.84%
Adjusted Operating Income Margin (Constant Currency)	7.05%	6.59%

	Fiscal 2016	Fiscal 2015
Sales (as reported)	$14,415,829	$14,329,135
Operating Income (as reported)	$746,314	$627,938
Operating Income Margin (as reported)	5.18%	4.38%
Sales (as reported)	$14,415,829	$14,329,135
Effect of Currency Translation	259,424	—
Effect of Acquisitions and Divestitures	(48,155)	(9,377)
Constant Currency Sales	$14,627,098	$14,319,758
Operating Income (as reported)	$746,314	$627,938
Amortization of Acquisition-Related Customer Relationship Intangible Assets and Depreciation of Property and Equipment Resulting from the 2007 LBO	78,174	110,080
Share-Based Compensation	59,358	72,800
Severance and Other Charges	41,736	66,545
Effect of Acquisitions and Divestitures	275	(421)
Gains, Losses and Settlements impacting comparability	13,447	3,793
Adjusted Operating Income	$939,304	$880,735
Effect of Currency Translation	12,407	—
Adjusted Operating Income (Constant Currency)	$951,711	$880,735
Adjusted Operating Income Margin (Constant Currency)	6.51%	6.15%

	Fiscal 2014	Fiscal 2013
Sales (as reported)	$14,832,913	$13,945,657
Operating Income (as reported)	$564,563	$514,474
Operating Income Margin (as reported)	3.81%	3.69%
Sales (as reported)	$14,832,913	$13,945,657
Effect of Currency Translation	(470,565)	(106,188)
Effect of Acquisitions and Divestitures	(3,774)	(25,477)
Constant Currency Sales	$14,358,574	$13,813,992
Estimated Impact of 53rd Week	(257,963)	—
Constant Currency Sales including Estimated Impact of 53rd Week	$14,100,611	$13,813,992
Operating Income (as reported)	$564,563	$514,474
Amortization of Acquisition-Related Customer Relationship Intangible Assets and Depreciation of Property and Equipment Resulting from the 2007 LBO	129,505	155,443
Share-Based Compensation	47,522	19,417
Effect of Currency Translation	(27,955)	(6,063)
Severance and Other Charges	53,554	113,464
Effect of Acquisitions and Divestitures	(71)	(5,992)
Branding	26,910	968
Initial Public Offering-Related Expenses, including share-based compensation	56,133	—
Gains, Losses and Settlements impacting comparability	1,911	(10,251)
Adjusted Operating Income (Constant Currency)	$852,072	$781,460
Adjusted Operating Income Margin (Constant Currency)	5.93%	5.66%

Annex-3

Aramark and Subsidiaries

RECONCILIATION OF NON-GAAP MEASURES

ADJUSTED NET INCOME & ADJUSTED EPS

(Unaudited) (In thousands, except per share amounts)

	12 Months Ended 9/28/2018	12 Months Ended 9/29/2017	12 Months Ended 9/30/2016	12 Months Ended 10/2/2015	12 Months Ended 10/3/2014	12 Months Ended 9/27/2013
Net Income Attributable to Aramark Stockholders (as reported)	$567,885	$373,923	$287,806	$235,946	$148,956	$69,356
Adjustment:
Loss from Discontinued Operations, net of tax	—	—	—	—	—	1,030
Amortization of Acquisition-Related Customer Relationship Intangible Assets and Depreciation of Property and Equipment Resulting from the 2007 LBO	37,756	57,585	78,174	110,080	129,505	155,443
Share-Based Compensation	89,465	67,089	59,358	72,800	47,522	19,417
Severance and Other Charges	67,577	28,328	41,736	66,545	53,554	113,464
Merger and Integration Related Charges	79,908	—	—	—	—	—
Effects of Acquisitions and Divestitures	—	—	275	(421)	(71)	(5,992)
Branding	—	—	—	—	26,910	968
Initial Public Offering-Related Expenses, including share-based compensation	—	—	—	—	56,133	—
Gains, Losses and Settlements impacting comparability	7,578	912	13,447	3,793	1,911	(10,251)
Effects of Refinancing on Interest and Other Financing Costs, net	17,773	31,491	31,267	—	25,705	39,830
Effect of Tax Reform on Provision For Income Taxes	(221,998)	—	—	—	—	—
Tax Impact of Adjustments to Adjusted Net Income	(77,032)	(69,039)	(87,025)	(102,485)	(128,442)	(118,694)
Adjusted Net Income	$568,912	$490,289	$425,038	$386,258	$361,683	$264,571
Effect of Currency Translation, net of tax	(4,798)	989	7,802	—	(18,171)	(3,941)
Adjusted Net Income (Constant Currency)	$564,114	$491,278	$432,840	$386,258	$343,512	$260,630

Earnings Per Share (as reported)
Net Income Attributable to Aramark Stockholders (as reported)	$567,885	$373,923	$287,806	$235,946	$148,956	$69,356
Diluted Weighted Average Shares Outstanding	253,352	251,557	248,763	246,616	237,451	209,370
	$2.24	$1.49	$1.16	$0.96	$0.63	$0.33
Earnings Per Share Growth (as reported)	50.34%	28.45%	20.83%	52.38%	90.91%

Adjusted Earnings Per Share
Adjusted Net Income	$568,912	$490,289	$425,038	$386,258	$361,683	$264,571
Diluted Weighted Average Shares Outstanding	253,352	251,557	248,763	246,616	237,451	209,370
	$2.25	$1.95	$1.71	$1.57	$1.52	$1.26
Adjusted Earnings Per Share (Constant Currency as reported in each respective year)
Adjusted Net Income (Constant Currency)	$564,114	$491,278	$432,840	$386,258	$343,512	$260,630
Estimated Impact of 53rd Week	—	—	—	—	(8,796)	—
Adjusted Net Income (Constant Currency) Including Estimated Impact of 53rd Week	$564,114	$491,278	$432,840	$386,258	$334,716	$260,630
Diluted Weighted Average Shares Outstanding	253,352	251,557	248,763	246,616	237,451	209,370
Adjusted Earnings Per Share (Constant Currency as reported in each respective year) Excluding Estimated Impact of 53rd Week	$2.23	$1.95	$1.74	$1.57	$1.45	$1.24
Adjusted Earnings Per Share (Constant Currency as reported in each respective year) Including Estimated Impact of 53rd Week	$2.23	$1.95	$1.74	$1.57	$1.41	$1.24
Adjusted Earnings Per Share Growth (Constant Currency)	14.36%	12.07%	10.83%	11.35%	13.71%
Adjusted Earnings Per Share Growth since 2013	78.57%

Annex-4

Aramark and Subsidiaries

RECONCILIATION OF NON-GAAP MEASURES

LEGACY BUSINESS SALES (CONSTANT CURRENCY)

(Unaudited) ($ in thousands)

12 Months Ended 9/28/2018
Sales (as reported)	$15,789,633
Effect of Currency Translation	(161,870)
Constant Currency Sales	15,627,763
Effect of AmeriPride and Avendra Acquisitions	(522,188)
Legacy Business Sales	$15,105,575

12 Months Ended 9/29/2017
Sales (as reported)	$14,604,412
Constant Currency Sales Growth	7.01%
Legacy Business Sales Growth	3.43%

Annex-5

FSC
www.fsc.org
MIX
Paper from
responsible sources
FSC® C132107

Aramark 2400 Market Street Philadelphia, Pa 19103 www.aramark.Com

ARAMARK 2400 MARKET STREET PHILADELPHIA, PA 19103	SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Standard Time on January 29, 2019. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Standard Time on January 29, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 so that it is received by 11:59 p.m. Eastern Standard Time on January 29, 2019.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E54094-P15457	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ARAMARK
The Board of Directors recommends you vote FOR each of the director nominees listed below.

1. Election of Directors

Nominees:	For	Against	Abstain

1a. Eric J. Foss	☐	☐	☐

1b. Pierre-Olivier Beckers-Vieujant	☐	☐	☐

1c. Lisa G. Bisaccia	☐	☐	☐

1d. Calvin Darden	☐	☐	☐

1e. Richard W. Dreiling	☐	☐	☐

1f. Irene M. Esteves	☐	☐	☐

1g. Daniel J. Heinrich	☐	☐	☐

1h. Patricia B. Morrison	☐	☐	☐

1i. John A. Quelch	☐	☐	☐

1j. Stephe I. Sadove	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2 and 3.	For	Against	Abstain

2. To ratify the appointment of KPMG LLP as Aramark’s independent registered public accounting firm for the fiscal year ending September 27, 2019.	☐	☐	☐

3. To approve, in a non-binding advisory vote, the compensation paid to the named executive officers.	☐	☐	☐

	Yes	No

Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

to be held on January 30, 2019:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

 — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — —

E54095-P15457

Aramark

Annual Meeting of Shareholders

January 30, 2019, 10:00 AM EST

This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) Eric J. Foss and Stephen R. Reynolds, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of Aramark that the undersigned is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, Eastern Standard Time, on January 30, 2019, at The Rittenhouse Hotel, 210 W. Rittenhouse Square, Philadelphia, Pennsylvania 19103, and any adjournment or postponement thereof and further authorizes such proxies to vote in his discretion upon such other matters as may properly come before such Annual Meeting and at any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations as indicated on the reverse side, and in the discretion of the proxy upon such other matters as may properly come before the Annual Meeting.

Continued and to be signed on reverse side